UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

CHARMING SHOPPES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHARMING SHOPPES, INC.

3750 STATE ROAD

BENSALEM, PENNSYLVANIA 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 24, 2010

We are pleased to give you this notice of our 2010 Annual Meeting of Shareholders:

Time and Date:	10:00 a.m. on Thursday, June 24, 2010 (eastern time)

Place:	Lane Bryant, Inc. 3344 Morse Crossing Road Columbus, OH 43219-3092

Items of Business:	1. To elect the eight (8) Director nominees identified in the accompanying Proxy Statement for a one-year term.

2. To approve the 2010 Stock Award and Incentive Plan.

3.      To hold an advisory vote to approve the compensation of the Charming Shoppes named executive officers, set forth in the Summary Compensation Tables of the Proxy Statement and accompanying narrative disclosure.

4. To ratify the appointment of Ernst & Young LLP as independent auditors of Charming Shoppes to serve for fiscal 2010.

5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

Record Date:	You are entitled to attend and vote at the Meeting if you were a holder of record of Common Stock at the close of business on April 26, 2010.

Company Reports:	Our Annual Report on Form 10-K for our fiscal year ended January 30, 2010 is included with these materials. Financial and other information concerning Charming Shoppes is included in our Annual Report.

Proxy Materials:	A Proxy Statement and Proxy Card are also included. If proxy materials are received by mail, a pre-paid postage-paid return envelope is enclosed.

Proxy Voting:	Your vote is important. Please read the Proxy Statement carefully and submit your proxy by mailing the enclosed Proxy Card or voting on the Internet (as described below) as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 24, 2010.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), the Company is making its Proxy Statement and its Annual Report on Form 10-K available electronically via the Internet. In accordance with the SEC rules, we are mailing to most of our shareholders, including beneficial holders of our shares, a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to electronically access this Proxy Statement and our Annual Report on the Internet and how to vote online. In general, shareholders who receive the Notice will not receive a paper copy of the proxy materials in the mail. The Notice contains instructions on how to request a paper copy of the proxy materials, including this Proxy Statement, our Annual Report and Proxy Card.

Please note that we may also send to certain shareholders, including certain registered holders of our shares, a paper copy of these proxy materials by mail. We will begin mailing the Notice to our beneficial holders on May             , 2010. We will begin to mail paper copies of this Proxy Statement, our Annual Report and form of Proxy Card to our registered holders on or about the same time we mail the Notice.

The Proxy Statement and our fiscal 2009 Annual Report on Form 10-K to Shareholders are also available at www.charmingshoppes.com/proxy2010.

By Order of the Board of Directors

Colin D. Stern
Secretary
May , 2010

CHARMING SHOPPES, INC.

3750 State Road

Bensalem, Pennsylvania 19020

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Charming Shoppes, Inc., a Pennsylvania corporation, of proxies to be voted at our 2010 Annual Meeting of Shareholders and at any adjournment of the meeting.

You are invited to attend our Annual Meeting of Shareholders (the “Meeting”) on June 24, 2010, beginning at 10:00 a.m. eastern time. The Meeting will be held at Lane Bryant’s offices, 3344 Morse Crossing Road, Columbus, Ohio 43219-3092.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), on May     , 2010, we mailed to most of our shareholders, including beneficial holders of our shares, entitled to vote at the Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing the instructions on how to electronically access on the Internet this Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended January 30, 2010 (“fiscal 2009”) and how to vote online. As used in this Proxy Statement the terms “fiscal 2008” and “fiscal 2007” refer to our fiscal years ended January 31, 2009 and February 2, 2008, respectively. The term “fiscal 2010” refers to our fiscal year which will end on January 29, 2011. In general, shareholders who receive the Notice will not receive a paper copy of the proxy materials in the mail. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. In addition, the Notice contains instructions on how shareholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Please note that we may also send to certain shareholders, including certain registered holders of our shares, entitled to vote at the Meeting, our proxy materials by mail. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, Proxy Card and our Annual Report on Form 10-K for our fiscal year ended January 30, 2010 are being mailed to these shareholders on May     , 2010. The Proxy Statement and our fiscal 2009 Annual Report on Form 10-K are also available at www.charmingshoppes.com/proxy2010.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, our shareholders will be asked to consider and act upon the following matters:

•	Election of the eight (8) Director nominees named in this Proxy Statement for a one-year term;

•	Approval of the 2010 Stock Award and Incentive Plan;

•	An advisory vote to approve the compensation of the Charming Shoppes named executive officers, as set forth in the Summary Compensation Tables and the accompanying narrative disclosure.

•	Ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2010; and

•	Such other business as may properly come before the Meeting or any adjournment thereof.

Who is entitled to attend and vote at the Meeting?

Only shareholders of record on April 26, 2010, the record date for the Meeting, are entitled to receive notice of and attend and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote. There is no cumulative voting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials?

        The SEC permits companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders the Notice instead of a paper copy of the proxy materials. All shareholders will be able to access the proxy materials online and may also request a paper copy of the proxy materials. Most shareholders that receive the Notice will not be mailed a paper copy of the proxy materials unless they request a copy. Instructions on how to access the proxy materials over the Internet and on how to request a paper copy of the proxy materials may be found on the Notice. In addition, the Notice contains instructions on how shareholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis. These instructions are also set out below. Unless the shareholder requests a paper copy of the proxy materials, a shareholder receiving the Notice will only be able to vote via the Internet.

Why didn’t I receive a notice about the Internet availability of the proxy materials?

We are providing some of our shareholders with paper copies of the proxy materials instead of the Notice. Shareholders who receive the proxy materials by mail will only be able to vote by mailing the Proxy Card enclosed with the Proxy Statement. If you want to receive an email copy of our proxy materials, you must request one, as described below.

If I only received a Notice of Internet Availability of Proxy Materials, how do I obtain a paper or email copy of the proxy materials?

If you want to receive a paper or e-mail copy of our proxy materials, you must request one. There is no charge to you for this. Please make your request on or before June     , 2010 to facilitate timely delivery. If you received only the Notice, you may request a copy of the proxy materials for this Meeting and all future meetings:

•	by Internet at www.proxyvote.com;

•	[by telephone at 1-800-579-1639; or]

•	by e-mail at sendmaterial@proxyvote.com.

If requesting proxy materials by e-mail, please send a blank e-mail with your 12-Digit Control Number (located on the Notice) in the subject line.

How do shareholders vote?

Shareholders of record on the record date may vote at the Meeting in person or by proxy.

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Voting by Internet. If you received the Notice, the website for Internet voting is in the Notice. Please follow the instructions contained in the Notice. Internet voting is available 24 hours a day, seven days a week through 11:59 p.m., on Wednesday, June 23, 2010. Alternatively, if you requested a paper copy of the proxy materials, you may also vote by mail by marking the Proxy Card enclosed with the paper copy, dating and signing it, and returning it in the postage-paid envelope provided.

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Voting by mail. If you received a paper copy of the proxy materials, you may vote only by mail by marking the Proxy Card enclosed with this Proxy Statement, dating and signing it, and returning it in the postage-paid envelope provided. If you received the Notice and wish to vote by mail, you must request a paper copy of the materials as discussed above.

Shareholders who hold their shares through a broker (in “street name”) must vote their shares in the manner prescribed by their broker.

If a shareholder gives a proxy, how are the shares voted?

Proxies received by us before the Meeting will be voted at the Meeting in accordance with your instructions. If you sign and return the enclosed Proxy Card or vote via the Internet, but do not give voting instructions, your shares will be voted by the Proxy Committee of the Board of Directors (the “Proxy Committee”) on each matter in accordance with the recommendation of the Board of Directors or, if no recommendation is made by the Board of Directors, in the discretion of the Proxy Committee. Thus, for example, if you do not give instructions, and a nominee for Director withdraws before the election (which is not now anticipated), your shares will be voted by the Proxy Committee for any substitute nominee as may be nominated by the Board of Directors. The Proxy Committee consists of Alan Rosskamm, our Chairman of the Board of Directors, and Michael Goldstein, a Director and Chair of our Compensation Committee.

Under the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees have the discretion, under the rules governing them, to vote such shares on routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is not a routine matter under the applicable rules, a “broker non-vote” occurs. Uncontested director elections had previously been treated as a routine matter under the rules that govern brokers, however, following recent amendments to these rules, uncontested director elections are now considered non-routine. Accordingly, if an account holder does not instruct the broker or nominee on how to vote in the uncontested director election (Proposal No. 1), a broker non-vote will occur. Consistent with the prior rules, approval of the 2010 Stock Award and Incentive Plan (Proposal No. 2) is a non-routine matter. Brokers and nominees will continue to have the discretion to vote any uninstructed shares on the advisory vote on compensation of the named executive officers (Proposal No. 3) and the ratification of Charming Shoppes’ independent registered public accounting firm (Proposal No. 4).

It is possible that matters other than those described above may be brought before shareholders at the Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement and the Notice, the Proxy Committee will vote your shares on the matter as recommended by the Board of Directors, or, if no recommendation is given, the Proxy Committee will vote your shares in their discretion. In any event, the Proxy Committee will comply with the rules of the SEC when exercising proxies on a discretionary basis.

How are proxies changed or revoked?

You may change any vote by proxy or revoke a proxy before it is exercised by (i) executing a proxy bearing a later date (1) by mail if you received the proxy materials by mail or (2) online if you received the Notice, (ii) filing with the Secretary of Charming Shoppes a notice of revocation or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not by itself revoke your proxy.

How many shares are outstanding and what constitutes a quorum?

At the close of business on April 26, 2010, the record date for the Meeting,             shares of Common Stock were outstanding. Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. Withheld votes and shares voted as “abstentions” or subject to broker non-votes will count for purposes of determining whether a quorum is present.

What vote is required to approve each item?

Election of Directors: The eight (8) nominees for election as Directors who receive the greatest number of votes will be elected as Directors. Under our Articles of Incorporation, cumulative voting is not permitted.

2010 Stock Award and Incentive Plan: Approval of the 2010 Stock Award and Incentive Plan requires the affirmative vote of a majority of the votes cast on the matter.

Advisory Approval of the Compensation of the Named Executive Officers: Approval of the compensation of the Charming Shoppes’ named executive officers, set forth in the Summary Compensation Tables and the accompanying narrative disclosure, is not binding on the Company. However, we value the opinion of our shareholders on all corporate governance matters, including executive compensation, and believe it is appropriate to ask that you approve the compensation on an advisory basis. Our Board of Directors will consider the results of this advisory vote in making future compensation decisions for our executives. Approval of the non-binding resolution requires the affirmative vote of a majority of the votes cast on the matter.

Ratification of the Appointment of Independent Auditor: Although we are not required to submit the appointment of our independent auditors to a vote of shareholders, we believe that it is appropriate to ask that you ratify their appointment. Ratification of the appointment of Ernst & Young LLP as our independent auditors requires the affirmative vote of a majority of the votes cast on the matter.

Other: Approval of any other matter that comes before the Meeting will require the affirmative vote of a majority of the votes cast on the matter.

Withheld votes, abstentions and broker non-votes will not be taken into account and will have no effect on the outcome of the election of Directors, because only the number of votes cast for each nominee is relevant, nor will withheld votes, abstentions or broker non-votes be taken into account or have any effect on the approval of other matters that may come before the Meeting because abstentions, withheld votes and broker non-votes are not equivalent to a negative vote.

What are the Board of Directors’ recommendations?

The Board of Directors unanimously recommends that you vote as follows:

FOR the eight (8) persons nominated by the Board as Directors for a one-year term.

FOR the approval of the 2010 Stock Award and Incentive Plan.

FOR the approval of the compensation of the Charming Shoppes named executive officers, set forth in the Summary Compensation Tables and the accompanying narrative disclosure, on a non-binding basis.

FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2010.

If you received our proxy materials by mail, you may vote using the Proxy Card enclosed with this Proxy Statement. If you received the Notice, you may vote via the Internet by following the instructions included on the Notice.

Other Information

We have enclosed our Annual Report on Form 10-K for fiscal 2009. No material contained in the Annual Report is to be considered a part of the proxy solicitation materials.

Our mailing address is Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020. Our corporate website address is www.charmingshoppes.com. The contents of our website are not incorporated by reference into this Proxy Statement.

DIRECTORS STANDING FOR ELECTION

At our 2008 Annual Meeting of Shareholders, our shareholders approved amendments to the Company’s Articles of Incorporation and By-laws to declassify our Board of Directors. Consequently, each Director elected at the 2010 Annual Meeting of Shareholders serves a one-year term until the 2011 Annual Meeting of Shareholders and until a successor has been selected or qualified or until his or her earlier death, resignation or removal.

Alan Rosskamm, a Director since 1992, was elected Non-Executive Chairman of the Board on June 26, 2008. On July 8, 2008, Dorrit J. Bern resigned from her position as President and Chief Executive Officer of Charming Shoppes and as a Director. Mr. Rosskamm was appointed Interim Chief Executive Officer of Charming Shoppes on July 10, 2008 and a search committee of the Board was constituted to recruit a permanent Chief Executive Officer.

On April 2, 2009, James P. Fogarty was appointed as President and Chief Executive Officer and was also elected by the Board as a Director of the Company to serve until the Meeting. In connection with Mr. Fogarty’s appointment, Mr. Rosskamm resigned as Interim Chief Executive Officer. Messrs. Rosskamm and Fogarty are among our nominees for election as Directors at the Meeting.

On April 9, 2010, the Board elected Bruce J. Klatsky as a member of the Board, effective May 6, 2010, to serve until the Meeting and until his successor has been elected and shall have been qualified. Mr. Klatsky is also among our nominees for election as Director at the Meeting.

Yvonne M. Curl and M. Jeannine Strandjord have decided not to stand for reelection. The Board is extremely grateful for their excellent service on behalf of the Company and its shareholders.

The number of Directors is currently set at ten (10). In accordance with our By-laws and in connection with the resignations of Ms. Curl and Ms. Strandjord, our Board of Directors has specified that as of the date of the Meeting, the number of Directors will be set at eight (8). Each director elected at the Meeting will serve for a one-year term until his or her successor shall have been duly selected and qualified. The Board has nominated the people listed below to serve as Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE BOARD’S NOMINEES FOR ELECTION AS DIRECTORS.

BIOGRAPHIES OF DIRECTORS AND NOMINEES FOR DIRECTOR

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board also believes that all of our director nominees have a reputation for integrity and honesty and adhere to high ethical standards. Each nominee has also demonstrated business acumen and an ability to exercise sound judgment and each has significant experience on other boards and board committees and/or as senior executives with large public companies. In particular, we value board members with experience in operations, finance, accounting and marketing, merchandising and sales and those with considerable educational backgrounds.

Other than James P. Fogarty, our President and Chief Executive Officer, each of the following Directors and nominees for Director is “independent” under the NASDAQ Global Select Market listing requirements and the standards set forth in our Principles of Corporate Governance. In addition, Yvonne M. Curl and M. Jeannine Strandjord, who served as Directors in fiscal 2009 but are not standing for reelection, are also independent under the applicable requirements and standards. Upon Mr. Rosskamm’s resignation as our Interim Chief Executive Officer, the Board undertook a review of Mr. Rosskamm’s independence and determined he was independent under these standards. For more information about our determination of independence, see “CORPORATE GOVERNANCE AT CHARMING SHOPPES—Board of Directors.”

ARNAUD AJDLER	Director Since 2008

Mr. Ajdler, 34, is a Senior Managing Director of Crescendo Partners, a value-oriented investment firm based in New York. He is also an adjunct professor at Columbia University Business School where he teaches a course in value investing. Mr. Ajdler currently serves on the boards of directors of the following public companies: (1) Destination Maternity Corporation, since March 2008, currently chairman of the Compensation Committee, and a member of the Nominating and Corporate Governance Committee; and (2) O’Charley’s Inc., since March 2008, currently a member of the Compensation and Human Resources Committee. He has also served on the boards of directors of the following other public companies within the last five years: (1) The Topps Company, from August 2006 until the sale of the Company in October 2007, member of the Audit Committee; (2) Hill International, Inc., from June 2006 until June 2009, member of the Governance and Nominating Committee; and (3) Rhapsody Acquisition Corp., from its inception in June 2006 until July 2008. From June 2004 until June 2006, Mr. Ajdler also served as Chief Financial Officer, a Director and the Secretary of Arpeggio Acquisition Corporation, an acquisition company. Arpeggio completed its business combination with Hill International Inc. in June 2006. Mr. Ajdler previously worked as a management consultant for the consulting company Mercer Management Consulting from 2000 until 2001. Mr. Ajdler received a B.S. in engineering from the Free University of Brussels, Belgium, an S.M. in Aeronautics from the Massachusetts Institute of Technology and an MBA from the Harvard Business School. In considering Mr. Ajdler for Director of the Company, the Board considered his strong business, financial and mergers and acquisitions background as well as his perspective obtained from serving on other public company boards of directors. Mr. Ajdler also brings to the Board the perspective of a major shareholder in our company.

MICHAEL C. APPEL	Director Since 2008

Mr. Appel, 60, has been a Director at AlixPartners LLP (“AlixPartners”), a global consulting agency that provides turnaround and crisis management, as well as enterprise improvement consulting services to boards of directors, management, creditors and shareholders, since 2010. From 2001 until 2010, Mr. Appel was a Managing Director at Quest Turnaround Advisors where he headed the Retail and Consumer Goods Practice. Representative clients included Skip’s Clothing and Kasper A.S.L., Ltd. (“Kasper”), a leading manufacturer of women’s apparel under the Kasper and Anne Klein brands. From 2002 until 2004, he served as financial advisor to the creditors committee in the Kasper Chapter 11 bankruptcy proceeding, for which he was recognized with the Turnaround Management Association’s Turnaround of the Year Award for 2004. From 2002 until 2003, he served as Chief Restructuring Officer and later as Interim Chief Executive Officer at HCI Direct, Inc. a leading U.S. direct marketer of women’s hosiery. Mr. Appel has served as the Interim Chief Executive Officer for specialty retailers such as Caswell-Massey Inc. in 1992, Ciro, Inc. in 1994, Laura Ashley N.A. in 1998, Levene’s and Palmer’s (a home furnishings retailer in New Zealand) in 1997 and Wilkes Bashford from March 2009 until the company was sold on November 30, 2009 in a Section 363 sale in connection with the company’s Chapter 11 proceeding. Mr. Appel began his career at retailer Bloomingdales in 1973, where he served in a variety of different merchandising positions and rose to serve as Divisional Merchandise Manager of Childrenswear until his departure in 1982. From 1983 until 1986, he was Vice President of Merchandising at retailer Fortunoff, and from 1986 until 1990, he was Executive Vice President and President of Hoffritz for Cutlery, an 80-store national specialty chain. He graduated from Brandeis University, Phi Beta Kappa, and received an MBA with Distinction from the Harvard Business School. Mr. Appel is a member of the board of directors of the LIM Fashion Education Foundation, and currently serves on our Compensation Committee and Corporate Governance and Nominating Committee. In considering Mr. Appel for Director of the Company, the Board considered his considerable experience managing and working with retail companies, especially companies facing internal and external challenges.

RICHARD W. BENNET, III	Director Since 2008

Mr. Bennet, 57, was the Vice Chairman of The May Department Stores Company from 2000 until 2002. Before his appointment as Vice Chairman, Mr. Bennet served in various executive management positions in other retailers including President and Chief Executive Officer of Kaufmanns and Famous Barr from 1997 until 1999 and from 1995 until 1996, respectively. Before holding these executive leadership positions, Mr. Bennet held a number of senior merchandising positions, such as General Merchandise Manager, at retailers such as Filene’s, from 1993 until 1994, Famous Barr, from 1987 until 1992, and May D & F in 1986. Mr. Bennet also served as President and Chief Executive Officer of Direct Holdings Worldwide, an international direct marketing business with a variety of holdings including Time Life Entertainment, from 2005 until 2007. Currently Mr. Bennet is Co-Chief Executive Officer of CCA Global Partners, a cooperative of independent retail stores providing buying service and infrastructure to 3,600 locations with revenues of over $10 billion, where he has worked since 2008. Mr. Bennet has also served on the board of directors of drugstore.com, inc., a leading online drug store and information site for health, beauty, personal care and pharmacy products, since 2007. Mr. Bennet has an MBA from Washington University, St. Louis. He has not served on the board of any other public company within the last five years. In considering Mr. Bennet for Director of the Company, the Board considered his extensive experience in the various executive management positions he has held in the retail sector and especially in apparel merchandising.

JAMES P. FOGARTY	Director Since 2009

Mr. Fogarty, 41, is our President and Chief Executive Officer. Before his appointment as President and Chief Executive Officer of the Company, Mr. Fogarty was a Managing Director of Alvarez & Marsal (“A&M”), an independent global professional services firm from August 1994 until his appointment in April 2009. He was also a member of A&M’s Executive Committee for North America Restructuring. During his tenure at A&M, Mr. Fogarty most recently served as President and Chief Operating Officer of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from September 2008 until he joined us. From September 2005 through February 2008, he was President and Chief Executive Officer of American Italian Pasta Company, the largest producer of dry pasta in North America. He served as the Chief Financial Officer at Levi Strauss & Co., a brand-name apparel marketer, from 2003 until 2005. From December 2001 through September 2003, he served as Senior Vice President and Chief Financial Officer of The Warnaco Group, a then $1.5 billion global apparel maker, which emerged from bankruptcy in early 2003 after completing a successful turnaround during his tenure. In considering Mr. Fogarty for Director of the Company, the Board considered his excellent credentials and past experience in retail as well as his current position with the Company.

MICHAEL GOLDSTEIN	Director Since 2008

Mr. Goldstein, 68 was employed by Ernst & Young (and its predecessor firms) from 1963 to 1979, including six years as an audit partner. Mr. Goldstein served as Chairman of the Toys “R” Us Children’s Fund from 2001 until 2006 and was Chairman of Toys “R” Us, Inc. from 1998 to 2001, Chief Executive Officer from August 1999 until January 2000, Vice Chairman and Chief Executive Officer from 1994 to 1998 and Chief Financial Officer from 1983 until 1994. Mr. Goldstein currently serves on the boards of directors of the following public companies: (1) 4 Kids Entertainment, Inc., since 2003, currently chairman of the Audit Committee and member of the Compensation Committee and Nominating and Governance Committee; (2) Martha Stewart Omnimedia, Inc., since 2004, currently Lead Director and member of the Audit Committee and the Compensation Committee; (3) Medco Health Solutions, Inc., since 2003, currently Lead Director, chairman of the Corporate Governance and Nominating Committee, and member of the Audit Committee and the Mergers and Acquisitions Committee; and (4) Pacific Sunwear of California, Inc., since 2004, currently chairman of the Audit Committee. Mr. Goldstein is also a director of various private companies and not-for-profit charitable organizations. He has also served on the boards of the following other public companies within the last five years: Bear Stearns & Co. from 2007 until 2008; Finlay Enterprises, Inc. from 1999 until 2006; and United Retail Group from 1999 until 2007. Mr. Goldstein has served as a Director of the Company since 2008 and is currently the Chairman of the Compensation Committee and a member of the Corporate Governance and Nominating Committee. In considering Mr. Goldstein for Director of the Company, the Board considered his experience and governance leadership roles on the boards of various other public companies, as well as his extensive background in finance, both as an audit partner and then as a finance executive and chief executive officer at a large public corporation.

KATHERINE M. HUDSON	Director Since 2000

Ms. Hudson, 63, is the retired Chairman of the board of directors, President and Chief Executive Officer of Brady Corporation (“Brady”), a global manufacturer of identification solutions and specialty industrial products. Ms. Hudson became President and CEO of Brady in 1994 after spending twenty-four years with Eastman Kodak Company an imaging technology products provider. Her career at Eastman Kodak Company included positions in systems analysis, supply chain, finance, corporate communications, investor relations, information technology and litigation operations. Her general management experience spanned both commercial and consumer product lines. Her last position at Eastman Kodak Company was as the Vice President and General Manager of Professional, Printing and Publishing Imaging, a business unit with $2.3 billion in revenues. Recruited to lead Brady, Ms. Hudson launched efforts to globalize the company, expanding its presence from eight countries to twenty-two. From 1994 until her retirement in 2003, Brady’s revenues doubled and its market capitalization tripled. Ms. Hudson has also served on the boards of directors of the following public companies within the last five years: (1) CNH Global, from 2004 until 2006, and previously served as Non-Executive Chairman; and (2) Ericsson, from 2006 until 2008. In addition to the Board of Directors of Charming Shoppes, Ms. Hudson has served on the board of directors of International Flavors and Fragrances, Inc. since 2008. In the past, Ms. Hudson has served on the Audit Committees of Case Corporation and CNH Global, the Compensation Committee of Apple Computer Corporation and all three committees of the Company, at various times. As Chief Information Officer at Eastman Kodak Company, she was honored by Information Week as the Chief Information Officer of the Year in 1991 and by CIO Magazine as one of the twenty-five most influential people in shaping the computer industry in 1992. In considering Ms. Hudson for Director of the Company, the Board considered her executive experience and governance leadership roles on other boards, as well as her extensive background in innovation, process organization and information technology.

BRUCE J. KLATSKY	Director Since May 2010

Mr. Klatsy, 61, was the Chief Executive Officer of Phillips-Van Heusen Corporation (“PVH”), an apparel and retail company whose brands include Calvin Klein, Geoffrey Bean, IZOD, Van Heusen, and G.H. Bass & Co., from 1992 until 2005 and served as the Chairman of the board of directors of PVH from 1994 until 2007. As Chief Executive Officer of PVH, Mr. Klatsky oversaw the operations and strategic direction of this multi-division NYSE-listed company with annual sales and royalties of approximately $2 billion, including licensing revenues attributable to a multi-billion dollar global brand licensing business. Under Mr. Klatsky’s leadership, PVH’s market capitalization grew from approximately $300,000,000 to more than $3,500,000,000. Mr. Klatsky joined PVH in 1971 as a merchandising trainee and subsequently held various management positions before being named President of PVH in 1987. After leaving his executive position at PVH, Mr. Klatsky co-founded LNK Partners, a private equity firm focused on investing in consumer and retail business such as Ariat and Au Bon Pain. Mr. Klatsky has served on the board of directors of Gazal Ltd., one of the largest publicly traded retail and apparel companies in Australia, since 2009, and currently serves as the Chairman. He also serves on the board of directors for a number of private and not-for-profit organizations and served on President Clinton’s White House Apparel Task Force, which addressed working conditions around the globe, and as an advisor on U.S. trade policy to the administrations of Presidents Reagan and Bush. Mr. Klatsky received his B.S., cum laude, from Case Western Reserve University and attended the Georgetown University Law Center in 1970 and 1971. In considering Mr. Klatsky for Director of the Company, the Board considered his extensive executive and management experience at a global retail company as well as his experience on other boards of directors.

ALAN ROSSKAMM	Director Since 1992

Mr. Rosskamm, 60, has served as the Chief Executive Officer of Breakthrough Charter Schools since November 1, 2009. Breakthrough Charter Schools is a non-profit charter management organization created to support the operation of four high performing public charter schools in Cleveland, Ohio. He served as our Interim Chief Executive Officer from July 10, 2008 until April 2, 2009. He was appointed as our Non-Executive Chairman of the Board on June 26, 2008. Mr. Rosskamm was the Chief Executive Officer of Jo-Ann Stores, Inc. (“Jo-Ann”), from October 1985 until August 2006, and Chairman of its board of directors from July 1992 until August 2006. Under his leadership, Jo-Ann became the nation’s leading retailer of fabrics and sewing supplies and one of the nation’s largest retailers of craft and floral products, operating 800 stores in 47 states. He continues as a member of Jo-Ann’s board of directors, where he has served since 1985. Since 2007, Mr. Rosskamm has been a director of PetSense, Inc., a start-up retailer with 32 pet stores serving smaller U.S. markets. He has not served on the board of any other public company within the last five years. In considering Mr. Rosskamm for Director of the Company, the Board considered his executive experience and governance leadership roles on other boards, as well as his extensive background in retail.

CORPORATE GOVERNANCE AT CHARMING SHOPPES

Our business is managed under the direction of our Board of Directors, in accordance with the Pennsylvania Business Corporation Law and our By-laws. Members of the Board of Directors are kept informed of our business through discussions with our Chief Executive Officer, and other officers, by reviewing materials provided to them and by participating in regular and special meetings of the Board of Directors and its committees. In addition, to promote open discussion among our non-employee Directors, our independent Directors regularly meet in executive sessions without the participation of management Directors. Our Directors are encouraged to, and do, attend continuing education programs on corporate governance practices from time to time.

Board of Directors

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. The foundation for our corporate governance is the Board’s policy that a substantial majority of the members of the Board of Directors should be independent. Our Principles of Corporate Governance Statement is available on our corporate website (www.charmingshoppes.com). We have reviewed internally and with our Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and current NASDAQ Marketplace Rules and NASDAQ Global Select Market listing requirements and the applicable Chicago Stock Exchange listing requirements regarding corporate governance policies and procedures. Our corporate governance documents comply with all applicable requirements.

The number of Directors is currently set at ten (10). In accordance with our By-laws and in connection with the resignations of Ms. Curl and Ms. Strandjord, our Board of Directors has specified that as of the date of the Meeting, the number of Directors will be set at eight (8). Seven (7) of the eight (8) Director nominees are, as well as Ms. Curl and Ms. Strandjord, who are not standing for reelection, non-employees, and the Board of Directors has determined that each of these seven (7) Director nominees, including Mr. Rosskamm, following his resignation as Interim Chief Executive Officer, as well as Ms. Curl and Ms. Strandjord, have no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, and that each meets the objective requirements for “independence” under the NASDAQ Marketplace Rules. Therefore, the Board of Directors has determined that each of these seven (7) Director nominees is “independent” under the standards currently set forth in the NASDAQ Global Select Market listing requirements and the standards set forth in our Principles of Corporate Governance. The only Director who is not independent is James P. Fogarty, our President and Chief Executive Officer. See also “Audit Committee” below.

On May 5, 2008, the Board of Directors amended the Company’s By-laws to separate the duties of Chairman of the Board and Chief Executive Officer and to require that the Chairman of the Board be independent. We separated the positions of Chairman of the Board and Chief Executive Officer at this time because the Board determined that this enhances the independence of the Board, increases the effectiveness of the Board’s oversight of management (as the Chairman is not a member of management himself), deters conflicts of interest and conflicts of function that may arise when the Chief Executive Officer is also the Chairman, and permits our Chief Executive Officer to devote a greater amount of time and concentration to the management and development of the Company and our business. The Board serves a vital role in the oversight of management and we believe that the Board is most effective in this role when led by an independent Chairman. Upon Mr. Rosskamm’s appointment to serve as the Company’s Interim Chief Executive Officer, while the Board of Directors searched for a suitable replacement, the By-laws were amended to permit Mr. Rosskamm to serve in such position while remaining as Chairman, which the Board of Directors believes was appropriate given the temporary nature of this executive appointment. On April 2, 2009, the Company appointed James P. Fogarty as President and Chief Executive Officer and elected him as a Director of the Company. Mr. Rosskamm remains the Non-Executive Chairman of our Board of Directors.

Each Director is required to disclose to the Board of Directors any direct or indirect material interest he or she may have in a transaction with us before we enter into the transaction, and to refrain from participating in any Board of Directors decision regarding the transaction. In addition, each Director and nominee for election as Director delivers to the Company annually a questionnaire that includes, among other things, information relating to any transactions in which both the Director or nominee, or their family members, and the Company participates, and in which the Director or nominee, or such family member, has a material interest.

Our Board of Directors has adopted a written policy which requires that any transaction involving the Company in which one of our Directors, nominees for Director, executive officers, or greater than five percent shareholders, or their immediate family members, has a material interest be approved or ratified by the Corporate Governance and Nominating Committee if the amount involved is at least $120,000. In determining whether to approve or ratify any such transaction, the disinterested members of the Corporate Governance and Nominating Committee must consider, in addition to other factors they deem appropriate, whether the transaction is on terms no less favorable to the Company than those available to an unaffiliated third party under the same or similar circumstances.

During fiscal 2009, our Board of Directors held sixteen meetings either in person or by conference telephone. Each member of the Board of Directors attended at least 75% of the total number of meetings of the Board of Directors and all committees on which he or she served. From time to time, the Board of Directors and Board Committees act by unanimous written consent.

Lead Independent Director

Until 2008, the positions of Chief Executive Officer and Chairman of the Board of Directors were combined, and the Board also had in place a Lead Independent Director, a position most recently filled by Katherine M. Hudson, to provide additional oversight. After the 2008 Annual Meeting of Shareholders, we amended our By-laws to separate the positions of Chairman of the Board of Directors and Chief Executive Officer and eliminated the role of Lead Independent Director.

Role of Board of Directors in Risk Oversight

Our Audit Committee and Compensation Committee are primarily responsible for overseeing the Company’s risk management process on behalf of the full Board. Our Corporate Governance and Nominating Committee is primarily responsible for overseeing the Company’s positions and practices regarding significant issues of corporate governance on behalf of the full Board. Our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee report to the full Board and our Board works with these committees to manage risks relating to accounting matters, financial reporting and legal and regulatory compliance, employment practices, our compensation and benefits programs, and corporate governance matters, among others. See “Audit Committee” and “Compensation Committee” below.

While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management process. Our Chief Executive Officer, who is also a Director and reports to the Board, advises the Board of specific risks facing the Company and works with the Board and, in particular, the Chairman to manage these risks, as necessary. We believe this division of responsibility is the most effective approach for addressing risks facing the Company and that our Board structure supports this approach.

Stock Ownership Guidelines

We have adopted Stock Ownership Guidelines that call for Directors, within five years of the adoption of guidelines on April 30, 2009 or within five years of their election to the Board of Directors, whichever is the later, to own at least 40,000 shares of the Company’s Common Stock. Deferred stock, restricted stock units and restricted stock are eligible toward meeting this ownership guideline. All directors who were required to comply with these guidelines by April  30, 2009 complied with the guidelines.

Committees of the Board of Directors

Our Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Administration Committee. On June 24, 2009, our Board of Directors dissolved the Finance Committee and its functions were assumed by the full Board. The charters of these Committees have been approved by our Board of Directors and (other than the Administration Committee which meets infrequently) are available on our corporate website (www.charmingshoppes.com). We will disclose any amendments to our committee charters on our website. Following the resignation of our former Chief Executive Officer on July 8, 2008, the Board appointed a CEO Search Committee to lead the search for a new Chief Executive Officer. The work of this committee has been completed and it has been disbanded.

The following table presents information regarding the membership of our standing Board Committees as of the date of this Proxy Statement:

Current Board Committee Membership

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	CORPORATE GOVERNANCE AND NOMINATING COMMITTEE	ADMINISTRATION COMMITTEE

Arnaud Ajdler	+		+	+

Michael C. Appel		+	+

Richard W. Bennet, III	+	+

Yvonne M. Curl	+		+X

James P. Fogarty				+

Michael Goldstein		+X	+

Katherine M. Hudson*	+		+	+

Alan Rosskamm				+

M. Jeannine Strandjord	+X	+

Number of Meetings in Fiscal 2009**	8	7	7	0

+	Member
X	Chairperson
*	Ms. Hudson was the designated Lead Independent Director before the appointment of Alan Rosskamm as the Non-Executive Chairman of the Board effective June 26, 2008.
**	The committees from time to time act by unanimous written consent.

Audit Committee

The Charter of the Audit Committee is reviewed annually by the Board of Directors and was most recently amended by our Board in fiscal 2010. The Audit Committee’s primary responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities to our shareholders and other constituencies. In furtherance of those oversight responsibilities, the Audit Committee’s primary duties are to (1) serve as an independent and objective party to monitor the quality, reliability and integrity of our accounting and financial reporting processes, including our internal control over financial reporting; (2) monitor our compliance with ethics policies and legal and regulatory requirements; (3) review and evaluate the qualifications, independence and performance of our independent auditors and internal auditors; (4) be directly responsible for the appointment, retention and compensation of the independent auditors, including pre-approving all audit and permissible non-audit services; (5) provide an open avenue of communication among and individually with the independent auditors, internal auditors, members of management and the Board of Directors and take appropriate actions resulting from these interactions; (6) review the scope of the audits to be conducted by the independent auditors and internal auditors and meet to discuss the results of their respective audits; (7) review with management, the independent auditors and our internal auditors the selection and disclosure of critical accounting policies and practices, significant financial reporting issues and judgments and estimates made in connection with the preparation of the financial statements and changes in accounting policies and practices and the effect on the financial statements; (8) review with management and the independent auditors our audited annual and unaudited quarterly financial statements before filing them with the SEC; and (9) review with management, the internal auditors and independent auditors, management’s assessment of internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Committee separately meets regularly with the Company’s chief accounting officer, director of internal audit (also known as Business Assurance and Advisory Services), General Counsel, our external auditors and management. The Committee chair regularly interacts with the director of Business Assurance and Advisory Services. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

The Board of Directors has determined that each member of the Audit Committee is independent, under the independence standards discussed above, and that each member meets the additional standards of independence applicable under the Sarbanes-Oxley Act of 2002 and related rules of the SEC and the NASDAQ Marketplace Rules and NASDAQ Global Select Market listing requirements. In addition, the Board of Directors has determined that Ms. Strandjord, currently the chairman of the Audit Committee, qualifies as an “audit committee financial expert” in accordance with the definition of “audit committee financial expert” set forth in Item 407(d)(5)(ii) of Regulation S-K, adopted by the SEC. Following Ms. Strandjord’s retirement from our Board of Directors, the Board expects to qualify another Director as an “audit committee financial expert” before the Meeting.

Compensation Committee

The Charter of the Compensation Committee is reviewed annually by the Board of Directors and was most recently amended by our Board in fiscal 2010. Under the Charter, the Compensation Committee must be composed of at least three independent Directors. The Compensation Committee is responsible for overseeing our compensation strategy and for the oversight and administration of our compensation programs, including our stock incentive plans. The Compensation Committee reviews and approves performance targets, eligibility, participation and award levels for incentive compensation plans; approves and reports to the Board of Directors on the administration of compensation plans and the compensation of executives at specified salary levels; approves and makes recommendations to the independent members of the Board of Directors regarding the compensation of the Chief Executive Officer; and selects participants and determines when options and other stock-based awards should be granted, the number of shares to be subject to each option or award, and other terms of the option or award.

In addition, the Compensation Committee monitors aggregate share usage under our stock incentive plans and potential dilution resulting from the granting of options or awards. It also makes all other determinations involved in the administration of these stock incentive plans. The Board of Directors has determined that each member of the Compensation Committee is independent under the independence standards discussed above. In making executive compensation decisions, the Compensation Committee is advised by an independent compensation consultant, Pearl Meyer & Partners, Inc. (“PM&P”). PM&P provides the Compensation Committee with information regarding market trends and practices as they relate to matters for which the Committee is responsible. PM&P conducts analyses and provides information to support the Compensation Committee’s decision-making with regard to specific matters as they arise. The only services that PM&P performs for the Company are for the Compensation Committee on executive compensation matters, and all such services are provided at the direction of the Compensation Committee. The Compensation Committee is also responsible for the assessment of risks relating to employment policies and the Company’s compensation and benefits programs, and works with the Board of Directors to manage such risks. To assist in satisfying these oversight responsibilities, the Compensation Committee confers with PM&P and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The Compensation Committee has the right to terminate the services of the compensation consultant at any time. The Compensation Committee’s Charter authorizes the Committee to delegate authority to a subcommittee, one or more members of the Compensation Committee or management.

The Compensation Committee retains PM&P directly, although in carrying out assignments, the Company’s Executive Vice President of Human Resources, General Counsel and Chief Financial Officer and their staffs often work with PM&P to provide compensation and performance data regarding the executives and the Company. In addition, PM&P may, in their discretion, seek input and feedback from management regarding their consulting work product before presentation to the Compensation Committee in order to confirm information, clarify data questions or other similar issues.

The Compensation Committee often requests our Chief Financial Officer, Executive Vice President of Human Resources and General Counsel to be present at Committee meetings where executive compensation and Company and individual performance are discussed and evaluated. These executives provide insight, suggestions or recommendations regarding executive compensation (other than their own) if present during these meetings or at other times. The Compensation Committee also meets with the Chief Executive Officer to discuss his or her own compensation package and recommendations for other executives. Decisions regarding compensation for the Chief Executive Officer must be approved by a majority of the independent Directors meeting in an “executive session.” Decisions regarding the compensation levels of the other executive officers are made solely by the Compensation Committee by votes that generally take place during the “executive session” portion of the Compensation Committee meetings, when members of management are not present.

Corporate Governance and Nominating Committee

The Charter of the Corporate Governance and Nominating Committee is reviewed annually by the Board of Directors and was most recently amended by our Board in fiscal 2010. The Corporate Governance and Nominating Committee: (1) develops, reviews and recommends to the Board of Directors corporate governance policies and principles for Charming Shoppes; (2) makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors; (3) recommends to the Board of Directors criteria regarding the personal qualifications required for Board of Directors membership and service on Board Committees; (4) establishes procedures for the nomination process and recommends candidates for election to the Board of Directors; (5) determines and recommends to the Board of Directors appropriate compensation for Directors; (6) evaluates the performance of the Board of Directors as a whole and prepares and supervises the Board’s and the various Committees’ performance self-evaluations on an annual basis; (7) evaluates Board practices and recommends appropriate changes to the Board of Directors; and (8) considers various other corporate governance issues, including those raised by shareholders and other constituents, and recommends appropriate responses to the Board of Directors. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is independent under the independence standards discussed above. As discussed above, under “Board of Directors,” our Board of Directors has adopted a written policy which requires that any transaction involving the Company in which one of our Directors, nominees for Director, executive officers, or greater than five percent shareholders, or their immediate family members, has a material interest be approved or ratified by the Corporate Governance and Nominating Committee if the amount involved is at least $120,000.

Administration Committee

The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors.

Director Nominations

Nominations for election as Directors are determined by the Board of Directors after recommendation by the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. Such suggestions, together with appropriate biographical information, should be submitted to the Corporate Secretary of the Company at 3750 State Road, Bensalem, Pennsylvania 19020. Candidates who have been suggested by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as other candidates. In the past, the Corporate Governance and Nominating Committee has retained a third party executive recruitment firm to assist the Committee members in identifying and evaluating potential nominees for the Board of Directors.

While we have not established minimum requirements for nominees for the Board of Directors, when considering candidates for the Board of Directors, the Corporate Governance and Nominating Committee and the Board consider a broad range of factors, including the candidate’s personal character, integrity, foresight, intelligence and judgment, as well as the mix of board experience, skills, perspectives and diversity that is most appropriate for Charming Shoppes. In considering nominees for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and the anticipated contributions an individual can make as a member of the Board. Although we do not have a formal diversity policy and do not have constituent or representative directors, diversity is one important factor, among many factors, in our nomination process. The Corporate Governance and Nominating Committee and Board of Directors considers a variety of factors including age, gender, race, executive and professional experience and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a shareholder in accordance with our By-laws relating to shareholder nominations. Our By-laws establish advance notice procedures for Director nominations, other than by or at the direction of the Board of Directors or Board committee. These procedures generally provide that a notice submitted by a shareholder for a proposed Director nominee must be given in writing to the Corporate Secretary of Charming Shoppes by the date on which a shareholder proposal would be required to be submitted to us in order to be set forth in our Proxy Statement, in accordance with SEC rules. See also “PROPOSALS FOR 2011 ANNUAL MEETING.”

This notice generally must, among other things, (1) identify the name and address of the nominating shareholder and nominee and any arrangements or understandings among them and any other third person regarding the nomination; (2) contain representations concerning: (a) the Common Stock ownership of the nominating shareholder, any beneficial owner and certain associated persons, (b) the number of shares held by potential nominees and the nominating shareholder’s intention to appear at the annual meeting and make the nomination, (c) any interest such persons have in the proposal, and (d) the extent to which the nominating shareholder, any beneficial owner and certain associated persons have hedged their positions in the Company; and (3) include all relevant information concerning the nominee and his or her relationship or transactions with Charming Shoppes that are required to be disclosed in the Proxy Statement pursuant to SEC rules. The notice of a proposed Director nominee by a shareholder should be submitted to the Corporate Secretary, Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020.

The full text of the relevant By-law provisions, which includes the full list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary.

Communications with Directors

The Board of Directors has established a process for shareholders and other interested parties to communicate directly with the Directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of Charming Shoppes’ Directors may send a letter to the following address:

Board of Directors (or name of individual Director)

c/o Corporate Secretary

Charming Shoppes, Inc.

3750 State Road

Bensalem, PA 19020

All such communications will be forwarded to the appropriate Director or Directors specified in such communications as soon as practicable.

Annual Meeting

It has been the longstanding practice of Charming Shoppes for all Directors to attend the annual meeting of shareholders. All Directors then in office were present at our last annual meeting.

Standards of Business Conduct

Charming Shoppes has had a written code of conduct for many years. Our Standards of Business Conduct apply to Charming Shoppes’ Directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. The Standards include guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Standards. The Standards of Business Conduct is available on Charming Shoppes’ website at www.charmingshoppes.com. Charming Shoppes intends to post any amendments to or waivers of its Standards of Business Conduct (to the extent applicable to Charming Shoppes’ Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) at this location on our website and also to disclose the waivers on a Form 8-K within the prescribed time period.

COMPENSATION OF DIRECTORS

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve as non-employee Directors on our Board of Directors. We set compensation for non-employee Directors at a level that reflects the significant amount of time and high skill level required of Directors in performing their duties to the Company and to our shareholders. The table below summarizes the compensation paid or earned by the Company’s current and former non-employee Directors during fiscal 2009, which ended on January 30, 2010. For a discussion of the compensation, stock awards and any deferred compensation of our Chairman of the Board (and our former Interim Chief Executive Officer), Alan Rosskamm, refer to “COMPENSATION OF EXECUTIVE OFFICERS – Summary Compensation Table.”

DIRECTOR COMPENSATION

FISCAL 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Arnaud Ajdler	75,500	135,000	210,500

Michael C. Appel	72,500	135,000	207,500

Richard W. Bennet, III	73,250	135,000	208,250

Yvonne M. Curl (2)	76,000	135,000	211,000

Pamela Davies (3)	34,000	135,000	169,000

Michael Goldstein	85,000	135,000	220,000

Charles T. Hopkins (3)	40,500	135,000	175,500

Katherine M. Hudson	66,500	135,000	201,500

M. Jeannine Strandjord (2)	74,750	135,000	209,750

(1)	The amounts reported in the “Stock Awards” column represent the grant date fair value of the cash settled restricted stock units (“CRSUs”) granted to each Director during fiscal 2009 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. For information regarding significant factors, assumptions and methodologies used in our computations, see Note 1, “Summary of Significant Accounting Policies: Stock-based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010. The amounts reflected include only Time-Based Awards. In fiscal 2009, each non-employee Director received a grant of 37,604 CRSUs. As of January 30, 2010, each Director had 37,604 CRSUs that remained subject to a risk of forfeiture. Except for Mr. Bennet, Ms. Curl, Ms. Hudson and Ms. Strandjord, all of the other Directors elected to defer these CRSUs upon vesting. Upon deferral, the CRSUs may be settled in stock.

(2)	Ms. Curl and Ms. Strandjord are not standing for reelection at the Meeting.

(3)	Dr. Davies and Mr. Hopkins served as Directors through the 2009 Annual Meeting of Shareholders and did not stand for reelection at that meeting.

Cash Compensation Paid to Board Members

Non-employee Directors receive compensation for their services. The pay level and structure of our Board compensation program was developed in consultation with the Committee’s independent compensation consultants, Pearl Meyer & Partners (“PM&P”). An annual cash retainer of $50,000 is paid to each non-employee Director for Board service, other than our Non-Executive Chairman of the Board who receives an annual cash retainer of $100,000. Each non-employee Director who serves as a chair of a standing committee also receives an annual cash retainer to recognize the additional work required of the chair function. The retainer for the Chair of the Audit Committee is $10,000 annually. The retainer for the other chairs of a standing committee is $5,000. Each non-employee Director also receives a meeting fee of $1,500 per Board meeting attended and $750 per Board update telephonic meeting attended. No committee meeting fees are payable to Committee members except for members of the CEO Search Committee. A special CEO Search Committee was established effective July 1, 2008 to recruit a permanent chief executive officer for the Company. The retainers for the Chair of the CEO Search Committee and for each member of that Committee were $4,000 per month and $2,500 per month, respectively. The CEO Search Committee was disbanded on April 2, 2009 when James P. Fogarty became our President and Chief Executive Officer and was elected as a Director. Non-employee Directors are reimbursed for certain business expenses, including their travel expenses in connection with Board and committee meeting attendance and their attendance at Director education programs.

Share Plan for Non-Employee Directors

Under our 2003 Non-Employee Directors Compensation Plan, each non-employee Director receives an automatic annual grant of CRSUs equal to $135,000 divided by the closing price of the Company’s stock on the date of each annual meeting of shareholders. 37,604 CRSUs granted to each Director following our 2009 Annual Meeting of Shareholders were payable in cash (payable in shares if deferred). On May 7, 2008, our compensation plan was amended so as to provide for RSUs payable in cash in view of the limited number of shares of Common Stock available for issuance under our 2003 Non-Employee Directors Compensation Plan. These CRSUs vest on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control. In addition, if a non-employee Director has a mandatory retirement or a voluntary termination, CRSUs will vest on a pro rata basis, proportionate to the part of the year during which the non-employee Director served, with the remainder of the CRSUs forfeited unless otherwise determined by the Board of Directors. Unvested CRSUs will be forfeited if a non-employee Director is removed from service.

Our non-employee Director compensation program is summarized in the table below:

Pay Element	Amount

Non-Executive Chairman of the Board	$100,000 per year

Cash for Board Service

• Cash Retainer	$50,000 (paid to all Directors other than the Non-Executive Chairman)

• Per Meeting Fee	$1,500 per meeting ($750 for update telephonic meetings)

Equity for Board Service

• Restricted Stock Units	$135,000 RSU value per year

Cash for Committee Service (except for CEO Search Committee)

• Committee Chair Annual Retainer	$10,000 for Audit Committee (additional); $5,000 for other Committees (additional)

• Committee Members	$0

• Per Meeting Fee	$0

Cash for CEO Search Committee Service

• Committee Chair Monthly Retainer	$4,000

• Committee Member Monthly Retainer	$2,500

Deferral of Cash Fees

A non-employee Director may elect to defer any cash fee into deferred shares of Common Stock or a cash-denominated deferred compensation amount. Fees are converted into deferred shares at 100% of the fair market value of shares of Common Stock on the date of conversion. Investment alternatives for cash-denominated deferred compensation balances are mutual funds which are the same as those available to management in the Company’s Variable Deferred Compensation Plan for Executives, described below under the caption “Nonqualified Deferred Compensation for Fiscal 2009.” Mr. Rosskamm deferred a portion of his cash fees for Board service for fiscal 2009 under this plan.

Employee Directors

Mr. Rosskamm ceased to receive compensation for his services as a Director, Chairman of the Board or as a member of any Committee of the Board of Directors when he was appointed as our Interim Chief Executive Officer. Following the appointment of James P. Fogarty as President, Chief Executive Officer and Director on April 2, 2009, Mr. Rosskamm resigned as Interim Chief Executive Officer, but remains as the Company’s Non-Executive Chairman of the Board. In fiscal 2009, he was eligible to receive compensation for his service as a Director. Mr. Fogarty will not receive any compensation for his services as a Director.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the Board of Directors (the “Committee”) administers our compensation programs. Working with management and its own outside compensation consultant, the Committee has developed a compensation and benefits strategy designed to reward the performance, behaviors and culture that we believe will drive long-term success. For a discussion of the Committee’s roles, responsibilities and a discussion of the role of executive officers in setting compensation, see “CORPORATE GOVERNANCE AT CHARMING SHOPPES—Compensation Committee.”

As used in this Proxy Statement the terms “fiscal 2009,” “fiscal 2008,” and “fiscal 2007” refer to our fiscal years ended January 30, 2010, January 31, 2009, and February 2, 2008, respectively. The term “fiscal 2010” refers to our fiscal year which will end on January 29, 2011.

For fiscal 2009, our named executive officers were:

•	James P. Fogarty – President and Chief Executive Officer;

•	Alan Rosskamm – Former Interim Chief Executive Officer;

•	Eric M. Specter – Executive Vice President and Chief Financial Officer;

•	Joseph M. Baron – Executive Vice President and Chief Operating Officer;

•	Jay H. Levitt – President – Fashion Bug; and

•	Brian P. Woolf – President – Lane Bryant.

Recent Developments

The following are highlights of some of the compensatory actions recently taken by the Company, which provide context for the Compensation Discussion and Analysis that follows:

•

We are providing our shareholders with the opportunity at our Meeting to vote on an advisory resolution, proposed by us, to ratify the compensation of the named executive officers set forth in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table. While the Committee will consider the results of the vote in making future compensation decisions, this vote will be non-binding and will not directly affect any compensation paid or awarded to any named executive officer. See “ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.”

•

On April 2, 2009, James P. Fogarty was appointed as the Company’s President, Chief Executive Officer and Director, replacing Alan Rosskamm who had acted as Interim Chief Financial Officer from July 2008 through April 2009. A more detailed discussion of Mr. Fogarty’s compensation is set forth below under “Chief Executive Officer Compensation.”

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On March 8, 2010, the Company received notice from Joseph M. Baron of his retirement as Executive Vice President and Chief Operating Officer of the Company, which is expected to be effective in May, 2010. The Company is currently searching for Mr. Baron’s successor.

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The Board of Directors adopted a recoupment policy in fiscal 2010 which permits the Company to cancel or “clawback” annual incentive compensation if the basis upon which it was paid or awarded is later shown to be materially inaccurate.

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In light of the ongoing global economic downturn and, in particular, the sustained decline in retail sales, the Company continued to implement cost-saving measures with regard to its compensation program including no base salary increases for the named executive officers during fiscal 2009.

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No bonuses were paid under our annual incentive plan to the named executive officers with respect to fiscal 2007 or 2008. In recognition of the challenges faced by the Company, however, and as an incentive to induce them to join the Company, both Mr. Fogarty and Mr. Levitt were guaranteed certain bonuses as part of their employment arrangements with the Company even if target levels of performance were not achieved in fiscal 2009. In addition, Mr. Specter was awarded a discretionary bonus in fiscal 2010 for his efforts in facilitating the sale of the Company’s credit card business and Mr. Rosskamm was awarded a discretionary bonus for his service to the Company while the Company searched for a permanent chief executive officer in fiscal 2009.

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In fiscal 2009, the Committee awarded to eligible employees annual long-term incentive grants with significantly lower grant date fair values than the grants made to employees who were eligible in fiscal 2008. On average, the grants made in fiscal 2009 under the long-term incentive plan were approximately 50% lower than the value of those in fiscal 2008 (measured as of the grant dates).

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On February 13, 2009, we suspended Company matching contributions to our deferred compensation plan (the Variable Deferred Compensation Plan, or “VDCP”) and our 401(k) Plan beginning April 2009 through December 31, 2009. These suspensions are expected to continue through fiscal 2010.

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The Board of Directors discontinued the Charming Shoppes, Inc. Supplemental Executive Retirement Plan (“SERP”) as of December 31, 2008. The annual cost savings of this action was approximately $1,000,000, and the total value of the accounts subject to participant elections was approximately $4,100,000. All account balances under the SERP are being paid out to the participants. The discontinuance of the plan does not affect the Company’s deferred compensation program, which is continuing.

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The Company has amended its executive severance agreements with its named executive officers and other senior officers of the Company. Among other things, the amended agreements reduced the amount of severance that executives would receive in the event of a termination of employment within 24 months after a change in control, eliminated the Company’s obligation to make gross up payments for excise taxes imposed on the executives under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and provided for severance payments upon certain involuntary terminations of employment not in connection with a change in control. See “Severance and Change in Control Benefits”.

Compensation Objectives, Design and Strategy

The primary objectives of Charming Shoppes’ executive compensation structure are to assure that our executive compensation and benefit programs:

•	are effective in driving performance to achieve financial goals and create shareholder value without encouraging inappropriate or excessive risk-taking;

•	reflect our unique, entrepreneurial and customer-focused orientation;

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help us to attract and retain talented executives by providing competitive compensation opportunities as compared to retail industry organizations and other companies that represent the market for high caliber executive talent;

•	are cost-efficient and fair to employees, management and shareholders; and

•	are well-communicated and understood by program participants.

The Committee designed our compensation program, in consultation with the Committee’s own outside compensation consultant, to reflect our entrepreneurial business strategy. This means that executives with business unit responsibility, such as our brand Presidents, are measured primarily upon the results of their units. At the corporate level, entrepreneurship means that executives are measured on our overall results and on other objective goals.

Our compensation strategy is to place a major portion of targeted total compensation at risk in the form of annual and long-term incentive programs and to provide competitive compensation opportunities tied to performance. This means that the Committee assesses the relative pay opportunities vis-à-vis relative performance and that for senior executives the majority of their target total compensation should be contingent upon their meeting the performance goals set for them by the Committee. As shown in the Summary Compensation Table, the base salaries of our named executive officers, other than Mr. Fogarty and Mr. Rosskamm, represented between 52% and 70% of actual total compensation for fiscal 2009 (calculated in accordance with the Securities and Exchange Commission rules governing that Table). For a discussion of Mr. Fogarty’s and Mr. Rosskamm’s compensation, see “—Chief Executive Officer Compensation” and “—Former Interim Chief Executive Officer Compensation,” respectively. In part, the salaries of Mr. Baron, Mr. Specter and Mr. Woolf represented a relatively higher percentage of their actual total compensation for fiscal 2009, as compared to Mr. Fogarty and Mr. Levitt, because these named executive officers did not receive an annual bonus for the year. Additionally, the salaries represented a relatively higher percentage of the actual total compensation for fiscal 2009, as compared to fiscal 2008 and 2007, because long-term incentive grant values were significantly lower in an effort to manage share utilization.

We intend the combination of incentive compensation to balance short-term operational objectives, such as the achievement of annual operating earnings targets (income before taxes and excluding one time items) and long-term strategic goals, such as return on investment for shareholders. As a percentage of base salary, the target annual cash incentive opportunity for the Chief Executive Officer is 150% and 50% for all other named executive officers. Target long-term incentive opportunities vary from year to year, based on the Committee’s assessment of market practices, share utilization strategies, and stock price performance. For fiscal 2009, target opportunities for our named executive officers, other than Mr. Rosskamm and Mr. Fogarty, ranged from approximately 26% to 60% of base salary. For a discussion of Mr. Fogarty and Mr. Rosskamm’s target long-term incentive opportunities, see “—Chief Executive Officer Compensation” and “—Former Interim Chief Executive Officer Compensation,” respectively.

We also seek to promote a long-term commitment to Charming Shoppes. This means that while we believe compensation should have a strong link to annual performance, we also believe there is great value to the Company in retaining a team of tenured, seasoned executives. We have encouraged this long-term commitment through “backloaded” vesting of equity awards. Furthermore, we believe our executives should also have a long-term commitment to shareholders, which we encourage through stock ownership requirements for all members of the senior management team. Combinations of cash and equity compensation have been critical factors in attracting and retaining key employees and are intended to contribute to a high level of employee commitment to our business success. These components of compensation are discussed more fully below.

Role of the Compensation Committee

The Committee provides overall guidance for our executive compensation policies and determines the amounts and elements of compensation for our executive officers. The Committee reviews, approves and modifies as necessary, our compensation and benefits philosophy and our executive compensation programs and administers our short and long-term incentive plans and other stock or stock-based incentive plans. In addition, the Committee is also responsible for the assessment of risks relating to the Company’s employment policies and the Company’s compensation and benefits programs. The Committee’s function is more fully described in its charter which is available on our website at www.charmingshoppes.com. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES – Compensation Committee.”

Risk Assessment of Executive Pay

In determining the structure of the Company’s executive compensation program and the appropriate levels of incentive opportunities, the Committee considers whether the program rewards reasonable risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees and the need to protect shareholder returns. For example, the Committee believes that base salaries, the guaranteed portion of total compensation, should be a sufficient percentage of total compensation to discourage excessive or inappropriate risk-taking. In fiscal 2009, base salaries of the Company’s named executive officers, other than Mr. Fogarty and Mr. Rosskamm, comprised between 52% and 70% of their total actual compensation, which the Committee felt was sufficient to balance the Company’s objectives of rewarding performance and incentivizing appropriate risk. For a discussion of Mr. Fogarty and Mr. Rosskamm’s base salaries, see “—Chief Executive Officer Compensation” and “—Former Interim Chief Executive Officer Compensation,” respectively. Incentive award targets and opportunities are reviewed annually, allowing the Committee to maintain an appropriate balance between risk and compensation as the Company’s business evolves and changes. In addition, the Company’s long-term incentive program seeks to focus executive officers on the long-term interests of the Company through awards that vest over a multi-year period. Finally, the Company’s stock ownership guidelines encourage executive officers to focus on long-term shareholder returns see “Management Stock Ownership Guidelines.” The Committee believes that the combination of compensation elements in the overall program and the related Company policies provide executive officers with appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Company.

Because our brand Presidents are primarily responsible for ensuring the profitability of our business units, a significant portion of their incentive compensation is tied to the achievement of brand-specific targets. However, as discussed more fully below, a portion of their incentive compensation is also tied to corporate-wide operating targets.

Further, our brand Presidents are incentivized to create long-term value through grants of stock appreciation rights (“SARs”) with backloaded vesting. The Committee believes that the combination of brand-specific targets, corporate operating targets and the grants of SARs provide the appropriate balance between creating long-term value and prudent risk-taking.

Policy on Recovery of Previously Paid Executive Compensation

The Company has adopted a recoupment or “clawback” policy providing in certain circumstances for the recovery or forfeiture of annual incentive awards paid or to be paid to certain executives and employees. The policy applies to the executive officers of the Company and its subsidiaries who hold the office of Vice President or higher and any other officer or employee of the Company or its subsidiaries who is engaged in the preparation of the financial statements of the Company or a subsidiary or the implementation of performance metrics used to calculate incentive awards. If the Committee, in its sole discretion, determines that (1) the executive or employee’s annual incentive compensation was based on financial statements that are required to be materially restated, other than on account of a change in accounting positions or regulatory requirements; (2) the executive or employee received or would receive annual incentive compensation based on materially inaccurate financial statements of the Company or a division or brand; or (3) the executive or employee received or would receive annual incentive compensation based on materially inaccurate performance metric criteria, the Committee may require forfeiture or reimbursement to the extent the annual incentive award paid or payable to the executive or employee exceeds the annual incentive compensation award that would have been paid or payable in the absence of error by more than 10%. If the Committee, in its sole discretion, determines that the executive or employee has committed an act of fraud, embezzlement or theft in connection with his or her employment with the Company, the Committee may require forfeiture or reimbursement of the entire annual incentive compensation award. Under the policy, the Company may seek to recover or recoup annual incentive awards that were paid up to one year before the date of the Committee’s determination. The policy became effective on     , 2010 and applies to incentive awards granted under the Company’s annual incentive program on or after     , 2010.

Compensation and Benefits Structure

This next section of this Compensation Discussion and Analysis describes each element of our compensation and benefits structure for our named executive officers, with focus on:

•	Pay level—determination of the appropriate pay opportunity;

•	Pay mix—determination of each element of compensation, its purpose and design, and its relationship to the overall pay program; and

•	Pay-for-performance—determination of the performance measures and goals used in the pay programs.

Pay Level

We determine pay levels for the named executive officers based on a number of factors, including each individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, the pay levels in the marketplace for comparable positions and the performance of the individual, his/her business unit and the Company as a whole. In determining the pay levels, the Committee considers all forms of compensation and benefits to review the total value delivered through all elements of pay. In fiscal 2009, this data served as a useful check on total compensation for each executive officer and relative compensation among the executive officers, but no one factor had a specific impact on the named executive officers’ annual compensation. In its review of the compensation data in fiscal 2009, the Committee determined that the annual compensation amounts for our named executive officers remained consistent with the Committee’s policies and expectations.

Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors. The Committee reviews competitive market information for all named executive officers each year as part of their annual review process. Actual total direct compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of individual and corporate goals. In some instances the amount and structure of compensation results from negotiations with executives, which reflects the competitive market for quality managerial talent. To help attract and retain such talent, the Committee also seeks to provide a level of benefits in line with those of comparable publicly traded companies.

The Committee assesses competitive market compensation using a number of sources. A primary data source, although not the determinative factor, used in setting competitive market levels for the named executive officers is the information publicly disclosed by a peer group of 18 companies. The Committee closely analyzes the peer group data, but exercises its discretion in the weight it assigns to this data. An individual’s pay is driven primarily by individual and Company performance and internal relativity rather than the peer group data. The peer group data is mostly used as a market check to ensure that individual pay remains within an appropriate range of the peer group. The ranges that the Committee uses are described throughout this Compensation Discussion and Analysis.

We revise this peer group from time to time, in consultation with our independent compensation consultant, primarily due to mergers and other changes to the companies on the list. Following our most recent review, we revised our peer group in fiscal 2009 because the Company was larger, in terms of revenue, than some of the original peer group companies. The Committee concluded that this difference between the peer group and the Company could distort compensation comparisons. The list of companies comprising the new peer group follows below. Each of these peer group companies is comparable to us in that they have similar business models, have sales between approximately 1/2x and 2x of our sales, are U.S. publicly traded, financially viable companies and, where possible, have both general retail and direct-to-consumer markets.

Peer Companies used for Compensation Comparison of Named Executive Officers

Abercrombie & Fitch Co.	Foot Locker, Inc.
Aeropostale, Inc.	Genesco Inc.
American Eagle Outfitters, Inc.	J. Crew Group, Inc.
AnnTaylor Stores Corporation	The Men’s Wearhouse, Inc.
Chico’s FAS, Inc.	New York & Company, Inc.
Childrens Place Retail Stores, Inc.	Pacific Sunwear of California, Inc.
Collective Brands, Inc.	Stage Stores, Inc.
Dick’s Sporting Goods, Inc.	The Talbots, Inc.
Dress Barn, Inc.	Urban Outfitters, Inc.

The publicly available information for the peer companies is supplemented with survey data that provides position-based compensation levels across broad industry segments. Except for our Chief Executive Officer who is assessed solely on the basis of the peer group data, executives are also assessed relative to both general industry, and retail-specific surveys. In setting compensation for fiscal 2009, the Committee reviewed surveys from the Mercer Benchmark Database (retail and general industry segments), Watson Wyatt Survey Report on Top Management Compensation (general industry survey), ICR Apparel Industry Compensation Survey (retail survey) and several PM&P proprietary surveys.

The Committee does not select or have any influence over the companies that participated in these surveys. Further, the Committee only receives and considers the aggregate results of the surveys prepared. The Committee does not receive, and accordingly, does not consider the identities of the individual component companies that are included in the surveys. Rather, the Committee only considers statistical summaries of pay practices of the companies included in these databases.

The Committee intends that the total direct compensation opportunity of the executive group for the achievement of target performance should fall at the median for total direct compensation of executives performing similar functions in the competitive market. Market data used for market checks and discussed throughout this Proxy Statement are based on blended data of the peer group information and where available and appropriate for the position, survey data. In fiscal 2009 the target total direct compensation of the executive group fell below the median, primarily as a result of below market long-term incentive grants as compared to the peer group in an effort to manage overall share utilization.

Pay Mix

For fiscal 2009 our compensation program for our named executive officers consisted of the following principal elements:

•	Base Salary—fixed pay that reflects an individual’s role and responsibilities, experience, expertise, and individual performance;

•	Annual Incentive Bonus—paid to reward attainment of annual business goals; and

•	Long-term Incentives—paid to reward increases in shareholder value over longer terms and align the interests of executives with the interests of shareholders.

The Committee selected these elements because it believes that this compensation package, taken as a whole, will attract and retain executives, motivate them to achieve the business goals set by the Company and reward them and, in turn our shareholders, for achieving such goals. The rationale for the selection of each particular element is discussed below. In fiscal 2009, the Company’s pay mix was significantly different from our peer group in that cash was a more substantial component of total compensation than equity. This difference is largely based on the conscious decision of the Committee to grant equity awards with a lower grant date value, which was approximately 50% lower than the value of those in fiscal 2008, in an effort to manage overall share utilization.

In addition to the factors considered in the discussion that follows, the Committee considered the following specific factors with respect to the named executive officers in setting compensation in fiscal 2009:

Named Executive Officer

Joseph M. Baron

Key Factors

•	tenure with the Company
•	position as Chief Operating Officer
•	role of responsibility in the operations of the Company and
•	oversight of management

Eric M. Specter

•	tenure with the Company
•	position as Chief Financial Officer
•	role of responsibility and management of the Company’s financial affairs

Jay H. Levitt

•	position as President of Fashion Bug
•	role of responsibility in the long-term success of the Company
•	significant role in generating revenues for the Company

Brian P. Woolf

•	position as President of Lane Bryant
•	role of responsibility in the long-term success of the Company
•	significant role in generating revenues for the Company

In light of these factors and the factors discussed below, the Committee determined that compensation levels for fiscal 2009 were appropriate. For a discussion of Mr. Rosskamm’s and Mr. Fogarty’s compensation, see “Former Interim Chief Executive Officer Compensation” and “Chief Executive Officer Compensation.”

Base Salaries

        Executive base salaries are designed to reflect our operating philosophy, culture and business direction. Each salary is determined by an annual assessment of a number of factors, including job responsibilities, the development of and execution of business strategy, labor market compensation data, individual performance relative to job requirements, our ability to attract and retain critical executives, and salaries paid for comparable positions within an identified compensation peer group. The Committee intends that base salaries for our executives, together with other principal components of compensation at target opportunity levels, will approximate the median of the competitive market. In fiscal 2009, salaries fell between the median and 75th percentile. The Committee periodically evaluates market base salaries for comparable positions among retailers and general industry. Nevertheless, no specific weighting is applied to the factors considered in setting the level of salary, and thus the process relies on the subjective exercise of the Committee’s judgment. In reviewing base salaries for fiscal 2009, the Committee considered current roles and responsibilities with respect to Mr. Baron and Mr. Specter, and additionally considered, with respect to Mr. Levitt and Mr. Woolf, their employment arrangements which took into account competitive market pay in setting base salaries. For a discussion of our former Interim Chief Executive Officer’s base salary and our current Chief Executive Officer’s compensation, see “Former Interim Chief Executive Officer Compensation” and “Chief Executive Officer Compensation.” Notwithstanding the foregoing, in fiscal 2009, no increases in base salary were granted to the named executive officers due to the continued weakness in the economy and, in particular, in the retail industry and our performance.

Annual Incentive Program

The annual incentive plan is designed to reward annual operating performance. This is a broad management incentive program, covering the named executive officers, as well as approximately 270 other participants. The annual incentive plan was approved by shareholders in 2003 and the performance goals were re-approved in 2008 for the purposes of preserving tax deductions under Section 162(m) of the Code. This plan is administered by the Committee, which approves the awards and the performance goals. Therefore, awards earned under the plan that are considered “performance-based” are fully deductible by the Company as a compensation expense.

The plan provides for differing target incentive levels, each expressed as a percentage of base salary. Consistent with our overall compensation strategy, these annual incentive levels in combination with base salary and long-term incentives, are intended to generate target total compensation (i.e., the sum of base salary plus a target annual incentive amount) that approximates the median of the competitive market. Each participant in the annual incentive plan is assigned to an incentive level based on his/her position. For example, the position of Chief Executive Officer is in Level 1, with a target of 150% of salary and the other named executive officers are in Level 2, with a target of 50% of salary. In light of the Chief Executive Officer’s increased role and responsibility within the Company as compared to other named executive officers and available market data, the Committee considers the differentiation between the Chief Executive Officer and the other executives appropriate. Due to the temporary nature of Mr. Rosskamm’s appointment as Interim Chief Executive Officer, he did not participate in the annual incentive plan.

Actual awards under the annual incentive plan vary each year based upon actual performance relative to the goals set by the Committee at the beginning of the fiscal year (performance goals are discussed below in this Compensation Discussion and Analysis under the caption “Pay-for-Performance” and “Fiscal 2009 Compensation Actions”). The maximum that can be earned by a named executive officer under the annual incentive plan is 200% of the target award, for the achievement of “maximum” performance. Conversely, a partial bonus of 50% of target can be earned for performance that falls short of “target”, but is above “threshold” performance. No bonus is earned if performance falls below the threshold level. In fiscal 2009, performance fell below the threshold level, and as such, no bonuses were awarded to the named executive officers, other than bonuses of $1,500,000 to Mr. Fogarty and $250,000 to Mr. Levitt pursuant to their employment arrangements which guaranteed bonuses even if target levels were not met. The Committee, however, granted to Mr. Specter a discretionary bonus of $125,000 in fiscal 2010. The Committee determined that the bonus was warranted for his efforts in facilitating the sale of our credit card business. Additionally, the Committee granted to Mr. Rosskamm a discretionary bonus of $100,000 in fiscal 2009 for his service to the Company while the Company searched for a permanent chief executive officer.

Long-Term Incentive Program

Long-term incentives are used to balance the short-term focus of the annual incentive program by tying vesting to multi-year periods. Our 2004 Stock Award and Incentive Plan (the “2004 Plan”), was approved by our shareholders at the 2004 Annual Meeting and the performance goals were approved at the 2009 Annual Meeting for the purposes of preserving tax deductions under Section 162(m) of the Code. Under the 2004 Plan, the Company can use a variety of long-term incentive vehicles, including stock options, SARs, restricted stock, restricted stock units (“RSUs”), performance shares, performance units and long-term cash incentives. The 2004 Plan is administered by the Committee. Awards under the 2004 Plan which are considered “performance-based” under Section 162(m) of the Code are fully deductible by the Company as a compensation expense.

In fiscal 2008, the Company relied primarily on a combination of “Time-Based Awards” and “Performance Awards.” In fiscal 2009, no time-based RSUs or restricted stock were granted to our named executive officers because the Committee felt that in light of the Company’s financial performance and stock price, the time-based and performance-based components of the SARs granted provided a more appropriate mix of these components for fiscal 2009. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of the Company’s shareholders. When executives are shareholders themselves, the executives will realize a direct benefit by achieving the objective of increasing shareholder value.

As with the annual incentive plan structure, each participant also has a “target” number of Performance Awards that become 100% vested if target performance over a specified period is met. Partial vesting of 50% (or more) of the target number of Performance Awards can occur if performance exceeds a specified threshold level but is less than the target level; and a maximum of 200% of the target number of Performance Awards can be earned by our named executive officers if the specified period performance meets or exceeds “maximum” levels. Performance Awards earned based on the achievement of the performance goal will vest on the last day of the specified performance period, if the participant has remained employed by us through that time, subject to accelerated vesting in certain circumstances.

The vesting of Performance Awards is based on different metrics and different performance periods depending on when the Performance Awards were granted.

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The vesting of Performance Awards made to Mr. Specter and Mr. Baron before fiscal 2008 are based on the achievement of targets related to Free Cash Flow (“FCF”). Performance Awards made to Mr. Specter and Mr. Baron in fiscal 2007, with a three-year performance period ended in fiscal 2009, were based on the achievement of FCF goals. The threshold performance level was not met, and as such, all of the fiscal 2007 Performance Awards scheduled to vest in fiscal 2009 were forfeited.

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In fiscal 2008, the Company granted Performance Awards to Mr. Specter and Mr. Baron with a two-year vesting schedule based on the achievement of EBITDA goals. The awards scheduled to vest in fiscal 2009 were forfeited as the EBITDA performance goals were not met.

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In fiscal 2008, the Company also granted Performance Awards to Mr. Specter and Mr. Baron, which were initially intended to be granted based on relative Totals Shareholder Return (“TSR”) as compared to the Company’s then-peer group. Consistent with the treatment of our former Chief Executive Officer pursuant to the terms of her employment agreement with the Company and in order to promote retention in the challenging economic climate, these grants were made at target level even though the Company did not achieve target relative TSR. The awards vest in two equal installments on the first and second anniversaries of the grant date, subject to the executive’s continued employment with the Company.

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In addition, in accordance with our employment arrangements with Mr. Levitt and Mr. Woolf entered into in fiscal 2008, we awarded SARs which will vest on the third, fourth and fifth anniversaries of the grant date.

Fiscal 2009 Awards

In fiscal 2009, we awarded SARs to our named executive officers (other than Mr. Fogarty, whose grants were made pursuant to the terms of his offer letter, and Mr. Rosskamm who did not participate in the long-term incentive program). Mr. Fogarty will be eligible to participate in the Long-Term Incentive Plan beginning in Spring 2011. In view of the very challenging economic climate, for fiscal 2009, the SARs were granted on a more accelerated vesting schedule than in prior years. Rather than vesting on the third, fourth and fifth anniversaries of the grant date, SARs granted in fiscal 2009 vest on the second, third and fourth anniversaries of the grant date. The Committee believes that the accelerated vesting schedule will incentivize performance in the challenging economic environment. The Committee also believes that the use of SARs was appropriate to reward executives for the Company’s performance. Because the value of SARs is tied to the performance of our stock, our executives will only profit on the SARs if the price of our Common Stock increases over the relevant three-year period. The SARs granted to the named executive officers in fiscal 2009 vest as to 40% of the shares on the second anniversary of the date of grant and 30% of the shares on the third and fourth anniversaries of the date of grant, subject to the executive’s continued employment with the Company.

In fiscal 2008, the Committee had intended to transition to TSR as the metric to use for the vesting and amount of Performance Awards in fiscal 2009. The Company defines TSR as the return on common shares (assuming reinvestment of cash dividends) and is calculated based on the increase (or decrease) in the value of a share of stock during the applicable performance period based on the average value of a share of stock over the 20 trading days at the beginning of the performance period as compared to the average value of a share of stock over the 20 trading days at the end of the performance period. A portion of each executive’s long-term incentive grant was to be dependent on Charming Shoppes’ TSR relative to peer companies over the previous three-year period or one-year period, as applicable. In addition, the vesting of each grant was to be dependent on the actual relative TSR over the relevant performance period. In view of the very challenging economic climate, SARs were granted on a more accelerated vesting schedule than in prior years and without reference to TSR in order to incentivize performance without subjecting executives to additional hurdles in realizing their compensation.

As with base salaries and annual incentive targets, target long-term incentive award levels are set to approximate the median of the competitive market. In fiscal 2009, long-term incentives as granted fell below the 25th percentile. This was primarily due to the market price of our Common Stock on the date of grant, which was significantly lower in fiscal 2009, and resulted in equity awards with values significantly smaller than in prior years. The Committee also assesses aggregate share usage and dilution levels in comparison to our 18 peer group companies and general industry norms. Within these general grant guidelines, individual awards are made to reflect the performance of the executive and his or her contributions to the success of our initiatives to create shareholder value and other individualized considerations. The SARs granted were as follows: Joseph M. Baron, 165,000 SARs; Eric M. Specter, 250,000 SARs; Jay H. Levitt, 145,000 SARs; and Brian P. Woolf, 175,000 SARs.

In accordance with our employment arrangement with Mr. Fogarty, we awarded a total of 2,000,000 time-based and performance-based SARs to him on April 2, 2009. The time-based SARs vest in four equal installments on the first, second, third and fourth anniversaries of the grant date, subject only to his continued employment with the Company. The performance-based SARs vest in four equal installments on the last trading day of each of the Company’s next four fiscal years beginning in fiscal 2009, subject to his continued employment with the Company and the closing price of the Company’s Common Stock equaling or exceeding 120% of the base amount for five consecutive days. This condition was satisfied in fiscal 2009. Vesting of the performance-based SARs will be accelerated on the day on which the Company’s Common Stock equals or exceeds a certain target stock price. For example, vesting was limited to 177,222 performance-based SARs in fiscal 2009, and will be limited to 250,626 performance-based SARs in fiscal 2010. However, vesting in any fiscal year cannot exceed 275,000 SARs plus the number of SARs (if any) that did not vest in a previous fiscal year. In addition, the number of shares of the Company’s Common Stock with respect to which the SARs become exercisable will be decreased as necessary so that the aggregate spread (fair market value of the Company’s Common Stock on the vesting date over the base amount) in a particular fiscal year does not exceed certain specified amounts. See “Chief Executive Officer Compensation.”

While both retention and long-term performance are important objectives of the long-term incentive program, we believe that the “at risk” component of the long-term incentive program should be higher for the more senior executives. Consistent with this policy, all Performance Awards scheduled to vest in fiscal 2009 were forfeited due to failure to achieve target levels.

Pay-for-Performance

In fiscal 2009, we used several vehicles designed to create a strong link between pay and performance:

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The annual incentive program rewards participants for the achievement of short-term, operational goals. As mentioned above, the annual incentive plan serves to reward not only overall Company performance, but also individual, departmental and business unit performance. In general, as discussed below, the performance metrics for Mr. Fogarty, Mr. Baron and Mr. Specter were based on corporate operating goals while the performance metrics for Mr. Woolf and Mr. Levitt were based on business unit performance (80%) and corporate operating goals (20%). Mr. Rosskamm was not a participant in our annual incentive plan. In connection with their employment arrangements, the Company guaranteed Mr. Fogarty an annual incentive payment of $1,500,000 and Mr. Levitt a guaranteed incentive payment of $250,000 for fiscal 2009 to the extent target levels were not achieved.

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We believe it is important for all participants to have a significant portion of their annual incentive compensation tied to overall Company performance and where relevant, departmental and business unit performance. We believe that corporate operating earnings (income before taxes and excluding one time items) are a primary indicator of financial performance. Therefore, for fiscal 2009, the annual incentive awards for our named executive officers were determined solely upon the achievement of pre-established corporate operating earnings and business unit operating results. The target corporate operating earnings and business unit operating results were established early in fiscal 2009 based on our financial plan.

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In fiscal 2009, we did not achieve the corporate operating earnings and business unit operating results goals set for the year with respect to the named executive officers, and as a result, no bonuses under our annual incentive plan were paid to them. Guaranteed bonuses were paid to Mr. Fogarty and Mr. Levitt in accordance with their employment arrangements. Mr. Specter was paid a discretionary bonus in fiscal 2010 for his efforts in facilitating the sale of the Company’s credit card business.

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The vesting and amount of performance shares granted before fiscal 2008 were tied to FCF performance over a three-year performance period. In general, we define FCF as our net cash provided by operating activities minus capital expenditures (subject to certain exceptions and qualifications). The Committee believes that FCF is an appropriate long-term performance measure because it is a clear indicator of the Company’s overall financial performance. The three-year performance period represents a sufficiently long time horizon to measure the results of strategic investments while still being short enough for the Company to set reasonably informed goals. The FCF threshold was not achieved for the fiscal 2007-2009 three-year performance period.

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In fiscal 2008, the Committee also granted to its then named executive officers, other than our former Chief Executive Officer and Mr. Rosskamm, performance-based SARs based on achievement of EBITDA goals with an accelerated vesting schedule. The threshold performance level was not met in fiscal 2009, and as such, all performance-based SARs based on achievement of EBITDA were forfeited.

•

In fiscal 2009, we awarded SARs to our named executive officers (other than Alan Rosskamm). Because the value of SARs is tied to the performance of our stock, our named executive officers will only profit on the grants if shareholder value increases.

•

We also awarded performance-based SARs to Mr. Fogarty, which vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date, subject to the Company’s stock price reaching a minimum performance goal. The performance-based SARs may also be accelerated if the fair market value of the Company’s Common Stock reaches certain target stock prices.

•

To balance performance-based awards, to retain executives and so as not to encourage inappropriate risk, a portion of the annual long-term incentive grants in the form of SARs made to executives in fiscal 2008 remains dependent solely on time-based vesting. While the vesting of the Time-Based Awards is not directly tied to performance, the ultimate value of the award at vesting is contingent upon the long-term performance of the stock price over the vesting period.

Performance measures for both the annual incentive plan and the Performance Awards, including awards based on achievement of FCF and EBITDA, have “threshold” requirements, below which no awards are earned or paid. The “maximum” amount that can be earned with respect to either is 200% of the “target” award opportunity. The Committee reviews and approves these performance levels. In setting the threshold, target and maximum performance levels, the Committee considers a number of factors, including the Company’s historical performance, the current budget and long-term forecasts, peer company performance, and general economic trends and conditions. The Committee intends target performance levels to represent challenging and not easily attainable goals, consistent with the median target pay levels for the competitive market. Threshold performance levels are meant to represent challenging, but achievable goals. Incentive payout levels for threshold performance are designed to provide a level of total direct compensation that is below median competitive levels. Maximum performance levels are intended to represent superior performance. Likewise, the incentive payouts for the achievement of maximum performance are designed to reward our executives at overall compensation levels approximating the 75th percentile. We set the threshold and maximum performance levels and payout levels early in a given performance period taking into account the current business conditions we anticipate and our budgets for the year, with a view that the payouts associated with threshold and maximum performance levels should serve as incentives that will not become irrelevant due to business setbacks or unusually strong performance partway through the year. In addition, we intend that the threshold and maximum payout levels will represent a fair allocation of the positive business results achieved in a given year between our shareholders and our employees.

Annual incentive and Performance Awards are intended to qualify as “performance-based” under Section 162(m) of the Code. As such, the Committee may not exercise discretion to make upward adjustments to the awards earned by the named executive officers. The Committee may, in its discretion, make downward adjustments to the awards earned (i.e., it may authorize an actual payout that is less than the award earned based on the achievement of the performance goals). In fiscal 2009, performance targets for the named executive officers were not met, and as such, no annual incentives were paid to those executive officers. Accordingly, the Committee did not exercise any discretion in fiscal 2009.

Fiscal 2009 Compensation Actions

We review salary levels for all employees annually. For fiscal 2009, there were no base salary increases for our named executive officers.

As noted above, performance measures in the annual incentive plan vary by participant, depending upon their roles and responsibilities. However, all participants, including the named executive officers (other than Mr. Rosskamm), have either all or a portion of their annual incentive payments tied to corporate operating earnings goals. In addition, the achievement of corporate operating earnings and business unit operating results goals determines the amount of the total incentive which is available for payment to each named executive officer and our other executives. None of the corporate operating earnings and business unit operating results goals for our named executive officers were met in fiscal 2009. As a result, we did not make any payments to the named executive officers under the annual incentive plan. Mr. Fogarty and Mr. Levitt received one-time guaranteed bonuses as part of their employment arrangements with the Company because target levels were not achieved. Additionally, Eric M. Specter, our Chief Financial officer, received a one-time discretionary bonus in fiscal 2010 for his efforts in facilitating the sale of the Company’s credit card business and Alan Rosskamm, our former interim Chief Executive Officer, received a one-time discretionary bonus in fiscal 2009 for his service to the Company.

The chart below compares actual corporate operating earnings (income before taxes and excluding one time items) and business unit operating results goals to the performance goals that were set at the beginning of the year and which determined the amount of the total annual incentive available for payment to our named executive officers.

Actual Fiscal 2009 Corporate Operating Earnings*	Fiscal 2009 Annual Incentive Plan Performance Goals Corporate Operating Earnings* (millions)
	Threshold	Target	Maximum
$(33.9)	$0	$18.0	$63.0

*	income before taxes (excluding one time items and non-cash interest expense)

Actual Fiscal 2009 Lane Bryant Operating Results*	Fiscal 2009 Annual Incentive Plan Performance Goals Lane Bryant Operating Results* (millions)
	Threshold	Target	Maximum
$222.9	$244.6	$250.7	$260.9

*	income before taxes (excluding occupancy expenses)

Actual Fiscal 2009 Fashion Bug Operating Results*	Fiscal 2009 Annual Incentive Plan Performance Goals Fashion Bug Operating Results* (millions)
	Threshold	Target	Maximum
$77.1	$112.3	$117.4	$126.1

*	income before taxes (excluding occupancy expenses)

The chart below compares actual FCF* (as described below) to the performance goals that were set at the beginning of the performance period (i.e., fiscal 2007) and which determined the number of performance shares available for distribution to our named executive officers at the completion of the three-year performance period in fiscal 2009. None of the Performance Awards scheduled to vest in fiscal 2009 were earned because threshold FCF for the fiscal 2007 – 2009 period was not achieved as noted in the chart below.

Actual Fiscal 2007-2009 Cumulative Free Cash Flow*	Fiscal 2007-2009 Performance Goals Cumulative Free Cash Flow (millions)
	Threshold	Target	Maximum
$93.5	$152.0	$190.0	$228.0

*	Free Cash Flow = Net Cash provided by Operating Activities ** (Adjusted for one time non-recurring cash charges in accordance with generally accepted accounting principles consistently applied) minus (the sum of Investments in Capital Assets ** (excluding purchases of Assets in connection with an acquisition of a business) plus Purchases of Assets under Capital Leases **). Potential acquisitions were not considered in the computation of the FCF Goals for fiscal 2007-2009.

**	As defined and recorded in the Company’s Audited Consolidated Statement of Cash Flows for each of the three fiscal years ended in the Performance Period.

The chart below compares actual EBITDA* (as described below) to the performance goals that were set at the beginning of the performance period (i.e., fiscal 2008) and which determined the number of performance shares available for distribution to our named executive officers at the completion of the performance period in fiscal 2009. None of the Performance Awards scheduled to vest in fiscal 2009 were earned because threshold EBITDA for the fiscal 2008 – 2009 period was not achieved as noted in the chart below.

Actual Fiscal 2008-2009 EBITDA*	Fiscal 2008-2009 Performance Goals EBITDA (millions)
	Threshold	Target	Maximum
$80.0	$300.0	$330.0	$360.0

*	EBITDA = cumulative earnings before interest, taxes, depreciation and amortization for the two fiscal years during the performance period, based on the Company’s audited financial statements (adjusted for one time non-recurring, non-cash charges made in accordance with GAAP).

In fiscal 2009, the following awards were granted:

CRSUs

•	A total of 37,604 CRSUs were granted to Alan Rosskamm as part of his Director compensation. See “Former Interim Chief Executive Officer Compensation.”

SARs

•

A total of 3,525,360 SARs were granted to a total of 98 employees, including 1,635,000 SARs to the named executive officers under our Long-Term Incentive Plan. See “Long-Term Incentive Program” for a further discussion of these awards.

•

A total of 1,100,000 SARs, with vesting tied to our stock price, were granted to James P. Fogarty and an additional 150,000 SARs were granted to one other employee without shareholder approval in accordance with NASDAQ Marketplace Rule 5635(c)(4). These SARs were granted as an inducement for prospective employees to enter into employment relationships with the Company.

As noted above, none of the performance shares scheduled to vest in fiscal 2009 were earned because threshold FCF for the fiscal 2007-2009 performance period and the threshold EBITDA for fiscal 2008-2009 performance period were not achieved.

Chief Executive Officer Compensation

In connection with his appointment as President and Chief Executive Officer, we signed an offer letter with Mr. Fogarty on April 2, 2009. Pursuant to the terms of the offer letter, Mr. Fogarty receives an annual base salary of $1,000,000 and is eligible to receive an annual bonus of up to 200% of base salary (150% is the target level for such bonus) based on the achievement of certain performance goals for fiscal 2009. The Company agreed to pay a guaranteed bonus of $1,500,000 for his first year of employment in April 2010 if Mr. Fogarty does not achieve a bonus at target level. Mr. Fogarty is also eligible to participate in the Company’s Long-Term Incentive Plan beginning in Spring 2011.

The offer letter provides for Mr. Fogarty’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) plan and variable deferred compensation plan. In addition, we provide Mr. Fogarty with an annual automobile allowance of $15,000 and an annual flexible perquisite allowance of $20,000. Under the terms of the offer letter, Mr. Fogarty also receives temporary living and commuting expenses for the first 12 months of his employment, relocation assistance and a household move reimbursement.

As an inducement for Mr. Fogarty to enter into employment with the Company, the Company granted him 2,000,000 SARs of which 1,100,000 performance-based SARs were granted in accordance with NASDAQ Marketplace Rule 5635(c)(4). Each SAR represents the right to receive, at exercise, a number of shares of the Company’s Common Stock with a fair market value at the date of exercise equal to the appreciation in value of shares over the base amount. The base amount is $1.82 per share, which was the closing price per share for our Common Stock on the grant date (as reported by NASDAQ). The remaining 900,000 SARs have time-based vesting. The time-based SARs vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date. The performance-based SARs vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date, subject to the Company’s stock price reaching a minimum performance goal. The performance-based SARs may also be accelerated if the fair market value of the Company’s Common Stock reaches certain target stock prices.

In addition, the Company entered into a severance agreement on April 2, 2009 with Mr. Fogarty. Unless noted herein, the terms of Mr. Fogarty’s severance agreement are substantially similar to those provided to our other executive officers, including our named executive officers, as described below under “Potential Payments Upon Termination or Change in Control—Other Named Executive Officers”. In the event of a qualifying termination, Mr. Fogarty would receive twice his annual base salary, payable over 24 months, and in the event of a qualifying termination within 24 months of a change in control, Mr. Fogarty would receive a lump sum amount equal to twice the sum of his annual base salary and three-year average bonus. Mr. Fogarty is not entitled to receive gross up payments for excise taxes imposed under Section 4999 of the Code.

The Committee concluded that the overall employment arrangement was appropriate in light of the challenging economic climate, particularly in the retail sector, and the responsibilities of a chief executive officer. In addition, the Committee felt that the use of performance-based SARs with a double performance hurdle would help to incentivize Mr. Fogarty’s performance. In order to balance the risk of over incentivizing performance and to promote executive retention, the Committee also granted time-based SARs. The Committee felt that the split of 45% time-based SARs and 55% performance-based SARs was appropriate to balance these objectives.

Former Interim Chief Executive Officer Compensation

On July 9, 2008 we issued a press release announcing the resignation of our then President, Chief Executive Officer, and Director and the appointment of Alan Rosskamm, the Company’s Chairman of the Board, to serve as Interim Chief Executive Officer while a search was conducted for a successor.

On July 16, 2008 the Committee approved a monthly salary of $100,000 to be paid to Mr. Rosskamm for his services as Interim Chief Executive Officer until a permanent Chief Executive Officer was hired. Effective January 4, 2009 Mr. Rosskamm volunteered a twenty (20%) percent reduction in his monthly salary. In addition, the Committee approved a grant of 41,152 SARs to Mr. Rosskamm. Each SAR represents the right to receive, at exercise, a number of shares of the Company’s Common Stock with a fair market value at the date of exercise equal to the appreciation in value of shares over the base amount. The base amount is $4.60 per share, which was the closing price per share for our Common Stock on July 16, 2008, the grant date (as reported by NASDAQ). In addition, Mr. Rosskamm received certain perquisites and personal benefits for serving as our Interim Chief Executive Officer, which are more fully discussed under the heading “Other Benefits and Perquisites.” The Committee determined that Mr. Rosskamm’s compensation package was appropriate in light of his responsibilities as Chief Executive Officer and the interim nature of his appointment.

The SARs granted to Mr. Rosskamm were to vest and become exercisable in full on the earlier to occur of the following: (1) on the date that the first permanent Chief Executive Officer immediately succeeding Ms. Bern commences employment; (2) upon a change in control; (3) upon Mr. Rosskamm’s death; or (4) upon termination of Mr. Rosskamm’s services as a Director of the Company due to disability. The SARs will terminate and will no longer be exercisable at the earlier of (1) the seventh anniversary of the grant date; (2) the expiration of a one-year period after Mr. Rosskamm ceases to be both a Director and employee of the Company by reason of voluntary termination; involuntary termination (other than for cause) or removal (other than for cause) if the SARs granted to him will have already vested and become exercisable at the time of such cessation; or the date of such cessation if the SARs granted to him have not already vested and become exercisable at the time of such cessation; or (3) the expiration of a one-year period after Mr. Rosskamm ceases to be both a Director and employee of the Company by reason of death or disability. On April 2, 2009, James P. Fogarty was appointed as the Company’s President and Chief Executive Officer and elected by the Board of Directors as a Director, and as a result, Mr. Rosskamm’s SARs vested. On Mr. Fogarty’s appointment, Mr. Rosskamm ceased to be the Company’s Interim Chief Executive Officer. Mr. Rosskamm received a bonus of $100,000 in recognition of his services to the Company.

Upon his appointment as Interim Chief Executive Officer, Mr. Rosskamm ceased receiving payments as a Director of the Company. Due to Mr. Fogarty’s appointment, Mr. Rosskamm is again eligible to receive compensation as a Director.

Supplemental Executive Retirement Plan (“SERP”)

The Supplemental Executive Retirement Plan (“SERP”) was implemented in 2003 as a recruiting and retention tool for executives. In light of the challenging global economy, in order to eliminate a significant annual expense with respect to executive compensation, the Board of Directors discontinued the SERP as of December 31, 2008.

Effective December 31, 2008, the Company ceased making retirement credits to the SERP, the interest rate to be credited on participants’ accounts was reduced to 3.5% and participants’ accounts became fully vested. Participants consented to the reduction in the interest rate, and elected to receive a distribution of their accounts according to a fixed distribution schedule, which extends over one to three years based on the account balance. The distributions were structured in a manner that is intended to avoid any loss of tax deduction under section 162(m) of the Internal Revenue Code, and the elections were intended to comply with the transition election rules under section 409A of the Code. The interest rate reduction, distribution elections and accelerated vesting only apply to participants who were active employees as of December 31, 2008.

The SERP was a nonqualified retirement plan under which the Company made monthly contributions to a retirement account based on age and service ranging from 8% of salary and annual bonus to a maximum of 35% of salary and annual bonus for long-service executives over age 55. Account balances earned interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis, were fully vested at age 60 with at least five years of service, and were paid as an annuity or lump sum at retirement. The value of the SERP accruals and a portion of the interest credited under the SERP is reflected in the “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table below, respectively, and additional information is presented under the caption “Nonqualified Deferred Compensation for Fiscal 2009.” Consistent with our compensation philosophy, our SERP encouraged executive retention by increasing payments made by the Company with years of service. This both helped us in recruiting executives and in the long-term retention of our executives.

The annual cost to the Company that was eliminated by the amendment is approximately $1,000,000, and the total value of the accounts was approximately $4,100,000. The discontinuance of the SERP did not affect the Company’s deferred compensation program, which is continuing.

Deferred Compensation

We offer to certain executives, including our named executive officers, an opportunity to participate in our Variable Deferred Compensation Plan, or “VDCP”, as a cost-effective benefit that enhances the competitiveness of our compensation program. The VDCP provides participants with a way to delay receipt of income and thus income taxation until a future date. While deferred, the amount of compensation is not reduced by income taxes, and the executive can choose to have this “pre-tax” amount deemed invested in one or more notional investments. See “Nonqualified Deferred Compensation For Fiscal 2009.” Although the executive will eventually owe income taxes on any amounts distributed from the VDCP, the ability to invest on a “pre-tax” basis allows for a higher ultimate after-tax return. By providing a wealth-building opportunity through the VDCP, we believe we are better able to attract and retain executives.

Through the VDCP, we also provided matching contributions to executives that would have been made under our 401(k) plan but for limitations under U.S. tax law. As a cost savings measure, we suspended our matching contributions to the VDCP and to our 401(k) Plan beginning in April 2009. We also use the VDCP to encourage executives who would receive compensation that would be non-deductible under Section 162(m) to defer receipt of the compensation until after their termination of employment, at which time the payment of such compensation would be fully deductible by the Company under current tax law. We provide an inducement for such deferrals by crediting the named executive officer with additional Common Stock units that have a value equal to 20% of the amounts deferred with respect to which we would have lost a tax deduction under Section 162(m). None of the named executive officers have availed themselves of this provision.

Other Benefits and Perquisites

As employees of the Company, the named executive officers are eligible to participate in all of the broad-based Company-sponsored benefits programs on the same basis as other full time employees.

In fiscal 2004, the Committee cancelled “split-dollar” insurance arrangements under which certain of our executive officers had been provided with life insurance and the Company was the beneficiary to the extent of the premiums paid by it. We replaced the “split-dollar” insurance arrangements with a personal life insurance program for the benefit of these named executive officers under which we were committed to fund the premiums for replacement life insurance policies through bonuses payable in five equal annual amounts to affected executive officers on a grossed-up basis so as to account for taxes payable by them on these bonuses. The final bonuses were paid in fiscal 2008 and the amounts of the bonuses and related gross-up payments are reflected in the “All Other Compensation” column of the Summary Compensation Table.

The Company provides certain other perquisites as an additional form of compensation to executive officers, including the named executive officers. The type and amount of perquisites is subject to the approval of the Committee, and is taken into account as part of the total compensation to executive officers. Details of these perquisites provided to the named executive officers are set forth in footnotes to the Summary Compensation Table.

In connection with Mr. Rosskamm’s appointment as Interim Chief Executive Officer, we agreed to provide him with the following perquisites: (1) use of a Company-owned apartment in Philadelphia which would otherwise have been vacant; (2) use of a Company-owned vehicle; and (3) commuting expenses from his home to the Company’s principal offices. We provided these perquisites in recognition that it would not be practical for Mr. Rosskamm to relocate to Bensalem, Pennsylvania due to the temporary nature of his employment.

In connection with their employment arrangements with the Company, we agreed to provide Mr. Fogarty, Mr. Levitt and Mr. Woolf with certain relocation benefits in order to move near their respective offices with the Company. Mr. Fogarty was also provided with commuting expenses to allow him to travel to the Company’s offices before he relocated. In addition to these benefits, we also provide our named executive officers with an automobile allowance, reimbursement for medical services, and in certain instances reimbursement of the cost of financial planning services. We believe these benefits are reasonable in light of the named executive officers’ positions with the Company.

Management Stock Ownership Guidelines

The purpose of our Stock Ownership Guidelines is to more closely align our key executive’s interest with our shareholders. Where executives are shareholders themselves, the executives realize a direct benefit by achieving the objective of increasing shareholder value. Our Chief Executive Officer is required to hold 120,000 shares of our Common Stock. The other named executive officers are required to hold 40,000 shares of our Common Stock. Their holdings may include deferred stock, RSUs and vested SARs (to the extent of the number of shares equal in value to the spread of the vested SAR at a point in time). These requirements are to be satisfied by March 16, 2010 or within six years of appointment to an office subject to this guideline, whichever is the later. Until the executive’s respective ownership guideline is satisfied, the executive is expected to retain all shares of Company stock acquired upon vesting or release, except those shares withheld by the Company to satisfy required tax obligations. All named executive officers who were required to comply with the guidelines by March 16, 2010 were in compliance.

Severance and Change in Control Benefits

Like most of our peers, the Company provides severance and change in control benefits for our Chief Executive Officer (see “Potential Payments Upon Termination or Change in Control—James P. Fogarty”) and has entered into severance and change in control agreements with other senior executives, including the other named executive officers, other than our former Interim Chief Executive Officer (see “Potential Payments Upon Termination or Change in Control—Other Named Executive Officers”). The Committee believes that these benefits are an important part of the total compensation and benefits package, enhancing our ability to compete for talent, and fostering stability in our management group. Our Committee regularly reviews and examines our compensation arrangements for executives. In 2007, this review included an analysis, carried out with the assistance of the Committee’s independent compensation consultants, of our executive severance agreements with our named executive officers and other senior executives. Based on this review, we have amended the severance agreements with our executive team. Among other things, these agreements were revised to condition severance payments upon agreement by the executives to non-competition covenants that previously had not been included in many of these agreements, in addition to the existing non-solicitation covenants and a requirement that the executive deliver a release of claims. In other words, in return for providing assurances to our executives that they will be compensated if they are terminated by the Company without cause or in the case of certain fundamental changes to the Company, these executives have made a commitment to the Company that they will not voluntarily terminate their employment in order to work for our competitors. In general, our severance benefits provide for a lump sum cash payment in the event of involuntary termination or termination for good reason following a change in control and a cash payment over time in the event of involuntary termination independent of a change in control. In addition, our equity grants generally provide for the acceleration of unvested equity awards in the event of a change in control. The Committee determined to reduce the amount of severance that executives would receive in the event of a termination of employment within 24 months after a change in control. These severance agreements have been further amended to eliminate the Company’s obligation to make gross up payments for excise taxes imposed on the executives under Section 4999 of the Code, as amended. The Committee believes that its severance and change in control benefits are reasonable and fair to both the Company and the executives and are within the norm when compared to similar companies.

Timing of Equity Awards and the Release of Material Information

In December 2006, the Committee adopted a policy governing grants of equity awards, including stock options, SARs, restricted stock, RSUs, deferred stock, performance shares and all other forms of equity based awards under our compensation plans (the “Equity Awards Policy”), which formalized certain unofficial policies and procedures historically followed by us with respect to awards. Under the Equity Awards Policy, the Committee delegated authority to an internal stock award committee consisting of three officers (the “Internal Committee”) to determine, together with the Committee, equity awards to employees and non-employees, subject to limitations set forth in the equity compensation plans and in the Equity Awards Policy. The Internal Committee has authority to make grants only to non-executive officer employees and service providers.

The Equity Awards Policy includes rules regarding the timing of equity award grants. Whether an equity award is granted by the Committee or the Internal Committee, the grant date of a particular equity award generally is the date when the actions authorizing the grant are completed or at a later specified date. However, grants of stock options and SARs, other than those made pursuant to regular annual grants, may not be made until after the release of any pending material non-public information, regardless of whether such information is anticipated to be positive or negative. Grants of all other types of equity awards generally should be made at times when no material non-public information is pending, unless such grants are made at a fixed date approved in advance, and it is determined such grants would not provide an unintended benefit to the employee or an unintended cost to us. In the case of regular annual grants of equity awards pursuant to employment agreements, the Equity Awards Policy directs such grants to be made at the times specified in the employment agreements. If an employment agreement specifies a time period during which equity awards must be made, the grant date should be determined at a meeting of the Committee scheduled at least ninety days in advance, except in exceptional circumstances. Regular annual grants of equity awards, for which grant dates are not specified in the recipient’s employment agreement, are made during a period of fourteen days commencing with the third trading day after the announcement of our financial results for the previous fiscal year.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Committee takes into account the various tax and accounting implications of compensation vehicles employed by the Company.

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to each of the chief executive officer and certain other executive officers other than the chief financial officer. Exceptions are made for qualified performance-based compensation. The Committee seeks to maximize the effectiveness of our executive compensation plans in this regard. However, the Committee believes that compensation and benefits decisions should be driven primarily by the needs of the business, rather than by tax policy. Therefore, the Committee may make pay decisions (such as the determination of the former Chief Executive Officer’s or the former Interim Chief Executive Officer’s compensation) that potentially could result in compensation expense that is not fully deductible under Section 162(m). For fiscal 2009, we anticipate that substantially all of the compensation realized during the fiscal year by the named executive officers, other than the guaranteed bonus to Mr. Fogarty, will be tax deductible without limitation under Section 162(m).

When determining amounts of Long-Term Incentive grants to executives and employees, the Committee examines the accounting cost associated with the grants. Under ASC Topic 718, grants of stock options, SARs, restricted stock, RSUs and other share-based payments result in accounting expense to us. The accounting charge is equal to the fair market value of the instruments being used. For restricted stock or RSUs, the expense is equal to the fair market value per share on the date of grant times the number of shares or units granted. For stock options and SARs, the expense is equal to the fair value of the option or SAR on the date of grant using a Black-Scholes option pricing model times the number of options or SARs granted. This expense is amortized over the award’s vesting period in most cases.

Summary Compensation Table

The table below summarizes the total compensation for fiscal 2009, 2008 and 2007 for our former Interim Chief Executive Officer and the other named executive officers. As used in this Proxy Statement the terms “fiscal 2009,” “fiscal 2008,” and “fiscal 2007” refer to our fiscal years ended January 30, 2010, January 31, 2009, and February 2, 2008, respectively. The term “fiscal 2010” refers to our fiscal year which will end on January 29, 2011.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009, 2008 AND 2007

Name and Principal Position	Fiscal Year(2)	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)		Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)		Total ($)

James P. Fogarty (1), Chief Executive Officer (PEO)	2009	833,333	1,500,000	0		2,800,000	0	0	79,349	(9)	5,212,682

Alan Rosskamm (1), Former Interim Chief Executive Officer (PEO)	2009 2008	348,000 657,260	100,000 0	135,000 135,000	(10)	0 100,000	0 0	0 0	95.901 64,215	(11)	678,901 956,475

Eric M. Specter, Executive Vice President and Chief Financial Officer (PFO)	2009 2008 2007	500,000 500,000 500,000	125,000 0 0	0 200,000 695,000		302,500 459,207 0	0 0 0	0 10,731 6,827	31,366 136,153 159,936	(12)	958,866 1,306,091 1,361,763

Joseph M. Baron, Executive Vice President and Chief Operating Officer	2009 2008 2007	532,172 532,172 532,172	0 0 0	0 200,000 695,000		199,650 459,207 0	0 0 0	0 30,786 19,509	57,068 197,148 264,598	(13)	788,890 1,419,313 1,511,279

Jay H. Levitt, President – Fashion Bug	2009	665,000	250,000	0		175,450	0	0	42,829	(14)	1,133,279

Brian P. Woolf, President – Lane Bryant	2009	725,000	0	0		211,750	0	0	94,284	(15)	1,031,034

(1)	Mr. Rosskamm was appointed Interim Chief Executive Officer effective July 10, 2008 after the resignation of Dorrit J. Bern as President and Chief Executive Officer. Payments to Mr. Rosskamm as a Director in fiscal 2007 are not included because he was not an employee of the Company during that time. Mr. Rosskamm ceased receiving compensation in his capacity as a Director upon his appointment as Interim Chief Executive Officer. The table also includes all fees received by Mr. Rosskamm in fiscal 2008 and 2009 in his capacity as a Director, but does not include amounts for prior periods. Mr. Fogarty was appointed President and Chief Executive Officer on April 2, 2009. The amounts paid to Mr. Fogarty included in the table reflect his pro rated salary between April 2, 2009 and January 30, 2010.

(2)	We have a 52-53 week fiscal year ending the Saturday nearest January 31. Fiscal 2008 and 2007 were 52 week fiscal years.

(3)	The amounts reported in the “Bonus” column represent one-time guaranteed bonuses payable to Messrs. Fogarty and Levitt as part of their employment arrangements. Mr. Rosskamm received a bonus in recognition of his service as Interim Chief Executive Officer and Mr. Specter received a bonus in recognition of his significant efforts in facilitating the sale of the Company’s credit card business.

(4)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair values of stock awards granted in the applicable fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. In accordance with revised SEC rules, the amounts reflected in this column for fiscal 2008 and fiscal 2007 were restated from previous proxy disclosures. For information regarding significant factors, assumptions and methodologies used in our computations, see Note 1, “Summary of Significant Accounting Policies: Stock-based Compensation,” to our consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008. The amounts reflected include both time-based stock awards and performance-based stock awards. In fiscal 2009, Mr. Rosskamm received a grant of 37,604 CRSUs (included in the table) for his service as a non-employee director, which as of January 30, 2010 remained subject to a risk of forfeiture. Mr. Rosskamm did not elect to defer his CRSUs upon vesting. The value of the performance-based stock awards on the date of grant for Mr. Specter and Mr. Baron was as follows:

	Fiscal Year	At Target ($)	At Maximum ($)
Eric M. Specter	2007	278,005	556,011

Joseph M. Baron	2007	278,005	556,011

(5)	The amounts reported in the “Option Awards” column represent aggregate grant date fair values of stock awards granted in the applicable fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. In accordance with revised SEC rules, the amounts reflected in this column for fiscal 2008 and fiscal 2007 were restated from previous proxy disclosures. For information regarding significant factors, assumptions and methodologies used in our computations, see Note 1, “Summary of Significant Accounting Policies: Stock-based Compensation,” to our consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008. The amounts reported include both time-based options and performance-based SARs. The amounts shown in the column are at target. The value of the Performance Awards on the date of grant for Mr. Specter and Mr. Baron was as follows:

	Fiscal Year	At Target ($)	At Maximum ($)

Eric M. Specter	2008	255,115	510,230

Joseph M. Baron	2008	255,115	510,230

In addition, the value of Mr. Fogarty’s Performance Awards on the date of grant was $1,500,000. There is no distinction between target and maximum for Mr. Fogarty’s Performance Awards.

(6)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column refer to the cash compensation provided to the named executive officers pursuant to our annual incentive plan approved by shareholders in 2003 and reapproved by shareholders in 2008. This short-term incentive plan is described more fully elsewhere in this section of the Proxy Statement under “Compensation Discussion and Analysis — Compensation and Benefits Structure—Pay Mix—Annual Incentive Program.”

(7)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the above-market portion of the interest earned on our Supplemental Executive Retirement Plan (“SERP”) in which the named executive officers participated. Interest under the SERP was earned at a rate of 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis through December 31, 2008. Thereafter interest under the SERP was and will be earned at a rate of 3.5%. For fiscal 2009, the average interest rate under the SERP was 3.5%. The SERP, which has been terminated, is described more fully elsewhere in this section of the Proxy Statement under “Compensation Discussion and Analysis — Supplemental Executive Retirement Plan (SERP).”

(8)	The amounts shown in this column exclude medical, disability and certain other benefits received by the named executive officers that are generally available to all of our employees.

(9)	The amount for fiscal 2009 with respect to Mr. Fogarty includes the following perquisites: an automobile allowance; relocation and housing expenses; $25,594 attributable to commuting expenses; and $18,457 attributable to a tax gross-up of the housing and commuting expenses.

(10)	Includes 37,604 CRSUs granted to Mr. Rosskamm in his capacity as Chairman of the Board of Directors under the 2003 Non-Employee Directors Compensation Plan. The grant date fair value of the CRSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation was $135,000. As of January 30, 2010, these grants remained subject to risk of forfeiture.

(11)	Includes $83,168 for “Fees Earned or Paid in Cash” in Mr. Rosskamm’s capacity as Chairman of the Board of Directors. Mr. Rosskamm elected to defer $25,668 of these cash fees into cash-denominated investment alternatives. In addition, such amounts also include the following perquisites and personal benefits Mr. Rosskamm received in his capacity as Interim Chief Executive Officer: use of an apartment in Philadelphia, Pennsylvania and commuting expenses.

(12)	The amount for fiscal 2009 with respect to Mr. Specter includes the following: interest of $6,800 on the SERP attributable to Mr. Specter (comprises interest at 3.5% per year. See footnote (7) above). Also included are perquisites and personal benefits consisting of an automobile allowance and the reimbursement of the cost of medical services.

(13)	The amount for fiscal 2009 with respect to Mr. Baron includes the following: interest of $26,164 on the SERP attributable to Mr. Baron (comprises interest at 3.5% per year. See footnote (7) above); and premiums of $5,295 paid by us for additional life insurance for the benefit of Mr. Baron. Also included are perquisites and personal benefits consisting of an automobile allowance and the reimbursement of the cost of medical and financial planning services.

(14)	The amount for fiscal 2009 with respect to Mr. Levitt includes the following: perquisites and personal benefits consisting of an automobile allowance, the reimbursement of the cost of medical services, relocation expenses and premiums paid by us for additional life insurance for the benefit of Mr. Levitt.

(15)	The amount for fiscal 2009 with respect to Mr. Woolf includes the following: perquisites and personal benefits consisting of an automobile allowance, the reimbursement of the cost of medical services, $51,111 attributable to relocation expenses and premiums paid by us for additional life insurance for the benefit of Mr. Woolf.

Offer Letters and Severance Agreements

In connection with his appointment as President and Chief Executive Officer, we signed an offer letter with Mr. Fogarty on April 2, 2009. Pursuant to the terms of the offer letter, Mr. Fogarty receives an annual base salary of $1,000,000 and was eligible to receive an annual bonus of up to 200% of base salary (150% is the target level for such bonus) based on the achievement of certain performance goals for fiscal 2009. The Company agreed to pay a guaranteed bonus of $1,500,000 for his first year of employment in April 2010 if Mr. Fogarty does not achieve a bonus at target level. Mr. Fogarty is also eligible to participate in the Company’s Long-Term Incentive Plan beginning in Spring 2011.

The offer letter provides for Mr. Fogarty’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) plan and variable deferred compensation plan. In addition, Mr. Fogarty is provided with an annual automobile allowance of $15,000 and an annual flexible perquisite allowance of $20,000. Under the terms of the offer letter, Mr. Fogarty receives temporary living and commuting expenses for the first 12 months of his employment, relocation assistance and a household move reimbursement. As an inducement for Mr. Fogarty to enter into employment with the Company, the Company granted him 2,000,000 SARs of which 1,100,000 performance-based SARs were granted in accordance with NASDAQ Marketplace Rule 5635(c)(4). The performance-based SARs will vest in four equal installments on the last trading day of each of the Company’s four fiscal years after the grant, subject to Mr. Fogarty’s continued employment with the Company and the closing price of the Company’s Common Stock equaling or exceeding 120% of the base amount for five consecutive days during the respective fiscal year. This condition was satisfied in fiscal 2009. Vesting of the performance-based SARs will be accelerated on the day on which the Company’s Common Stock equals or exceeds a certain target stock price ($2.40 in fiscal 2009, $3.50 in fiscal 2010, $5.00 in the fiscal year ending January 28, 2012, and $7.50 in the fiscal year ending February 2, 2013). The target was achieved in fiscal 2009 and was already achieved in fiscal 2010. However, vesting in any fiscal year cannot exceed 275,000 SARs plus the number of SARs (if any) that did not vest in a previous fiscal year. In addition, the number of shares of the Company’s Common Stock with respect to which the SARs become exercisable will be decreased as necessary so that the aggregate spread (fair market value of the Company’s Common Stock on the vesting date over the base amount) in a particular fiscal year does not exceed certain specified amounts ($159,500 in fiscal 2009, $1,000,000 in fiscal 2010, $1,750,00 in the fiscal year ending January 28, 2012, $10,340,500 in the fiscal year ending February 2, 2013, $3,666,667 in the fiscal year ending February 1, 2014, and $3,500,000 in the next two fiscal years). Vesting was limited to 177,222 performance-based SARs in fiscal 2009, and will be limited to 250,626 performance-based SARs in fiscal 2010 with 122,152 performance-based SARs carried forward to fiscal 2011. The remaining 900,000 SARs have time-based vesting. The time-based SARs vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date.

In connection with their appointments as President – Fashion Bug and President – Lane Bryant, we signed offer letters with Mr. Levitt on September 15, 2008 and Mr. Woolf on June 30, 2008, respectively. Pursuant to the terms of his offer letter, Mr. Levitt receives an annual base salary of $665,000 and is eligible to receive an annual bonus of up to 100% of base salary (50% is the target level for such bonus) based on the achievement of certain performance goals. The Company agreed to pay a guaranteed bonus of $250,000 for his first year of employment if Mr. Levitt does not achieve a bonus at target level. Pursuant to the terms of his offer letter, Mr. Woolf receives an annual base salary of $725,000 and is eligible to receive an annual bonus of up to 100% of base salary (50% is the target level for such bonus) based on the achievement of certain performance goals. The offer letters provide for Mr. Levitt’s and Mr. Woolf’s participation in our retirement and other employee benefit programs, including the Company’s medical plan, life insurance program, 401(k) plan and variable deferred compensation plan. In addition, Mr. Levitt and Mr. Woolf are provided with an annual automobile allowance of $12,600, an annual flexible perquisite allowance of $10,000 and supplemental life insurance with a $600,000 death benefit. Under the terms of the offer letters, Mr. Levitt and Mr. Woolf received relocation assistance and a special transition bonus of $85,000. As an inducement for Mr. Levitt and Mr. Woolf to enter into employment with the Company, the Company granted them SARs with an aggregate value equal to $500,000 in accordance with NASDAQ Marketplace Rule 5635(c)(4). The SARs vest in three equal installments on third, fourth and fifth anniversaries of the grant date, subject to accelerated vesting in certain circumstances.

In addition, we have entered into severance agreements with Messrs. Fogarty, Specter, Baron, Levitt and Woolf. These agreements provide for certain payments to be made to the executive if he is terminated in connection with a change in control of Charming Shoppes or if he otherwise is involuntarily terminated without cause, as described more fully under “Potential Payments Upon Termination or Change in Control.” These severance agreements also obligate each executive not to disclose or use our confidential or proprietary information during and after his employment with Charming Shoppes, not to compete with the Company nor to attempt to induce any of our employees to terminate employment, and not to interfere in a similar manner with our business during the time in which the executive is receiving payments and not to disparage the Company, its officers and employees.

Grants of Plan-Based Awards During Fiscal 2009

The following table shows all plan-based awards granted to the named executive officers during fiscal 2009. The non-equity incentive plan awards are also reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation,” and the stock awards identified in the table below are also repeated in the Outstanding Equity Awards at Fiscal 2009 Year-End Table which follows this table.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2009

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Stock Units (#)(2)	All Other Option Awards: Number of Securities underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)

James P. Fogarty	4/2/2009								900,000	1.82	1,260,000
	4/2/2009								1,100,000	1.82	1,540,000
	4/2/2009	1,500,000	1,500,000	2,000,000

Alan Rosskamm	6/25/2009							37,604			135,000

Eric M. Specter	3/23/2009								250,000	1.57	302,500
	3/26/2009	125,000	250,000	500,000

Joseph M. Baron	3/23/2009								165,000	1.57	199,650
	3/26/2009	133,043	266,086	532,172

Jay H. Levitt	3/23/2009								145,000	1.57	175,450
	3/26/2009	166,250	332,500	665,000

Brian P. Woolf	3/23/2009								175,000	1.57	211,750
	3/26/2009	181,250	362,500	725,000

(1)	The amounts in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential threshold, target and maximum bonuses available to the named executive officers under the 2003 Incentive Compensation Plan. This table reports the awards that could have been earned in fiscal 2009. The actual payments under these awards are reported above in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation. Under the 2003 Equity Incentive Compensation Plan, awards are paid at the end of the fiscal year based on performance metrics for the year, as described above in “Compensation Discussion and Analysis.” As part of his employment arrangement with the Company, Mr. Fogarty was guaranteed $1,500,000 in incentive payments, which was paid in April 2010.

(2)	The amounts shown in the “All Other Stock Awards” column represent 37,604 CRSUs granted to Mr. Rosskamm in his capacity as a Director under the 2003 Non-Employee Directors Compensation Plan. The vesting schedule is described in the footnotes to the Outstanding Equity Awards at Fiscal 2009 Year-End table below.

(3)	The amounts shown in the “All Other Options Awards” column represent the shares awarded under the 2004 Stock Award and Incentive Plan which are SARs and also include inducement grants made to Mr. Fogarty without shareholder approval in accordance with NASDAQ Marketplace Rule 5635(c)(4). The vesting schedule is described in the footnotes to the Outstanding Equity Awards at Fiscal 2009 Year-End table below.

(4)	The amounts shown in the “Grant Date Fair Value of Stock and Option Awards” column represent the fair value of the awards on the date of grant, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

Charming Shoppes grants awards to its executive officers under two plans: the 2003 Incentive Compensation Plan (the “2003 Plan”) and the 2004 Stock Award and Incentive Plan (the “2004 Plan”). The 2003 Plan was approved by our Shareholders at our 2003 Annual Meeting and the performance goals were reapproved at the 2008 Annual Meetings of Shareholders. The 2004 Plan was approved by our Shareholders at our 2004 Annual Meeting of Shareholders and the performance goals were reapproved at the 2009 Annual Meeting of Shareholders.

The 2003 Plan is designed to reward short-term operating performance and in certain circumstances, authorizes stock awards. See “Compensation Discussion and Analysis — Compensation Objectives, Design and Strategy” for a discussion of the business metrics upon which performance goals for 2010 were based.

Under the 2003 Plan, the Compensation Committee generally can specify the circumstances in which awards will be paid or forfeited in the event of a change in control, termination of employment by Charming Shoppes or other events. However, the 2003 Plan provides that, in the event of death, disability or retirement, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Compensation Committee.

Restricted stock, RSUs and SARs granted under the 2004 Plan are subject to a risk of forfeiture upon termination of employment in certain circumstances until they become vested. These awards generally would become vested on an accelerated basis upon a change in control of Charming Shoppes. Restricted stock and RSUs are credited with dividend equivalents equal to dividends, if any, paid on our Common Stock. In some cases these dividends would be deemed reinvested in additional shares of restricted stock or RSUs, but in all cases dividend equivalents, whether in the form of deferred cash or additional stock awards, remain subject to the same risk of forfeiture as the underlying restricted stock or RSUs. Vesting and dividend equivalent terms of Performance Shares are similar, with the additional requirement that performance goals be met as a condition of earning the Performance Shares. Absent unusual circumstances, vested RSUs and Performance Shares are expected to be settled solely by delivery of shares of our Common Stock. We have not paid any dividends since 1995.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2009. The amounts reported under the “Option Awards” and “Stock Awards” columns are included in the Summary Compensation Table under “Stock Awards” and “Option Awards” at their grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. In addition, the stock awards and option awards reported in the Grants of Plan-Based Awards table above are also reported in this table.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1)(a) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2) (b)	Option Exercise Price ($)(c)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(e)	Market Value of Shares or Units of Stock That Have Not Vested ($)(f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(h)

James P. Fogarty	177,222		922,778	1.82	4/1/2016
		900,000		1.82	4/1/2016
Alan Rosskamm	20,000			5.13	6/15/2010	37,604	218,479
	20,000			5.52	6/14/2011
	6,500			8.04	6/27/2012
	6,500			4.78	6/26/2013
	6,500			8.44	6/24/2014
	7,500			9.10	6/23/2015
	7,500			11.28	6/22/2016
	41,152			4.60	7/15/2015
Eric M. Specter	66,000			6.81	1/31/2010	103,533	601,527
	66,000			6.50	2/23/2011
	7,880	7,880		5.00	03/31/2015
		63,040		5.00	03/31/2015
		250,000		1.57	03/22/2016
Joseph M. Baron	7,880	7,880		5.00	03/31/2015	105,573	613,379
		63,040		5.00	03/31/2015
		165,000		1.57	03/22/2016
Jay H. Levitt		183,150		5.17	09/21/2015
		145,000		1.57	03/22/2016
Brian P. Woolf		202,429		4.70	07/07/2015
		175,000		1.57	03/22/2016

(1)	The numbers shown in column (a) represent the number of time-based SARs granted to the named executive officers under the terms of the Company’s 2004 Stock Award and Incentive Plan and pursuant to Mr. Fogarty’s employment arrangement with the Company.

(2)	The numbers shown in column (b) represent the number of unvested performance-based SARs granted to Mr. Fogarty as part of his employment arrangement with the Company. The performance-based SARs were granted to Mr. Fogarty pursuant to an inducement grant within the meaning of NASDAQ Marketplace Rule 5635(c)(4) and NASDAQ interpretations thereunder.

(3)	The numbers shown in column (e) represent the number of time-based CRSUs granted to Mr. Rosskamm in his capacity as a Director and time-based RSUs granted to the other named executive officers under the terms of the Company’s 2004 Stock Award and Incentive Plan.

The following table presents information regarding the outstanding stock and option awards included in the table above that were not vested as of the last day of fiscal 2009.

Name	Shares Underlying Option Award	Shares Underlying Stock Award	Grant Date	Shares Appear in Column	Performance Conditions	Vesting Note(a)

James P. Fogarty	922,778		4/2/2009	(a)	Note (b)	Years 1-4 (Note (b))
	900,000		4/2/2009	(a)	None	Years 1-4 (Note (b))

Alan Rosskamm		37,604	6/25/2009	(e)	None	100% on June 1, 2010 (Note (f))

Eric M. Specter	7,880		4/1/2008	(a)	None	Years 1 and 2 (Note (g))
	63,040		4/1/2008	(a)	None	Years 3, 4 and 5 (Note (h))
	250,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))
		13,260	2/7/2005	(e)	None	Years 3, 4 and 5 (Note (c))
		20,590	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
		33,683	3/26/2007	(e)	None	Years 3, 4 and 5 (Note (c))
		32,000	4/1/2008	(e)	None	Years 3, 4 and 5 (Note (c))
		4,000	4/1/2008	(e)	None	Years 1 and 2 (Note (e))

Joseph M. Baron	7,880		4/1/2008	(a)	None	Years 1 and 2 (Note (g))
	63,040		4/1/2008	(a)	None	Years 3, 4 and 5 (Note (h))
	165,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))
		15,300	2/7/2005	(e)	None	Years 3, 4 and 5 (Note (c))
		20,590	3/15/2006	(e)	None	Years 3, 4 and 5 (Note (c))
		33,683	3/26/2007	(e)	None	Years 3, 4 and 5 (Note (c))
		32,000	4/1/2008	(e)	None	Years 3, 4 and 5 (Note (c))
		4,000	4/1/2008	(e)	None	Years 1 and 2 (Note (e))

Jay H. Levitt	183,150		9/22/2008	(a)	None	Years 3, 4 and 5 (Note (h))
	145,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))

Brian P. Woolf	202,429		7/8/2008	(a)	None	Years 3, 4 and 5 (Note (h))
	175,000		3/23/2009	(a)	None	Years 2, 3 and 4 (Note (d))

(a)	Vesting is subject to acceleration in some cases in connection with termination of employment or a change in control. See “Potential Payments Upon Termination or Change in Control” below.

(b)	The 922,778 shares are performance-based SARs that vest in four equal installments on the last trading day of each of the Company’s next four fiscal years, subject to Mr. Fogarty’s continued employment with Charming Shoppes and the closing price of Charming Shoppes’ Common Stock equaling or exceeding 120% of the base amount for five consecutive days during the respective fiscal year. This condition was satisfied in fiscal 2009. Vesting of the performance-based SARs will be accelerated on the day on which Charming Shoppes’ Common Stock equals or exceeds a certain target stock price ($2.40 in fiscal 2009, $3.50 in fiscal 2010, $5.00 in the fiscal year ending January 28, 2012, and $7.50 in the fiscal year ending February 2, 2013). The target was achieved in fiscal 2009 and was already achieved in fiscal 2010. However, vesting in any fiscal year cannot exceed 275,000 SARs plus the number of SARs (if any) that did not vest in a previous fiscal year. In addition, the number of shares of Common Stock with respect to which the SARs become exercisable will be decreased as necessary so that the aggregate spread (fair market value of Charming Shoppes’ Common Stock on the vesting date over the base amount) in a particular fiscal year does not exceed certain specified amounts ($159,500 in fiscal 2009, $1,000,000 in fiscal 2010, $1,750,000 in the fiscal year ending January 28, 2012, $10,340,500 in the fiscal year ending February 2, 2013, $3,666,667 in the fiscal year ending February 1, 2014, and $3,500,000 in the next two fiscal years). Vesting was limited to 177,222 performance-based SARs in fiscal 2009, and will be limited to 250,626 performance-based SARs in fiscal 2010 with 122,152 performance-based SARs carried forward to fiscal 2011. The remaining 900,000 SARs are time-based. The time-based SARs vest in four equal annual installments on the first, second, third and fourth anniversaries of the grant date.

(c)	These are time-based shares that vest as to 33% of the award on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the award on the fifth anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(d)	These are time-based SARs that vest as to 40% of the award on second anniversary of the date of grant and 30% of the award on each of the third and fourth anniversaries of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

(e)	These are time-based shares that vest as to 50% of the award on the first anniversary of the date of grant and 50% of the award on the second anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary date.

(f)	These are CRSUs granted to Mr. Rosskamm as part of his compensation as a Director. See “Share Plan for Non-Employee Directors”.

(g)	These are time-based SARs that vest as to 50% of the award on the first anniversary of the date of grant and 50% of the award on the second anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary date.

(h)	These are time-based SARs that vest as to 33% of the award on each of the third and fourth anniversaries of the date of grant and as to the remaining 34% of the award on the fifth anniversary of the date of grant subject to the named executive officer’s continued employment with Charming Shoppes through the relevant anniversary dates.

Option Exercises and Stock Vested During Fiscal 2009

The following table shows all stock awards which vested during fiscal 2009 and the value realized upon vesting with respect to the named executive officers during fiscal 2009. No stock options were exercised by the named executive officers in fiscal 2009.

OPTION EXERCISES AND STOCK VESTED FISCAL 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

James P. Fogarty			—
Alan Rosskamm	29,412	(2)	116,766
Eric M. Specter	39,930		50,714
Joseph M. Baron	44,441		60,010
Jay H. Levitt	—		—
Brian P. Woolf	—		—

(1)	Reflects the market value of our Common Stock on the vesting date (as reported on the NASDAQ Stock Market), multiplied by the number of shares that vested. For this purpose, value is realized whether or not the named executive officer sold the shares that became vested.

(2)	These 3,000 RSUs and 26,412 CRSUs with an aggregate value of $135,000 on the grant date were granted to Mr. Rosskamm as part of his Director compensation which vested on June 1, 2009 and were deferred by Mr. Rosskamm.

Nonqualified Deferred Compensation for Fiscal 2009

The following table shows certain information with respect to the named executive officers’ nonqualified deferred compensation during fiscal 2009, under our Variable Deferred Compensation Plan (“VDCP”) and our Supplemental Executive Retirement Plan (“SERP”). In order to eliminate an annual expense with respect to executive compensation, the Board of Directors discontinued the SERP as of December 31, 2008. See “Variable Deferred Compensation Plan” and “Supplemental Executive Retirement Plan (SERP)” below.

NONQUALIFIED DEFERRED COMPENSATION FISCAL 2009

Name	Executive Contributions in Fiscal 2009 ($)(1)	Company Contributions in Fiscal 2009 ($)(2)		Aggregate Earnings in Fiscal 2009 ($)(3)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at 2009 Fiscal Year End ($)

James P. Fogarty	0	0		0		0		0
Alan Rosskamm	0	0		0		0		0
Eric M. Specter	20,769	1,188	(4)	83,043	(5)	328,508	(6)	615,251	(7)
Joseph M. Baron	56,492	1,351	(8)	29,563	(9)	368,187	(10)	1,526,277	(11)
Jay H. Levitt	0	0		117		13,495		0
Brian P. Woolf	0	0		214		24,665		0

(1)	Represents the named executive officers’ contributions to our VDCP. These amounts are included in the Summary Compensation Table under “Salary” or “Non-Equity Incentive Plan Compensation” or both.

(2)	The amounts in this column are also included in the Summary Compensation Table under “All Other Compensation”.

(3)	The amounts in this column include the returns credited to accounts under the VDCP based on the actual investment performance of mutual funds selected by participants. The weighted average rate of return for the VDCP for the named executive officers in fiscal 2009 was 6.13%. The weighted average rate of return for the SERP was 3.5%.

(4)	Represents $1,188 of compensation deferred pursuant to the VDCP.

(5)	Represents $76,244 attributable to the VDCP and $6,799 attributable to the SERP.

(6)	Represents $134,255 attributable to an in-service distribution of a portion of Mr. Specter’s account balance in the VDCP and $194,253 which constitutes a portion of Mr. Specter’s account balance in the SERP and which was distributed to him after the discontinuation of the SERP as of December 31, 2008.

(7)	Represents $415,332 of compensation deferred pursuant to the VDCP and $199,919 attributable to the SERP.

(8)	Represents $1,351 of compensation deferred pursuant to the VDCP.

(9)	Represents $3,399 attributable to the VDCP and $26,164 attributable to the SERP.

(10)	Represents $368,187, which consists of a portion of Mr. Baron’s account balance in the SERP and which was distributed to him after the discontinuation of the SERP as of December 31, 2008.

(11)	Represents $756,943 attributable to the VDCP and $769,334 attributable to the SERP.

Variable Deferred Compensation Plan

We provide a variable deferred compensation plan (the “VDCP”) to key executives and certain other officers and employees. Under the VDCP, participants may contribute up to 77% of their base compensation and 90% of bonus compensation to their choice of a retirement distribution account and/or an in-service distribution account while he or she is employed by the Company. In addition, participants may contribute all or part of the shares of stock they would otherwise receive upon the lapse of restrictions applicable to restricted stock and restricted stock unit awards under one or more equity plans. Until the matching Company contributions were suspended effective April 2009, this plan included a matching Company contribution of 50% of the participant’s contribution with respect to up to 3% of the participant’s compensation (up to 6% of total compensation for contributions with respect to amounts of total compensation in excess, if any, of the sum of the participant’s compensation over the maximum amount of compensation permitted to be taken into account under the terms of the Company’s retirement savings plan), less any matching contributions made for the participant under our 401(k) plan.

Under this plan, a participant is also entitled to have credited to his or her retirement distribution account a unit equivalent to two-tenths of a share of Common Stock for every share such participant elects to defer and Common Stock equal to 20% of base salary and bonus compensation which such participant elects to defer, but only to the extent that, in the absence of deferral, the vesting of such shares or the payment of such compensation would have otherwise caused such participant’s compensation to be non-deductible by the Company under Section 162(m) of the Code.

Participants are 100% vested in their contributions from base salary and bonus compensation. Participants will be 25% vested in matched contributions after two years of service, and an additional 25% vested in such contributions for each year of service after the first two. Therefore, participants are 100% vested in matched contributions after five years of service. Also, participants over the age of 65, or over the age of 55 who have ten or more years of service, will be 100% vested in matched contributions as long as they are still employed. Finally, participants are automatically 100% vested in matched contributions if they become disabled or die while employed, or if a change in control occurs while they are employed by us.

Amounts deferred under the VDCP are deemed to be invested in one or more investment portfolios made available to participants. Since the amounts in the VDCP are unfunded, participants do not actually own shares in the investment portfolios; rather, their deferral accounts are credited with gains or losses based on the actual performance of such investment portfolios. We established a “Rabbi Trust” to provide an informal funding vehicle for our nonqualified benefit obligations to our employees, and this trust holds life insurance policies on some of the plan participants. We contribute cash to these life insurance policies in amounts equal to the compensation deferred by plan participants. The cash value of the life insurance policies is allocated among funds that are similar to the funds offered to participants as investment indices under the plan.

The rate of return credited to accounts under the VDCP is based on the actual investment performance of mutual funds designated for selection by the participants. The weighted average rate of return for the named executive officers in fiscal 2009 was 6.1%.

Benefits under the VDCP’s retirement distribution accounts can be disbursed in a lump sum or in annual installments (over five or ten years) at the election of the participant; if a form of distribution is not elected, or if the value of the account is less than $50,000, distribution is in a lump sum. The first distribution payment will be made as soon as practicable after the participant’s retirement. Benefits under the VDCP’s in-service distribution account are disbursed in a lump sum on the date designated by the participant. If a participant’s employment ends before retirement or before the distribution date chosen by the participant, other than because of disability or death, the participant will receive a lump sum payment of the vested portion of its distribution account(s). Under the VDCP, distribution accounts become 100% vested in the event of a change in control, and the distributions will be made in a lump sum as soon as practicable following the change in control.

Supplemental Executive Retirement Plan (SERP)

We provided the named executive officers and certain other management and key executives with benefits pursuant to our supplemental executive retirement plan (the “SERP”).

In order to eliminate a significant annual expense with respect to executive compensation, the Board of Directors discontinued the SERP as of December 31, 2008. On December 17, 2008, the Board of Directors amended the Plan to discontinue retirement credits to the Plan and make other related changes. See “Compensation Discussion and Analysis – Recent Developments” for a description of the principal changes made.

The annual cost to the Company that was eliminated by these changes is approximately $1,000,000, and the total value of the accounts was approximately $4,100,000. The discontinuance of the SERP did not affect the Company’s VDCP program, which is continuing.

Under the SERP, we contributed amounts to participant accounts based on age and years of plan service, as well as earnings on participant accounts. Generally, we made monthly SERP contributions to a participant’s retirement account based on age and service ranging from 8% of salary and annual bonus to a maximum of 35% of salary and annual bonus for long-service executives over age 55. The contribution percentage was 8% for participants whose combined age and years of service was less than 60 years, 12% for participants whose combined age and years of service was between 60 and 69, and 15% for participants whose combined age and years of service was 70 or greater. For those participants hired by the Company before February 1, 2003 who attained age 50 before that date, the contribution percentage was increased by one percent for each year of service performed before February 1, 2003 up to a maximum increase of 10%. In addition, for those participants hired before February 1, 2003 the contribution percentage was increased by an additional 10% after such participant attains age 55.

Account balances earned interest at 3% plus the “10-year Treasury Note Yield” per year computed on a quarterly basis until December 31, 2008 and thereafter at 3.5%. Benefits under the SERP vested according to the participant’s combined age and years of service. Benefits vested 50% when a participant attained 55 years of age with ten years of service. The vesting percentage increased by an additional 10% for each extra year of age (while the required number of years in service remained at ten), up to 100% when the participant attained 60 years of age, at which point only five years of service was required. Earnings are calculated each month and then added to each participant’s SERP account.

Benefits were paid to participants if and when the participant terminated service with us, based on the vesting percentage at the time of termination. If a participant retired, benefits were paid in accordance with the participant’s election, either as a lump sum payment at retirement or in up to ten annual installments.

Potential Payments Upon Termination or Change in Control

The following explains the compensation potentially payable to each of our named executive officers in connection with termination of such executive’s employment and in connection with a change in control of Charming Shoppes. While the description below relates to payments pursuant to severance agreements and the terms of our employee benefit plans, the Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable, enter into new severance agreements, or amend existing change in control agreements with individual executive officers on different terms.

The payments and benefits accruing to a named executive in the various termination and change in control circumstances discussed below represent compensation that is tied to the particular type of termination or the change in control event. Ordinary accruals, including salary payable through the date of termination and accrued vacation pay, are not included as these are not payable as a result of any particular termination. Accrued vacation pay as of January 30, 2010 was as follows: Mr. Fogarty, $20,833; Mr. Rosskamm, $0; Mr. Specter, $10,417; Mr. Baron, $11,087; Mr. Levitt, $13,854; and Mr. Woolf, $15,104. Likewise, the amounts shown below do not include benefits that are payable without regard to the type of termination event and attributable to the named executive officer under our SERP and VDCP, which includes the amounts deferred by the named executive officer and the matching contributions by us under VDCP. See “Nonqualified Deferred Compensation for Fiscal 2009” above.

For purposes of this analysis, we value stock awards, options and SARs based on the closing market price of our stock on January 29, 2010, less the exercise price (or base amount) in the case of options (or SARs). We have not included any additional value representing the time value of options or SARs and we have not reduced the value of unvested stock awards, options or SARs based on the portion of the vesting period elapsed at January 30, 2010.

Alan Rosskamm

Mr. Rosskamm, our former Interim Chief Executive Officer, was not a party to any severance arrangements with the Company. The SARs granted to Mr. Rosskamm upon his appointment as Interim Chief Executive Officer were to vest and become exercisable in full on the earliest to occur of the following: (1) on the date that the first permanent Chief Executive Officer immediately succeeding Ms. Bern commences employment; (2) upon a change in control; (3) upon Mr. Rosskamm’s death; or (4) upon termination of Mr. Rosskamm’s services as a Director of the Company due to disability. As a result of Mr. Fogarty’s appointment as President, Chief Executive Officer and Director of the Company, Mr. Rosskamm’s SARs vested.

The CRSUs granted to Mr. Rosskamm in his capacity as a Director are subject to early vesting in the case of death, disability, or a change in control. In addition, if Mr. Rosskamm has a mandatory retirement or a voluntary termination in his capacity as a Director, his CRSUs will vest on a pro rata basis, proportionate to the part of the year during which he served, with the remainder of the CRSUs forfeited unless otherwise determined by the Board of Directors. Unvested CRSUs will be forfeited if Mr. Rosskamm is removed from service in his capacity as a Director.

Other Named Executive Officers

We have entered into severance agreements with certain of our executives including Messrs. Fogarty, Specter, Baron, Levitt and Woolf. Under the severance agreements, an executive is entitled to receive severance benefits upon termination of employment by us other than for cause or upon termination by the executive for good reason. “Cause” is defined under the severance agreements as: (1) a willful and continued failure to substantially perform the executive’s duties without cure; (2) a willful engagement in conduct demonstrably and materially injurious to the Company; or (3) a conviction for a felony. “Good Reason” means, without the executive’s consent: (1) a material diminution of the executive’s authorities, duties or responsibilities as an employee; (2) any requirement that an executive be based at a location more than 50 miles farther from the executive’s current primary residence than the executive’s current office location; (3) a material diminution in the executive’s base salary then in effect; or (4) a material breach of the severance agreement.

The amounts payable to executives under the severance agreements depend upon whether termination occurs within a certain time frame related to a change in control. If an executive’s employment (other than Mr. Fogarty) is terminated before a change in control or after 24 months following a change in control, the executive will receive severance equal to the sum of the executive’s annual base salary and a three-year average bonus, which amount will be payable over 12 months beginning 30 days after termination, monthly reimbursements of COBRA health care premiums during the 12-month severance period (or until the executive obtains similar coverage from a subsequent employer, if earlier) and a pro rated annual bonus for the year of termination, based on our performance. In the event of a qualifying termination not in connection with a change in control, Mr. Fogarty would receive twice his annual base salary, payable over 24 months, monthly reimbursements of COBRA health care premiums during the 24-month severance period (or until Mr. Fogarty obtains similar coverage from a subsequent employer, if earlier) and a pro rated annual bonus for the year of termination, based on our performance.

If termination occurs upon or during the 24-month period following a change in control, instead of the severance benefits described above, the executive (other than Mr. Fogarty) will receive a lump sum severance amount equal to 1.5 times the sum of the executive’s annual base salary and three-year average bonus, a lump sum payment equal to the cost of COBRA health care premiums for the 18-month period following termination, and a pro rated annual bonus at target for the year of termination. In the event of a qualifying termination upon or within 24-months of a change in control, Mr. Fogarty would receive a lump sum amount equal to twice the sum of his annual base salary and three-year average bonus and a lump sum payment equal to the cost of COBRA health care premiums for the 24-month severance and a pro rated annual bonus at target for the year of termination.

In either event, the executive will also receive a lump sum amount equal to the executive’s accrued base salary and vacation pay. We will also provide certain outplacement services.

A change in control under the severance agreement includes: (1) an acquisition of voting securities by any person after which such person has beneficial ownership of 20% or more, in the case of most executives, and 50% or more, in the case or Mr. Fogarty, of the voting power of outstanding voting securities; (2) the individuals who, as of the effective date of the applicable severance agreement, were members of our Board of Directors cease for any reason to constitute at least a majority of the Board of Directors (unless the election, or nomination for election, of any new Director was approved by a vote of at least two-thirds of the Board of Directors then in office); (3) a merger, consolidation, recapitalization, or reorganization, a reverse stock split of the outstanding voting securities or an acquisition of securities or assets in which the shareholders owning 80% of the voting securities immediately before such transaction do not own at least 60% of the combined voting power of the outstanding voting securities after such transaction; or (4) a complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all the assets, other than a transaction resulting in certain affiliates owning more than 50% of the assets.

The executive is not entitled to severance payment due to termination for disability or upon retirement or death. Additionally, if the executive is terminated for cause or other than for good reason or retires, the executive will only receive accrued base salary and vacation pay through the date of termination. Under our 2003 Incentive Compensation Plan, in the event of death, disability or retirement, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Committee.

Under our Long-Term Incentive Plans, in the event of retirement, (1) vesting of the participant’s equity awards granted before fiscal 2009 will not be accelerated, but rather will vest, if at all, on their existing schedule; and (2) the participant’s equity awards granted in fiscal 2009 will vest in amounts equal to the pro rated number of shares scheduled to vest on the next vesting date. In the event of death or disability, (1) vesting of a participant’s equity awards granted before fiscal 2009 will be fully accelerated; and (2) vesting of a participant’s equity awards granted in fiscal 2009 will be accelerated to the extent such awards would vest within 180 days of the participant’s death or disability.

Recently, these severance agreements with Messrs. Specter, Baron, Levitt and Woolf were amended to provide that the executives are not entitled to a tax gross up payment if an excise tax under section 4999 of the Code is imposed on any payments upon a change in control of the Company. Instead these severance agreements now provide that the amount of such payments may be reduced to the threshold amount under Section 260G of the Code if such reduction provides the executive with a greater net after-tax amount than would be the case if no reduction was made. These changes are consistent with the provisions of Mr. Fogarty’s severance agreement.

The severance agreements have a three-year term which, at the end of the first year of the three-year term and at the end of each year thereafter, automatically extends for one additional year unless notice of non-renewal is delivered.

During the term of the severance agreement and after the executive’s termination of employment for any reason for 12 months (24 months for Mr. Fogarty) if the termination occurs before a change in control or after 24 months following a change in control or 18 months (24 months for Mr. Fogarty) if the termination occurs upon or within 24 months of a change in control, the executive is subject to non-competition, non-disparagement and non-solicitation provisions. The executive is also subject to confidentiality provisions. We may seek injunctive relief against an executive for breach of the confidentiality, non-competition, non-disparagement and non-solicitation provisions. In addition, an executive forfeits payments under the severance agreement for a breach of any of these provisions.

Our severance agreements for our senior vice presidents are similar to the amended agreements for the named executive officers and other executive vice presidents, except that, in general, (1) in the event of a termination without cause or termination for good reason, the regular severance multiple is 0.75 and the change in control severance multiple is one and (2) no gross up payment will be paid with respect to any excise tax under Section 4999 of the Code.

As discussed above, our equity compensation plans are “single trigger” plans. Therefore, if a change in control of Charming Shoppes occurs, stock options, SARs, restricted stock and RSUs granted under such plans become fully vested (at target levels in the case of performance shares) and, in the case of stock options and SARs, become fully exercisable, VDCP participants are automatically 100% vested in matching Company contributions, and benefits under our SERP accelerate. However, any equity incentive plan awards granted in fiscal 2009 would not be accelerated if the acquiring company assumed those grants.

On September 18, 2008, our Compensation Committee approved amendments to the executive severance agreements with two of its named executive officers, Mr. Specter and Mr. Baron, as well as certain other Company executives. The amendments provide that if there is an involuntary termination of employment by us not for cause of any of the named executive officers or any of them terminate their employment for good reason and such termination occurs before January 1, 2010, any restrictions on these named executive officer’s outstanding RSUs that would have lapsed on the next two anniversaries of the date of grant of the RSUs in the absence of termination will lapse on an accelerated basis at the time of such termination of employment, so those RSUs will not be forfeited.

Involuntary Termination

The amounts that each of our named executive officers would have received as a result of an involuntary termination not for cause or a termination for good reason immediately following a change in control of Charming Shoppes on January 30, 2010 are set forth below.

James P. Fogarty. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Fogarty for good reason occurred on January 30, 2010, Mr. Fogarty would have received the following incremental severance benefits under his Severance Agreement and our employee benefit plans: (1) a lump-sum payment of $3,500,000 attributable to base salary, the three-year average bonus and short-term incentives; (2) vesting of performance shares SARs with a market value equal to $7,272,884; (3) $31,869 in the form of health insurance; and (4) $30,000 for the cost of outplacement services. In the aggregate, Mr. Fogarty would have received incremental benefits of $10,834,753 under these circumstances.

Assuming an involuntary termination of employment not for cause or termination by Mr. Fogarty for good reason occurred on January 30, 2010 (without a change in control), Mr. Fogarty would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $2,000,000 attributable to base salary plus short-term incentives payable in regular payroll installments over the next 24 months; (2) vesting on January 30, 2010 of SARs with a market value equal to $1,795,500 (and SARs with respect to 372,778 shares of our Common Stock with a value of $1,487,400 would vest on February 1, 2010 as a result of such a termination on January 30, 2010); (3) $31,869 in the form of health insurance; and (4) $30,000 for the cost of outplacement services (not to exceed $30,000). In the aggregate, Mr. Fogarty would have received incremental benefits of $5,344,769 (including SARs that vest on February 1, 2010) under these circumstances.

Eric M. Specter. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Specter for good reason occurred on January 30, 2010, Mr. Specter would have received the following incremental severance benefits under his Severance Agreement and our employee benefit plans: (1) a lump-sum payment of $1,062,500 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based equity awards with a market value equal to $1,117,445; (3) vesting of RSUs with a market value equal to $601,527; (4) $23,532 in the form of health insurance; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Specter would have received incremental benefits of $2,835,004 under these circumstances.

Assuming an involuntary termination of employment not for cause or termination by Mr. Specter for good reason occurred on January 30, 2010 (without a change in control), Mr. Specter would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $541,668 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) deemed earning and vesting of time-based equity awards with a market value equal to $6,383; (3) vesting of RSUs with a market value of $223,778; (4) $15,688 in the form of health insurance; and (5) $30,000 for the cost of outplacement services (not to exceed $30,000). In the aggregate, Mr. Specter would have received incremental benefits of $817,517 under these circumstances.

Joseph M. Baron. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Baron for good reason occurred on January 30, 2010, Mr. Baron would have received the following incremental severance benefits under his Severance Agreement and our employee benefit plans: (1) a lump-sum payment of $1,064,344 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based equity awards with a market value equal to $757,045; (3) vesting of RSUs with a market value equal to $613,379; (4) $23,901 in the form of health insurance; and (5) $30,000 for the cost of outplacement services. In the aggregate, Mr. Baron would have received incremental benefits of $2,488,669 under these circumstances.

Assuming an involuntary termination of employment not for cause or termination by Mr. Baron for good reason occurred on January 30, 2010 (without a change in control), Mr. Baron would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $532,172 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) deemed earning and vesting of time-based equity awards with a market value equal to $6,383; (3) vesting of RSUs with a market value of $235,630; (4) $15,934 in the form of health insurance; and (5) $30,000 for the cost of outplacement services (not to exceed $30,000). In the aggregate, Mr. Baron would have received incremental benefits of $820,119 under these circumstances.

Jay H. Levitt. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Levitt for good reason occurred on January 30, 2010, Mr. Levitt would have received the following incremental severance benefits under his Severance Agreement and our employee benefit plans: (1) a lump-sum payment of $1,330,000 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based equity awards with a market value equal to $689,616; (3) $23,901 in the form of health insurance; and (4) $30,000 for the cost of outplacement services. In the aggregate, Mr. Levitt would have received incremental benefits of $2,073,517 under these circumstances.

Assuming an involuntary termination of employment not for cause or termination by Mr. Levitt for good reason occurred on January 30, 2010 (without a change in control), Mr. Levitt would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $665,001 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) $15,934 in the form of health insurance; and (3) $30,000 for the cost of outplacement services (not to exceed $30,000). In the aggregate, Mr. Levitt would have received incremental benefits of $710,935 under these circumstances.

Brian P. Woolf. Assuming a change in control of Charming Shoppes and an involuntary termination of employment not for cause or termination by Mr. Woolf for good reason occurred on January 30, 2010, Mr. Woolf would have received the following incremental severance benefits under his Severance Agreement and our employee benefit plans: (1) a lump-sum payment of $1,450,000 attributable to base salary, the three-year average bonus and short-term incentives; (2) deemed earning and vesting of time-based equity awards with a market value equal to $966,696; (3) $8,846 in the form of health insurance; and (4) $30,000 for the cost of outplacement services. In the aggregate, Mr. Woolf would have received incremental benefits of $2,455,542 under these circumstances.

Assuming an involuntary termination of employment not for cause or termination by Mr. Woolf for good reason occurred on January 30, 2010 (without a change in control), Mr. Woolf would have received the following incremental severance benefits under his severance agreement and our employee benefits plans: (1) an amount equal to $725,000 attributable to base salary plus the three-year average bonus payable in regular payroll installments over the next 12 months; (2) $5,897 in the form of health insurance; and (3) $30,000 for the cost of outplacement services (not to exceed $30,000). In the aggregate, Mr. Woolf would have received incremental benefits of $760,897 under these circumstances.

In addition, for all involuntary terminations, the other named executive officers would be entitled to any unpaid and unearned annual cash bonus for the year of the termination. However, since the performance goals established for fiscal 2009 were not met no such bonuses would have been awarded, except that Mr. Fogarty would have been entitled to a guaranteed bonus of $1,500,000 and Mr. Levitt would have been entitled to a guaranteed bonus of $250,000 pursuant to the terms of their employment arrangements. Also, upon a change in control, VDCP participants are automatically 100% vested in matching Company contributions, and payments under our SERP accelerate. See “Nonqualified Deferred Compensation for Fiscal 2009.”

Death or Disability

Each of our named executive officers, other than Mr. Rosskamm, would be entitled to accrued salary and accrued vacation upon death or disability. Under our 2003 Incentive Compensation Plan, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Committee. In addition, assuming the death or disability occurred January 30, 2010, Mr. Fogarty would have vested in SARs with a market value equal to $1,897,748; Mr. Specter would have received deemed earning and vesting of time-based equity awards with a market value equal to $57,445 and vesting of RSUs with a market value of $601,527; Mr. Baron would have received deemed earning and vesting of time-based equity awards with a market value equal to $57,445 and vesting of RSUs with a market value of $613,379; Mr. Levitt would have received deemed earning and vesting of time-based equity awards with a market value of $117,216; and Mr. Woolf would have received deemed earning and vesting of time-based equity awards with a market value of $224,696.

Retirement

Each of our named executive officers, other than Mr. Rosskamm, would be entitled to accrued salary and accrued vacation upon retirement. Under our 2003 Incentive Compensation Plan, the participant will receive a pro rated incentive award, proportionate to the part of the performance period worked by the participant, based on actual performance, unless otherwise determined by the Committee. Also, VDCP participants upon retirement who are over the age of 65, or over the age of 55 who have ten or more years of service, will be 100% vested in matched contributions and benefits under our SERP will be paid in accordance with the participant’s election, either as a lump sum payment at retirement or in up to ten annual installments. See “Nonqualified Deferred Compensation for Fiscal 2009.” Only Mr. Baron was eligible to receive additional retirement benefits on January 30, 2010. Assuming Mr. Baron retired on January 30, 2010, he would have received deemed earning and vesting of time-based equity awards with a market value equal to $180,575 and vesting of RSUs with a market value of $613,379. Mr. Baron is expected to retire in May 2010.

Voluntary Termination or Termination for Cause

Each of our other named executive officers would only be entitled to accrued salary and accrued vacation upon a voluntary termination or termination for cause.

PROPOSAL FOR APPROVAL OF THE CHARMING SHOPPES, INC.

2010 STOCK AWARD AND INCENTIVE PLAN

Introduction

At the 2010 Annual Meeting, we will ask shareholders to approve the Charming Shoppes, Inc. 2010 Stock Award and Incentive Plan (the “2010 Plan”), which was approved by our Board of Directors on             , 2010. The Board and its Compensation Committee (the “Committee”) approved the 2010 Plan to help us:

•	Attract, retain, motivate and reward employees, non-employee directors and other persons who provide substantial services to Charming Shoppes and its subsidiaries and affiliates;

•	Provide equitable and competitive compensation opportunities;

•	Authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk; and

•	Promote creation of long-term value for shareholders by closely aligning the interests of participants in the 2010 Plan with the interests of shareholders.

The Board and the Committee believe that awards linked to Common Stock and awards with terms tied to our performance provide incentives for the achievement of important performance objectives and promote the long-term success of Charming Shoppes. Therefore, they view the 2010 Plan as a key element of our overall compensation program.

The 2010 Plan, if approved by shareholders, would replace the 2004 Stock Award and Incentive Plan (the “2004 Plan”). The Board and the Committee determined to replace the 2004 Plan with a new plan that, like the old plan, provides for equity and incentive awards. If the 2010 Plan is approved, shares for equity awards to our non-employee directors under the 2003 Non-Employee Directors Compensation Plan will be drawn from the 2010 Plan (including grants of awards in 2010), and no further awards would be granted from the shares remaining reserved under the 2003 Non-Employee Directors Compensation Plan. In addition, upon shareholder approval of the 2010 Plan, no further awards would be granted under our 1988 Key Employee Stock Option Plan. We are seeking approval for a reservation of 6,000,000 shares for the 2010 Plan in addition to (1)             shares remaining available under the 2004 Plan (which remaining shares would be transferred to the 2010 Plan) and (2) shares subject to outstanding awards under the 2004 Plan or under predecessor plans to the 2004 Plan (these being the 1993 Employees’ Stock Incentive Plan, the 1999 Associates’ Stock Incentive Plan, and the 2000 Associates’ Stock Incentive Plan (the “1993, 1999 and 2000 Plans”)) that are canceled, forfeited or otherwise become available under the share recapture provisions of the 2010 Plan.

Information on the total number of shares available under our existing equity compensation plans and unissued shares deliverable under outstanding options, SARs, performance shares and restricted stock units as of the end of the last fiscal year is presented below under the caption “EQUITY COMPENSATION PLAN INFORMATION.” Based on our equity award plans in effect and outstanding awards at April     , 2010, if shareholders approve the 2010 Plan the total number of shares subject to outstanding awards under all plans (including restricted stock but excluding deferred stock that has been fully earned and vested) and available for future awards under the 2010 Plan would be as follows:

Shares subject to outstanding awards *
Shares to be available for future equity awards, (under the proposed 2010 Plan)**

Total shares

Percentage of outstanding shares ***	%***

*	Includes unvested restricted stock and restricted stock units but excludes any vested portions of such awards, which have in effect been fully earned by participants and excludes purchase rights under our Employee Stock Purchase Plan.

**	Upon shareholder approval of the 2010 Plan, shares remaining available under the 2004 Plan would be transferred directly to the 2010 Plan (and are included in the share amount in this row).

***	Outstanding shares (the denominator in this calculation) include all Common Stock outstanding at April , 2010 (including unvested restricted stock) and does not include issuance of unissued shares reserved for outstanding awards or future awards under the existing plans and the proposed 2010 Plan.

If the 2010 Plan is approved by shareholders, 6,000,000 new shares of Common Stock will be made available for equity awards, representing approximately             % of the shares outstanding at April     , 2010. As stated above, shares that remain available under the 2004 Plan (             shares at April     , 2010) would also be made available under the 2010 Plan, so that no new awards would be granted under the 2004 Plan. In addition, upon shareholder approval of the 2010 Plan, no new awards would be granted out of the shares that then remain available under the 2003 Non-Employee Directors Compensation Plan or the 1988 Key Employee Stock Option Plan (at April     , 2010,            shares and             shares, respectively); the remaining shares under these plans will not be added to the share authorization in the 2010 Plan. The Committee would retain full authority regarding outstanding awards under these existing plans, including authority to approve modifications of such awards (repricing would be subject to shareholder approval, however). Shares subject to outstanding awards under the 2004 Plan and its predecessor plans, the 1993, 1999 and 2000 Plans, may become available under the 2010 Plan if such shares are not delivered to the participant, in accordance with the share counting rules explained below under the caption “Shares Available Under the 2010 Plan.”

Overview of 2010 Plan Awards

The 2010 Plan authorizes a broad range of awards, including:

•	stock options

•	stock appreciation rights (“SARs”)

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•

deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (we generally refer to forfeitable deferred stock as “restricted stock units”)

•	other awards based on Common Stock

•	dividend equivalents

•	performance shares or other stock based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives)

•	cash-based performance awards tied to achievement of specific performance objectives

•	shares issuable in lieu of rights to cash compensation

Vote Required for Approval

Approval of the 2010 Plan will require the affirmative vote of a majority of the votes cast at the 2010 Annual Meeting. The Board considers the 2010 Plan to be in the best interests of Charming Shoppes and our shareholders and therefore recommends that the shareholders vote to approve the 2010 Plan at the 2010 Annual Meeting.

Reasons for Shareholder Approval

We seek approval of the 2010 Plan by shareholders in order to (1) meet requirements of the NASDAQ Stock Market LLC and the Chicago Stock Exchange and (2) preserve our ability to claim federal tax deductions for certain performance-based compensation awarded to executive officers under the 2010 Plan. In addition, the Board regards shareholder approval of the 2010 Plan as desirable and consistent with corporate governance best practices.

Internal Revenue Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1,000,000 in a given year that is paid to the chief executive officer and the three other most highly compensated executive officers serving on the last day of the fiscal year (other than the chief financial officer). However, “performance-based” compensation that meets certain requirements described in Section 162(m) and related regulations is not counted against the $1,000,000 deductibility cap, and therefore remains fully deductible. For purposes of Section 162(m), approval of the 2010 Plan will be deemed to include approval of the general business criteria set forth in it upon which performance objectives for awards are based, described below under the caption “Performance-Based Awards.” Shareholder approval of these general business criteria will permit qualification of such performance-based compensation for full federal tax deductibility for a period of approximately five years under Section 162(m). Shareholder approval of the performance goal inherent in stock options and SARs (i.e., increases in the market price of Common Stock) is not subject to a time limit under Section 162(m).

In addition, shareholder approval will permit designated stock options to qualify as “incentive stock options” (“ISOs”) under the Code. Such qualification can give the holder of the options more favorable tax treatment, as explained below under “Federal Income Tax Implications of the 2010 Plan.”

Restriction on Repricing and Loans

The 2010 Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs previously granted under the 2010 Plan in a transaction that constitutes a “repricing.” For this purpose, a “repricing” is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under generally accepted accounting principles, or canceling an option or SAR at a time when its exercise price or base price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, other equity, cash or other property, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

The 2010 Plan does not authorize loans to participants.

Description of the 2010 Plan

The following is a brief description of the material features of the 2010 Plan. This description, including information summarized above, is qualified in its entirety by reference to the full text of the proposed 2010 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Shares Available under the 2010 Plan. If the 2010 Plan is approved by our shareholders, (1) 6,000,000 shares will be reserved for delivery to participants, plus (2) shares remaining available for new grants under the 2004 Plan, and (3) shares recaptured from outstanding awards under the 2004 Plan and its predecessor plans, the 1993, 1999 and 2000 Plans, as described in the immediately following paragraph. Shares used for awards assumed or substituted in an acquisition do not count against the shares reserved under the 2010 Plan. The shares reserved may be used for any type of award under the 2010 Plan.

Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2010 Plan. Thus, shares will remain available for new awards if an award under the 2010 Plan expires, is forfeited, or canceled or is settled in cash, if shares are withheld or separately surrendered to pay the exercise price of an option or to satisfy tax withholding obligations relating to an award, or if fewer shares are delivered upon exercise of a SAR than the number of shares covered by the SAR. These same share-counting rules will apply to awards under the 2004 Plan and its predecessor plans, the 1993, 1999 and 2000 Plans, so that shares may become available under the 2010 Plan to the extent that shares are not in fact both delivered and vested in connection with those awards. Under the 2010 Plan, awards may be outstanding relating to a greater number of shares than the aggregate remaining available under the 2010 Plan so long as the Committee ensures that awards will not result in delivery and vesting of shares in excess of the number then available under the 2010 Plan. Shares delivered under the 2010 Plan may be either newly issued or treasury shares.

On April     , 2010, the last reported sale price of Charming Shoppes’s Common Stock in composite transactions in the Nasdaq Global Select Market was $            per share.

Per-Person Award Limitations. The 2010 Plan includes a limitation on the amount of awards that may be granted to any one participant in a given fiscal year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m). Under this annual per-person limitation, no participant may in any year be granted share-denominated awards under the 2010 Plan relating to more than his or her “Annual Limit”. The Annual Limit equals 2,500,000 shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. In the case of cash-denominated awards, the 2010 Plan limits such awards so that they may not authorize the earning by a participant during any fiscal year in excess of the participant’s defined Annual Limit, which for this purpose equals $5,000,000 plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 2010 Plan, and do not limit our ability to enter into compensation arrangements outside of the 2010 Plan.

Adjustments. Adjustments to the number and kind of shares subject to the share limitations and specified in the share-based Annual Limit are authorized in the event of a large and non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, other similar corporate transaction, equity restructuring as defined under applicable accounting rules, or other similar event affecting the Common Stock. We are also obligated to adjust outstanding awards (and share-related performance terms, such as share-price targets) upon the occurrence of these types of events to preserve, without enlarging, the rights of Plan participants with respect to their awards. The Committee may adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles, except that adjustments to awards intended to qualify as “performance-based” generally must conform to requirements imposed by Section 162(m).

Eligibility. Executive officers and other employees of Charming Shoppes and its subsidiaries, non-employee directors, consultants and others who provide substantial services to us are eligible to be granted awards under the 2010 Plan. In addition, any person who has been offered employment by us may be granted awards, but such prospective employee may not receive any payment or exercise any right relating to the award until he or she has commenced employment. As of April     , 2010, approximately         employees and         non-employee directors would be potentially eligible for awards under the 2010 Plan. At that date, equity awards outstanding under the 2004 Plan were held by a total of         current and former Charming Shoppes employees. The limited number of consultants and other substantial service providers potentially eligible to participate in the 2010 Plan is not currently determinable.

Administration. The Committee will administer the 2010 Plan, except that the Board may itself act to administer the Plan. However, any grant of an award to a non-employee director will be approved or granted under a policy approved by the Board, with the Committee either recommending or jointly approving such award or policy. (References to the “Committee” here mean the Compensation Committee or the full Board exercising authority with respect to a given award.) The 2010 Plan provides that the composition and governance of the Committee shall be established in the Committee’s charter adopted by the Board. Subject to the terms and conditions of the 2010 Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2010 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2010 Plan. Although the 2010 Plan contains no terms relating to a change in control, the Committee has authority to provide for accelerated vesting, lapse of restrictions, settlement, deemed satisfaction of performance conditions and cash out of awards upon a change in control. Under the 2010 Plan, the Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level; such delegation is expected to be implemented in a manner consistent with current practice under the 2004 Plan. See “COMPENSATION DISCUSSION AND ANALYSIS – Timing of Equity Awards and the Release of Material Information.”

Nothing in the 2010 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the executive officers, outside of the 2010 Plan. The 2010 Plan provides that members of the Committee and the Board shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2010 Plan.

Stock Options and SARs. The Committee is authorized to grant stock options on Common Stock, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of a SAR are determined by the Committee, but generally may not be less than the fair market value of the shares of Common Stock on the date of grant. The maximum term of each option (whether or not it is intended to be an ISO) and each SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unvested or unexercised options and SARs (and in some cases gains realized upon an earlier exercise) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Section 409A of the Code (“Section 409A”), or with terms that cause those awards to be deferral arrangements conforming to the requirements under Section 409A.

Restricted and Deferred Stock/Restricted Stock Units. The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares of Common Stock granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment unless otherwise determined by the Committee. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of Charming Shoppes, including the right to vote the shares and to receive dividends (which may be forfeitable or non-forfeitable), unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for deferred stock/restricted stock units granted for continuing services. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents (which may be forfeitable or non-forfeitable) will be paid or accrue unless otherwise determined by the Committee.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. The 2010 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-Based Awards. The Committee may grant performance awards, which may be awards of a specified cash amount or may be share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m), the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	net sales or revenues;

•	earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity;

•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	net economic profit (operating earnings minus a charge for capital) or economic value created;

•	operating margin or profit margin;

•	shareholder value creation measures, including stock price or total shareholder return;

•	dividend payout levels, including as a percentage of net income;

•	expense targets, working capital targets, or operating efficiency; and

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Committee retains discretion to set the level of performance for a given business criteria that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to our past performance, targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison, or in such other way as the Committee may determine. The Committee may specify that these performance measures will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period.

Other Terms of Awards. Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The 2010 Plan allows vested but deferred awards to be paid out to the participant in the event of an unforeseeable emergency. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the 2010 Plan, although such amounts will remain available to the general creditors of Charming Shoppes. The Committee may condition awards on the payment of taxes, and may provide for mandatory or elective withholding of a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers of awards other than ISOs on a case-by-case basis, but such transfers may not include transfers to third parties for value.

The 2010 Plan authorizes the Committee to provide for forfeiture of awards and award gains in the event a participant fails to comply with conditions relating to non-competition, non-solicitation, confidentiality, non-disparagement and other requirements for the protection of our business and, in the case of performance-based compensation, for similar forfeitures if the attained level of performance was based on material inaccuracies in the financial or other information. Awards under the 2010 Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant awards in substitution for, exchange for or as a buyout of other awards under the 2010 Plan, awards under our plans, or other rights to payment from us, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the purchase price of any new award, subject to the requirement that repricing transactions must be approved by shareholders.

Dividend Equivalents. The Committee may grant dividend equivalents. These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award, and the Committee may specify whether the dividend equivalents will be forfeitable or non-forfeitable. Rights to dividend equivalents may be granted in connection with restricted stock units or deferred stock, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding. Dividend equivalents relating to a performance-based award will be earnable only upon the achievement of the performance goals applicable to the award.

Vesting, Forfeitures, and Related Award Terms. The Committee has discretion in setting the vesting schedule of options, SARs, restricted stock and other awards, the circumstances resulting in forfeiture of awards, the post-termination exercise periods of options, SARs and similar awards, and the events resulting in acceleration of the right to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

Amendment and Termination of the 2010 Plan. The Board may amend, suspend, discontinue, or terminate the 2010 Plan or the Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the NASDAQ Marketplace Rules or the Chicago Stock Exchange listing standards. NASDAQ Marketplace Rules and the Chicago Stock Exchange listing standards require shareholder approval of material modifications to plans such as the 2010 Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments which might increase the cost of the 2010 Plan or broaden eligibility. The Committee is authorized to amend the 2010 Plan, to the extent within the scope of its authority under its charter, subject to the same restrictions that apply to the Board. Unless earlier terminated, the authority of the Committee to make grants under the 2010 Plan will terminate ten years after the latest shareholder approval of the 2010 Plan, and the 2010 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the 2010 Plan

We believe that under current law the following U.S. Federal income tax consequences generally would apply with respect to awards under the 2010 Plan.

Options and SARs that are not deemed to be deferral arrangements under Code Section 409A would have the following tax consequences: The grant of an option or a SAR will create no federal income tax consequences for the participant or Charming Shoppes. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares of Common Stock acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares of Common Stock received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (1) the fair market value of the ISO shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant’s sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise (or upon sale of the option shares in the case of an ISO). A participant’s sale of shares acquired by exercise of a SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

Except as discussed below, we normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.

Awards that are subject to Section 409A generally will have terms intended to meet applicable requirements under Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received. Thus, for example, if we grant an award of restricted stock units, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, even if the award had become fully-vested prior to such date of distribution. Except as discussed below, we would become entitled to claim a tax deduction at that same time.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the excess of the fair market value of the transferred amounts over the amount (if any) paid by the participant at the earliest time either the transferability restriction or risk of forfeiture lapses. Except as discussed below, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1,000,000 deductibility limit of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 2010 Plan, options and SARs, performance awards to employees the Committee expects to be named executive officers (other than the chief financial officer) at the time compensation is received and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such “performance-based” compensation. A number of requirements must be met in order for particular compensation to qualify under Section 162(m), so there can be no assurance that such compensation under the 2010 Plan will be fully deductible under all circumstances. In addition, other awards under the 2010 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility limit exceed $1,000,000 in a given year, not be deductible by Charming Shoppes as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Internal Revenue Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2010 Plan. This discussion is intended for the information of shareholders considering how to vote at the 2010 Annual Meeting and not as tax guidance to participants in the 2010 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 2010 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the 2010 Plan

Awards under the 2010 Plan will be granted in the discretion of the Committee, and therefore the type, number, recipients, and other terms of such awards generally cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table,” “Grants of Plan-Based Awards During Fiscal 2009,” “Outstanding Equity Awards at Fiscal 2009 Year-End,” and “Option Exercises and Stock Vested During Fiscal 2009” and discussed in our “Compensation Discussion and Analysis” elsewhere in this Proxy Statement, and further information is presented in our financial statements for the fiscal year ended January 30, 2010 included in our Annual Report on Form 10-K which accompanies this Proxy Statement.

If the 2010 Plan is approved by shareholders, no further RSUs settleable in shares or other non-cash settled equity awards will be granted out of the shares reserved under our 2003 Non-Employee Directors Compensation Plan (the “Directors Plan”). Instead, the Directors Plan will be amended to provide that shares deliverable under equity awards will be drawn from the 2010 Plan, and the Directors Plan will become a subplan under the 2010 Plan. As such, the Directors Plan will represent a policy governing directors’ compensation, which policy will remain subject to modification or replacement from time to time by the Board. Grants of equity awards under the Directors Plan or any replacement policy drawing shares from the 2010 Plan will have to comply with the requirements of the 2010 Plan. For fiscal 2010, under the Directors Plan, if the 2010 Plan is approved by shareholders, each non-employee director serving immediately after adjournment of the 2010 Annual Meeting of Shareholders will receive an automatic annual grant of RSUs equal to $135,000 divided by the closing price of the Company’s stock on the date of the meeting. Each such RSU will represent a right to receive one share of Common Stock at the date of vesting or, if deferred by the Director, at a later date after termination of his or her service. Approval of the 2010 Plan by shareholders will enable us to grant to Directors RSUs that are settleable solely in shares and not in cash. For the fiscal 2010 grants, such RSUs will vest on June 1 of the year following grant, subject to earlier vesting in the case of death, disability, or a change in control. In addition, if a non-employee Director has a mandatory retirement or a voluntary termination, such RSUs will vest on a pro rata basis, proportionate to the part of the year during which the non-employee Director served, with the remainder of the RSUs forfeited unless otherwise determined by the Board. Unvested RSUs will be forfeited if a non-employee Director is removed from service.

The following table provides pro forma information estimating the number of RSUs that would be automatically granted to non-employee Directors on the date of the 2010 Annual Meeting of Shareholders if shareholders approve the 2010 Plan. The actual number of such RSUs that would be granted cannot be determined, because it will depend on the closing price of Charming Shoppes’ Common Stock on the meeting date. For purposes of the table, the number of RSUs that would be granted is calculated based on an assumed closing price per share of $            , which was the closing price per share of our Common Stock on April     , 2010:

New Plan Benefits Table

2010 Stock Award and Incentive Plan

Grants to be Effective at the Date of the 2010 Annual Meeting
Name and Position	Total RSUs Automatically Granted
Non-Executive Director Group

If shareholders decline to approve the 2010 Plan, no awards will be granted under the 2010 Plan, but awards may continue to be granted under the 2004 Plan and under the Directors Plan, subject to the limits on available shares under those Plans.

THE BOARD OF DIRECTORS CONSIDERS THE APPROVAL OF THE 2010 PLAN TO BE IN THE BEST INTERESTS OF CHARMING SHOPPES AND ITS SHAREHOLDERS AND THEREFORE RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2010 PLAN AT THE MEETING.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides a summary of our compensation plans under which equity securities of Charming Shoppes were authorized for issuance as of January 30, 2010:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	5,622,672		$2.89	3,959,223	(2)

Equity compensation plans not approved by security holders	2,398,706	(3)	$6.59	—

Total	8,021,378		$2.99	3,959,223

(1)	Weighted-average exercise price is calculated only for options and SARs that have an exercise price. Thus, deferred stock and similar full-value awards (other than restricted stock) which are treated as outstanding “rights” for purposes of column (a) of this Table but which have no exercise price, are not included in the calculation of weighted-average exercise price.

(2)	Includes, as of January 30, 2010, the following shares which were available for future grants under the following plans: (a) 2004 Plan: 3,126,335; (b) 2003 Non-Employee Directors Compensation Plan: 161,897; (c) 1988 Key Employee Stock Option Plan: 123,901; and (d) Employee Stock Purchase Plan (the “ESPP”): 547,090. Only the shares remaining available under the 2004 Plan will be transferred to the 2010 Plan, if adopted. Shares that are subject to outstanding awards under the 2004 Plan or under predecessor plans to the 2004 Plan that are canceled, forfeited or otherwise become available under the share recapture provisions of the 2010 Plan will be available for future grants under the 2010 Plan. 1,592,157 of the shares available for future issuance may be issued other than in connection with options, warrants and rights, including 1,042,112 shares under the 2004 Plan, issuable as restricted stock, RSUs, or as a bonus, 2,955 shares under the 2003 Non-Employee Directors Compensation Plan, issuable as restricted stock or RSUs, and 547,090 shares under the ESPP, which may be sold directly to employees at a discount. Shares other than those under the ESPP may also be issued in connection with options, warrants and rights. Shares are counted against the limits under the 2004 Plan at such time as they are actually delivered to participants and any risk of forfeiture has lapsed. Thus, shares remain available under the 2004 Plan if an award expires, is forfeited, is settled in cash, if shares are withheld or surrendered to pay the exercise price or satisfy tax withholding obligations, or if the actual shares delivered upon exercise of an award are fewer than the number of shares covered by the award, as occurs upon exercise of a stock appreciation right. The 2004 Plan includes a provision which would allow additional shares to be used for “full-value” awards by reducing the number of shares that remain available for options, SARs and other non full-value awards by three shares for each share to be used for full-value awards in excess of the stated 2,000,000 share limit on full-value awards. This adjustment would result in a reduction in the total number of shares reserved under the 2004 Plan as well.

(3)	These shares are issuable upon exercise of options relating to 439,060 shares under the Amended and Restated 2000 Associates’ Stock Incentive Plan. This Plan, which provides for grants only to persons who are not Directors or executive officers of Charming Shoppes, are administered by the Committee of the Board of Directors, which is permitted to delegate authority to officers of Charming Shoppes. No further awards may be granted under this Plan. Options under this Plan have an exercise price of at least 100% of the fair market value of the Common Stock on the grant date, vest at times specified by the Committee, and expire no later than ten years after the date of grant. The exercise price may be paid in cash or by surrender of previously acquired shares. Also includes 1,959,646 inducement SARs under NASDAQ Marketplace Rule 5635(c)(4). The SARs were granted without shareholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4).

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

We structure our executive compensation program to reward executives for the Company’s performance, to build and retain a team of tenured, seasoned executives by maintaining competitive levels of compensation and to invest our executive officers, including our named executive officers, in the long-term success of the Company while also seeking to maximize shareholder value.

To promote pay for performance, we place a major portion of our executives’ targeted total compensation at risk in the form of annual and long-term incentive awards tied to the performance of the Company. This means that our Compensation Committee assesses the relative pay opportunities as compared with relative performance and that the majority of the target total compensation of our senior executives is contingent upon their meeting the individual, departmental and business unit performance goals set by the Compensation Committee. In this way, the Compensation Committee aligns the compensation incentives for our senior officers with the Company’s broader corporate strategies and objectives. The performance goals are generally based on our business planning and budgets, and are intended to be challenging but reasonably achievable without encouraging excessive risk taking. We intend that the achievement of the performance goals would result in reasonable compensation to executives in relation to the benefit to the Company and its shareholders resulting from such level of performance.

For example, we had previously granted performance awards with vesting tied to the achievement of certain metrics over a relevant performance period which included fiscal 2009. None of the performance metrics were met in fiscal 2009, and accordingly, the performance awards scheduled to vest in fiscal 2009 were forfeited. In addition, we also awarded SARs in fiscal 2008 and fiscal 2009, the value of which is tied to the performance of our stock. Our executives will only profit on the SARs if the price of our Common Stock increases over the relevant vesting period.

Additionally, bonuses under our annual incentive program are based on the achievement of corporate operating earnings and business unit objectives. None of these operating results were met in fiscal 2009 and consequently, we did not make any payments to the named executive officers under the annual incentive plan. We did, however, pay one-time guaranteed bonuses to our Chief Executive Officer and our President – Fashion Bug in connection with their employment arrangements with the Company. Also, in recognition of his significant efforts in facilitating the sale of the Company’s credit card business, our Executive Vice President and Chief Financial Officer, Eric M. Specter, was awarded a discretionary bonus in fiscal 2010.

To maintain a competitive level of compensation, the Compensation Committee closely analyzes market information for the Company’s peer group of 18 companies when setting executive compensation. In particular, the Compensation Committee uses the peer group data as a market check to ensure that individual compensation remains within an appropriate range of compensation for comparable executive positions by the peer group companies. The Compensation Committee intends that the total direct compensation opportunity of the executive group for the achievement of target performance should fall approximately at the median for total direct compensation of executives performing similar functions in the competitive market.

To induce our Chief Executive Officer to join the Company, we entered into an employment arrangement with him under which he receives an annual base salary of $1,000,000 and a guaranteed bonus of $1,500,000 only for his first year of employment, payable without regard to performance, with additional annual incentive amounts potentially earnable based on performance. In connection with his employment arrangement, we also granted him performance-based and time-based SARs to incentivize performance while also promoting retention and long-term service. We feel that this compensation arrangement is appropriate in light of the challenging economic climate, particularly in the retail sector, and the responsibilities of a chief executive officer.

We value the opinions of our shareholders on all corporate governance matters, including executive compensation, and after receiving a shareholder proposal for a “say on pay” vote last year, our Board of Directors determined it would include an annual advisory vote on executive compensation in this Proxy Statement because it believes that holding this vote will give the Company’s shareholders a valuable opportunity to provide feedback on the Company’s executive compensation program.

With this proposal, the Board of Directors gives the shareholders of the Company the opportunity to vote on the following advisory resolution:

RESOLVED, that the shareholders hereby approve the compensation of the named executive officers set forth in the Summary Compensation Table (“SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT following the table.

The SCT appears on page 33 of this Proxy Statement.

While the resolution is non-binding and will not be construed as overruling any decision by the Board of Directors or create or imply any fiduciary duty by the Board, the Board and the Compensation Committee value the opinions the Company’s shareholders express in their votes, and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers. This advisory vote is voluntary on our part and if legislation or regulations are subsequently adopted regarding advisory votes on executive compensation, we will, as necessary, reevaluate the nature and need for this proposal in future years.

Under Section 1757(a) of the Pennsylvania Business Corporation Law, the approval of the resolution requires the affirmative vote of a majority of the votes cast on the matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS SET FORTH IN THE SCT AND ACCOMPANYING NARRATIVE DISCLOSURE OF MATERIAL FACTORS PROVIDED TO UNDERSTAND THE SCT.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of Charming Shoppes’ Board of Directors (collectively, the “Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended January 30, 2010 for filing with the SEC.

The foregoing report is provided by the following Directors, who constitute the Compensation Committee:

Michael Goldstein (Chairperson)

Michael C. Appel

Richard W. Bennet, III

M. Jeannine Strandjord

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

The following table shows the beneficial ownership of our Common Stock by (1) each person or group we know to be a beneficial owner of more than five percent of our outstanding Common Stock; (2) each Director and nominee for Director; (3) each named executive officer for fiscal 2009; and (4) all of our Directors and executive officers as a group. The number of shares beneficially owned is as of April     , 2010, unless otherwise indicated, and all percentages are calculated based on the shares outstanding as of April     , 2010. Unless otherwise indicated in the footnotes, each named person had sole voting and dispositive power over the shares shown as beneficially owned by that person, and the address for each named person is c/o Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned

Arnaud Ajdler	9,356,812	(1)(7)%
Michael C. Appel		(1)(3)		*
Joseph M. Baron		(2)		*
Richard W. Bennet, III		(1)		*
Yvonne M. Curl		(1)		*
James P. Fogarty		(2)		*
Michael Goldstein		(1)		*
Katherine M. Hudson		(1)		*
Jay H. Levitt		(2)		*
Alan Rosskamm		(1)		*
Eric M. Specter		(2)		*
M. Jeannine Strandjord		(1)		*
Brian P. Woolf		(2)		*
BlackRock, Inc.	7,860,557	(4)%
ClearBridge Advisors, LLC	7,130,624	(5)%
Columbia Wanger Asset Management, L.P.	9,386,700	(6)%
Crescendo Partners II, L.P., Series Q	9,327,400	(7)%
Dimensional Fund Advisors LP	7,279,915	(8)%
First Pacific Advisors, LLC	13,979,000	(9)%
Royce & Associates, LLC	7,836,094	(10)%
All current Directors and executive officers as a group ( persons)		(11)%

*	Does not exceed one percent of the outstanding class of Common Stock.

(1)	With respect to Directors who are not currently executive officers:

(i)	Includes shares as to which the Director holds options exercisable within 60 days in the following amounts: Ms. Curl, shares; Ms. Hudson, shares; Mr. Rosskamm, shares; and Ms. Strandjord, shares.

(ii)	Includes deferred shares which are non-forfeitable or become non-forfeitable within 60 days in the following amounts: Ms. Curl, shares; Ms. Hudson, shares; and Mr. Rosskamm, shares.

(iii)	Includes 37,604 shares issuable in settlement of CRSUs which become non-forfeitable within 60 days and have been deferred by each of the following Directors: Mr. Ajdler, Mr. Appel, and Mr. Goldstein.

(iv)	Also includes 5,000 shares as to which Ms. Strandjord has shared voting and dispositive power with an adult daughter.

(v)	Includes shares which Mr. Rosskamm could acquire upon exercise of SARs exercisable within 60 days assuming an exercise price at April , 2010 based on the closing market price per share ($ ) at that date and the base price of the SARs ($1.82 per share). The actual number of shares that would be acquired upon exercise of SARs will vary based on the market price of our Common Stock at the time of exercise.

(2)	With respect to executive officers:

(i)	Includes shares as to which Mr. Specter holds options exercisable within 60 days.

(ii)	Includes shares which Mr. Fogarty could acquire upon exercise of SARs exercisable within 60 days assuming an exercise price at April , 2010 based on the closing market price per share ($ ) at that date and the base price of the SARs ($1.82 per share). The actual number of shares that would be acquired upon exercise of SARs will vary based on the market price of our Common Stock at the time of exercise.

(iii)	Includes SARs subject to risk of forfeiture and/or restrictions on transfer and no present voting rights in the following amounts: Mr. Baron, shares; and Mr. Specter, shares.

(iv)	Includes shares of restricted stock as to which the executive officer has voting power but which are subject to risk of forfeiture and/or restrictions on transfer in the following amounts: Mr. Baron, shares; and Mr. Specter, shares.

(v)	Includes shares that may be acquired upon exercise of SARs exercisable within 60 days assuming an exercise price at April , 2010 based on the closing market price per share ($ ) at that date and the base price of the SARs ($5.00 per share) as follows: Mr. Baron, shares; Mr. Specter, shares; Mr. Levitt shares; and Mr. Woolf shares. The actual number of shares that would be acquired upon exercise of SARs will vary based on the market price of our Common Stock at the time of exercise.

(3)	The source of this information is a Schedule 13D/A filed May 12, 2008 by Crescendo Partners II, L.P., Series Q (“Crescendo”) and the Charming Shoppes Full Value Committee reporting beneficial ownership at May 12, 2008 (See footnote (7)). Mr. Appel directly owns 10,000 shares through the Michael Appel Rollover Account. Mr. Appel disclaims beneficial ownership of all other shares reported on the Schedule 13D/A.

(4)

The source of this information is a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010 and reporting beneficial ownership as of December 31, 2009. According to the 13G filed by BlackRock, Inc. (“BlackRock”), BlackRock was founded in 2009 as the result of a merger between BlackRock and Barclays Global Investors and had sole voting power and sole dispositive power over 7,860,557 shares of Common Stock. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(5)	The source of this information is a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2010 and reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A filed by ClearBridge Advisors, LLC (“ClearBridge”), ClearBridge, had sole voting power over 5,699,786 shares of Common Stock and sole dispositive power over 7,130,624 shares of Common Stock. ClearBridge’s address is 620 Eighth Avenue, New York, NY 10018.

(6)	The source of this information is a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2010 and reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G filed by Columbia Wanger Asset Management, L.P. (“CWAM”), CWAM had sole voting power over 8,998,000 shares of Common Stock and sole dispositive power over 9,386,700 shares of Common Stock. The Schedule 13G was filed jointly with Columbia Acorn Trust, which stated that the shares beneficially owned by CWAM include shares (aggregating 7.06% of the outstanding class of Common Stock) held by the Trust. CWAM and Columbia Acorn Trust are both located at 227 W. Monroe Street, Suite 3000, Chicago, IL 60606.

(7)

The source of this information is a Schedule 13D/A filed May 12, 2008 by Crescendo Partners II, L.P., Series Q (“Crescendo”) reporting beneficial ownership at May 12, 2008. The Schedule 13D/A reported that Crescendo beneficially owned 9,327,400 shares of Common Stock. The address of Crescendo is 825 Third Avenue, 40th Floor, New York, NY 10022.

The Schedule 13D/A was also filed on behalf of Crescendo Investments II, LLC, Crescendo Partners III, L.P., Crescendo Investments III, LLC, Eric Rosenfeld, Myca Partners, Inc., Myca Master Fund, LTD., Arnaud Ajdler, Michael Appel, Robert Frankfurt and The Charming Shoppes Full Value Committee. The Schedule 13D/A also reported that Crescendo Investments II, LLC has beneficial ownership with respect to 7,354,125 of these shares and Eric Rosenfeld has beneficial ownership with respect to 7,732,400 of these shares. The Charming Shoppes Full Value Committee has beneficial ownership over the shares held by Crescendo, Crescendo Investments II, LLC and Eric Rosenfeld plus an additional 1,570,000 shares beneficially owned by Myca Partners, Inc., Myca Master Fund, LTD and Robert Frankfurt.

Mr. Ajdler, a Senior Managing Director at Crescendo, directly owns 15,000 of these shares. Mr. Ajdler disclaims beneficial ownership of all other shares reported on the Schedule 13D/A (see Note 3 above).

(8)	The source of this information is a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2010 and reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”), Dimensional had sole voting power over 7,199,687 shares of Common Stock and sole dispositive power over 7,279,915 shares of Common Stock. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(9)	The source of this information is a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010 and reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G filed by First Pacific Advisors, LLC (“FPA”), FPA had shared voting power over 4,796,600 shares of Common Stock and shared dispositive power over 13,835,800 shares of Common Stock. The Schedule 13G also reported that Robert L. Rodriguez, J. Richard Atwood and Steven T. Romick, each a Managing Member of FPA, had beneficial ownership (with the same voting and dispositive power as FPA) with respect to these shares, and that Mr. Rodriquez had sole voting and sole dispositive power over an additional 143,200 shares. The Schedule 13G also reported FPA Capital Fund, Inc. had sole voting and shared dispositive power over 7,125,000 shares. The aggregate amount of shares beneficially owned by each reporting person was reported as 13,979,000. FPA’s address of FPA is 11400 W. Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(10)	The source of this information is a Schedule 13G/A filed with the Securities and Exchange Commission on February 2, 2010 and reporting beneficial ownership as of December 31, 2009. According to the Schedule 13G/A filed by Royce & Associates, LLC (“Royce”), Royce had sole voting and sole dispositive power over 7,836,094 shares of Common Stock. Royce’s address is 745 Fifth Avenue, New York, NY 10151.

(11)	Includes shares as to which current Directors and executive officers hold options exercisable within 60 days, shares which James P. Fogarty could acquire upon exercise of SARs exercisable within 60 days (see Note 2(ii) above), deferred shares, SARs and shares of restricted stock as to which the Director or executive officer has voting power but which are subject to risk of forfeiture and restrictions on transferability and 5,000 shares as to which a Director shares voting and dispositive power (see Note 1(v) above).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2009, Michael Goldstein, M. Jeannine Strandjord, Michael C. Appel, Richard W. Bennet, III, and Pamela Davies served as members of the Compensation Committee, Pamela Davis left the Committee on June 24, 2009. No member of the Compensation Committee is or was during fiscal 2009 an employee, or is or ever has been an officer, of Charming Shoppes or its subsidiaries. No executive officer of Charming Shoppes served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of Charming Shoppes’ Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

Our role as the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to Charming Shoppes’ accounting and financial reporting processes, including its internal control over financial reporting, and overseeing the Company’s risk management process. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter that has been approved by the Board of Directors. As stated in the Charter, management of Charming Shoppes is responsible for the preparation, presentation and integrity of financial statements, appropriateness of the accounting principles and reporting policies and establishing and maintaining effective internal control over financial reporting. Charming Shoppes’ independent auditors, Ernst & Young LLP, are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, reviewing the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of Charming Shoppes’ internal control over financial reporting. The activities of our Audit Committee are in no way designed to supersede or alter those traditional responsibilities.

In this context, our Audit Committee has met with management, the internal auditors, the independent auditors (including private sessions with the independent auditors, the internal auditors and members of management) and independently as an Audit Committee to discuss the overall scope, plans and results of audits, as well as the overall quality, reliability and integrity of Charming Shoppes’ accounting and financial reporting processes. Management represented to us that Charming Shoppes’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and our Audit Committee has reviewed and discussed the audited financial statements for fiscal 2009 with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, our Audit Committee reviewed and discussed with management, the internal auditors and independent auditors, management’s assessment of internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of Charming Shoppes’ internal control over financial reporting. We also specifically discussed with the independent auditors, Ernst & Young LLP, all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Accounting Oversight Board in Rule 3200T.

In addition, our Audit Committee has discussed with the independent auditors the auditors’ independence from Charming Shoppes and its management, and we received the written disclosures and letter from the independent auditors, as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). We have concluded that the independent auditors are independent from Charming Shoppes and its management. In reaching this conclusion, we also determined that the audit and permissible non-audit services provided to Charming Shoppes were compatible with maintaining the independent auditors’ independence.

In reliance on the review and discussions referred to above, our Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in Charming Shoppes’ Annual Report on Form 10-K for the fiscal year ended January 30, 2010 for filing with the SEC.

The foregoing report is provided by the following independent Directors, who constitute the Audit Committee:

M. Jeannine Strandjord (Chairman)

Arnaud Ajdler

Richard W. Bennet, III

Yvonne M. Curl

Katherine M. Hudson

AUDIT AND OTHER FEES

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to Charming Shoppes for services rendered by our principal independent auditors, Ernst & Young LLP, for the fiscal years ended January 30, 2010 and January 31, 2009:

	Fiscal 2009	Fiscal 2008
Audit fees(1)	1,727,000	$1,903,000
Audit-related fees(2)	35,000	95,000
Tax fees(3)	589,000	319,000
All other fees	0	0

Total	2,351,000	$2,317,000

(1)	Audit fees consist of the annual audit of Charming Shoppes’ consolidated financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include interim reviews of the quarterly consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits and financial audits of subsidiaries, services associated with SEC registration statements filed in connection with securities offerings (i.e., comfort letters and consents) and financial accounting and reporting consultations.

(2)	Audit-related fees consist principally of securitization-related services, and assurance and related services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

(3)	Tax fees consist principally of tax planning and advisory services, transfer pricing documentation, tax examination assistance and preparation and review of certain state (in fiscal 2008) and foreign subsidiary tax returns and filings ($7,000 and $144,000 in fiscal years 2009 and 2008, respectively).

Audit and Permissible Non-Audit Services Pre-Approval Policies and Procedures

All services provided by Ernst & Young LLP in fiscal 2009 were pre-approved by our Audit Committee.

The Audit Committee has policies and procedures for pre-approval of all audit and permissible non-audit services provided by Ernst & Young LLP in order to assure that the provision of such services does not impair the independence of Ernst & Young LLP and is consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s independence rules. Each pre-approval is detailed as to the particular service or category of service and includes estimated fees.

The annual recurring audits and audit-related services and estimated fees are subject to specific pre-approval of the Audit Committee. In addition, the Audit Committee provides pre-approval of certain other audit and audit- related services and estimated fees. This provides the flexibility to permit Charming Shoppes to consult with Ernst & Young LLP on routine audit and audit-related matters and enables Ernst & Young LLP to provide services that are reasonably related to the performance of the audit or review of Charming Shoppes’ consolidated financial statements.

The Audit Committee provides pre-approval of certain tax assistance and advice, including estimated fees, thereby also providing the flexibility and permitting Charming Shoppes to be able to consult with Ernst & Young LLP on routine tax matters.

If circumstances arise during the year that require the engagement of Ernst & Young LLP for additional audit and audit related services not contemplated in the original pre-approvals, as well as other tax services and permissible non-audit services that are determined to be in the best interests of Charming Shoppes and would not impair the independence of Ernst & Young LLP, then these services and estimated fees would require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to the Audit Committee Chairman the authority to evaluate and approve services and estimated fees of Ernst & Young LLP on behalf of the Audit Committee if a need arises for pre-approval between Audit Committee meetings. If the Chairman approves any such services and estimated fees, they are reported to the Audit Committee at the next scheduled meeting. Additionally, the Audit Committee receives reports at its meetings regarding the extent of services provided by Ernst & Young LLP in accordance with the pre-approval policy and the fees for services performed to date.

PROPOSAL FOR RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP as the independent auditors of Charming Shoppes for fiscal 2010.

Although we are not required to do so, we believe that it is appropriate for us to request shareholder ratification of the appointment of Ernst & Young LLP as our independent auditors. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. In addition, even if the shareholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent auditor at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Ernst & Young LLP are expected to be present at the Meeting to respond to shareholders’ questions and to have the opportunity to make statements they consider appropriate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS FOR FISCAL 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require our Directors, executive officers and holders of more than 10% of our outstanding Common Stock to file Forms 3, 4 and 5 reports disclosing information concerning their transactions in and beneficial ownership of our Common Stock. Based solely on a review of filed reports and the written representations of our Directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements have been met during fiscal 2009.

PROPOSALS FOR 2011 ANNUAL MEETING

In accordance with applicable SEC rules, any proposals of shareholders that are intended to be presented at our 2011 Annual Meeting of Shareholders and included in our proxy materials for that meeting or any nominees proposed as Director by shareholders, must be received at our principal executive offices no later than January     , 2011 and must comply with all other applicable legal requirements in order to be included in our Proxy Statement and Proxy Card for that meeting.

In addition, under the terms of our By-laws, a shareholder who intends to present an item of business at the 2011 Annual Meeting of Shareholders, excluding a nomination for Director and other than a proposal submitted for inclusion in our proxy materials, must provide notice of such business to Charming Shoppes after February     , 2011 and on or before March     , 2011 and must comply with all applicable requirements of our By-laws. Our By-laws generally require shareholders to provide advance notice to the Company of any item of business. This notice generally must, among other things, (1) identify the name and address of the proposing shareholder and any beneficial owner; (2) state the number of shares of owned of record by the proposing shareholder, beneficial owner and certain associated persons; (3) describe any interest which the proposing shareholder, beneficial owner or certain associated persons have in the proposed business; (4) describe any arrangements or understandings among the proposing shareholder, beneficial owner, certain associated persons and any other third person regarding the proposed business; (5) describe the proposed business, the reason for the proposed business and include a proposed resolution; and (6) the extent to which the nominating shareholder, any beneficial owner and certain associated persons have hedged their positions in the Company.

The full text of the relevant By-law provisions, which includes the full list of the information that must be submitted for a shareholder proposal, may be obtained upon written request directed to our Corporate Secretary.

Under the terms of our By-laws, a shareholder who intends to submit nominees to our Board of Directors, must provide notice of such nominees to Charming Shoppes no later than January     , 2011 and must comply with all requirements of our By-laws. See also “CORPORATE GOVERNANCE AT CHARMING SHOPPES—Director Nominations.”

COST OF SOLICITATION

The cost of solicitation of proxies will be borne by Charming Shoppes. In addition to the use of the mail, solicitations may be made by telephone and personal interviews by officers, Directors and regularly engaged employees of Charming Shoppes. We have retained Georgeson Inc. to further assist us in the solicitation of proxies for a fee of $8,500 plus expenses. Brokerage houses, custodians, nominees and fiduciaries will also be requested to forward this Proxy Statement to the beneficial owners of the shares held of record by such persons, and Charming Shoppes will reimburse them for their reasonable charges and expenses in this connection.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Charming Shoppes’ Proxy Statement or Notice may have been sent to multiple shareholders in your household, unless Charming Shoppes has received contrary instructions from one or more shareholders. Charming Shoppes will promptly deliver a separate copy of any of these documents to you if you request one by writing as follows: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020 or by calling Investor Relations at 215-245-9100. If you would like to receive separate copies of the Annual Report on Form 10-K and Proxy Statement or the Notice in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Charming Shoppes at the above address or phone number.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K, which contains financial statements audited by our independent auditors as filed with the Securities and Exchange Commission (including financial statements and schedules), as well as copies of our corporate governance materials, will be furnished without charge to a shareholder upon written request to: Colin D. Stern, Corporate Secretary, Charming Shoppes, Inc., 3750 State Road, Bensalem, Pennsylvania 19020 or by calling Investor Relations at 215-245-9100.

The Reports of the Compensation Committee and the Audit Committee included in this Proxy Statement shall not be deemed “soliciting material” or otherwise deemed “filed” and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Charming Shoppes specifically incorporates those portions of this Proxy Statement by reference therein. We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement.

It is important that your shares be represented at the Meeting. If you are unable to be present in person, we respectfully request that you sign the enclosed Proxy Card and return it to us in the enclosed stamped and addressed envelope as promptly as possible.

By Order of the Board of Directors

COLIN D. STERN

Secretary

Bensalem, Pennsylvania

May     , 2010

APPENDIX A

CHARMING SHOPPES, INC.

2010 STOCK AWARD AND INCENTIVE PLAN

1.	Purpose of the Plan.

The purpose of this 2010 Stock Award and Incentive Plan (the “Plan”) is to aid Charming Shoppes, Inc., a Pennsylvania corporation (the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors and other persons who provide substantial services to the Company or its subsidiaries or affiliates, to provide for equitable and competitive compensation opportunities, to authorize incentive awards that appropriately reward achievement of Company and business-unit goals and recognize individual contributions without promoting excessive risk, and to promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2.	Definitions.

In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a Performance Award granted under Section 7(c).

(b) “Annual Limit” has the meaning as defined in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” shall mean any person or trust which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death or, if there is no designated Beneficiary or surviving designated Beneficiary, then any person or trust entitled by will or the laws of descent and distribution to receive such benefits in the event of a Participant’s death.

(e) “Board” means the Company’s Board of Directors.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions and regulations.

(g) “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(h) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(i) “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period. Deferred Stock may be denominated as “stock units,” “restricted stock units,” “phantom shares,” “performance shares,” or other appellations.

(j) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(k) “Effective Date” means the effective date specified in Section 10(p).

(l) “Eligible Person” has the meaning specified in Section 5.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(n) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under the following procedure or a substitute procedure as may be approved from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date means the closing sale price of a share reported on the NASDAQ National Market (or, if shares are then principally traded on a national securities exchange, in the reported “composite transactions” for such exchange) for such date, or, if no shares were traded on that date, on the next preceding day on which there was such a trade. Fair Market Value relating to the exercise price of any Non-409A Option or Stock Appreciation Right shall conform to requirements under Code Section 409A.

(o) “409A Award” means an Award that constitutes a deferral of compensation subject to Code Section 409A and regulations thereunder. “Non-409A Award” means an Award other than a 409A Award (including an Award exempt under Treasury Regulation § 1.409A-1(b)(4) and any successor regulation). Although the Committee retains authority under the Plan to grant Options and Stock Appreciation Rights and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options and Stock Appreciation Rights and Restricted Stock are intended to be Non-409A Awards (referred to herein as “Non-409A Options” and “Non-409A Stock Appreciation Rights”) unless otherwise expressly specified by the Committee.

(p) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(q) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(r) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(s) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(t) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(u) “Pre-existing Plan” means the Company’s 2004 Stock Award and Incentive Plan, 1993 Employees’ Stock Incentive Plan, the 1999 Associates’ Stock Incentive Plan and the 2000 Associates’ Stock Incentive Plan.

(v) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3), an “outside director” within the meaning of Regulation § 1.162-27 under Code Section 162(m), and “independent” within the meaning of The Nasdaq Stock Market Inc.’s Marketplace Rules and applicable corporate governance documents of the Company.

(w) “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(x) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) “Stock” means the Company’s Common Stock, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 10(c).

(z) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3.	Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be granted or exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock (including Stock deliverable in connection with the Award), other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards (including authority to specify terms of Awards applicable in the event of a change in control); to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and shareholders. The foregoing notwithstanding, any grant of an Award to a non-employee director shall be approved, or granted in accordance with a policy approved, by the Board; provided, however, that the Committee shall recommend or jointly approve such awards or policies to the Board, and the Committee retains the full independent authority conferred under the Plan with respect to other aspects of non-employee director Awards.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder or intended to be covered by an exemption under Rule 16b-3 under the Exchange Act may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members or may be taken by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. The Committee otherwise may act through a subcommittee or with members of the Committee abstaining or recusing themselves to ensure compliance with regulatory requirements or to promote effective governance as determined by the Committee. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of any Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the fullest extent authorized under applicable provisions of the Pennsylvania Business Corporation Law, the Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Exchange Act, and (iv) is permitted under applicable provisions of the Pennsylvania Corporation Law and other applicable laws and regulations. In furtherance of this authorization, unless otherwise determined by the Committee the Company’s internal stock option committee shall be authorized to grant options and other awards to any eligible employee other than an executive officer in any fiscal year and subject to such limitations as the Committee may specify.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Stock Subject to Plan and Related Limitations.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 5 million plus (ii) the number of shares remaining available at the Effective Date under the 2004 Stock Award and Incentive Plan and (iii) the number of shares subject to Awards under the Plan or awards under the Pre-existing Plans which become available in accordance with Section 4(b) after the Effective Date. In order that applicable regulations under the Code relating to ISOs shall be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of ISOs shall be the number specified in clauses (i) and (ii) of the first sentence of this Section 4(a). Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan or an award under a Pre-existing Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying the Award or award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan or plan and will be deemed to remain or to become available under this Plan; and (ii) shares that are withheld from such an Award or award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such an Award or award shall be deemed to constitute shares not delivered and will be deemed to remain or to become available under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan (such assumed or substitute Awards may be administered under the Plan, however). This Section 4(b) shall apply to the share limit imposed to conform to the Treasury regulations governing ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. Because shares will count against the number reserved in Section 4(a) upon delivery, and subject to the share counting rules under this Section 4(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

5.	Eligibility and Certain Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an employee of the Company or any subsidiary or affiliate, including any executive officer, non-employee director of the Company, or consultant or other person who provides substantial services to the Company or a subsidiary or affiliate, and any person who has been offered employment by the Company or a subsidiary or affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a subsidiary or affiliate. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate (including a business combination) are eligible for Awards granted in assumption of or in substitution for such outstanding awards.

(b) Per-Person Award Limitations. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may be granted Awards in the aggregate relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any fiscal year during any part of which the Participant is then eligible under the Plan, shall equal 2.5 million shares plus the amount of the Participant’s unused Annual Limit relating to Stock-denominated Awards as of the close of the previous fiscal year, subject to adjustment as provided in Section 10(c). In the case of a cash-denominated Award for which the limitation set forth in the preceding sentence would not operate as an effective limitation satisfying Treasury Regulation § 1.162-27(e)(4) (including a cash Performance Award under Section 7), an Eligible Person may not be granted Awards authorizing the earning during any fiscal year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $5 million plus the amount of the Participant’s unused cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant’s Annual Limit is used to the extent a number of shares or cash amount may be potentially earned or paid under an Award, regardless of whether such shares or amount in fact are earned or paid, and (iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award.

6.	Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee may require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option, subject to Sections 6(f), 6(h) and 8(a). Notwithstanding the foregoing, any Award resulting from an assumption or granted in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate (including a business combination) shall satisfy this Section 6(b)(i) if the assumption or substitution preserves without enlarging the in-the-money value of the original award at the date of the acquisition. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 10(c) of the Plan.

(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Section 10(k)), including, without limitation, cash, Stock (including through withholding of Stock deliverable upon exercise, except that any such withholding transaction that will result in additional accounting expense to the Company must be expressly authorized by the Committee), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including deferred delivery of shares representing the Option “profit,” at the election of the Participant or as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify).

(iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, including but not limited to the requirement that no ISO shall be granted more than ten years after the Effective Date.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of a SAR, which in no event shall exceed a period of ten years from the date of grant. The Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option (subject to Section 10(k)).

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

(i) Award and Restrictions. Issuance of Stock will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Deferred Stock may be satisfied by delivery of Stock, other Awards, or a combination thereof (subject to Section 10(k)), as determined by the Committee at the date of grant or thereafter.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Dividend Equivalents. Unless otherwise determined by the Committee, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee; provided, however, that not more than five percent of the shares of Stock authorized under the Plan may be granted pursuant this Section 6(f).

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify; provided, however, that dividend equivalents relating to a performance-based award shall be earnable only upon the achievement of the specified performance goals applicable to the performance-based award.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine; provided, however, that any such Award for which the purchase price (together with any other cash consideration paid or forgone by the Participant) is “discounted” such that it does not at least equal the Fair Market Value of the underlying shares at the date the Award is granted shall be deemed a full-value Award for purposes of this Plan. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7.	Performance Awards.

(a) Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may reserve the right to exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions; provided, however, that (i) the reservation of discretion shall be limited as specified under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m); and (ii), in the case of any Performance Award denominated in shares at the grant date (i.e., an Award which constitutes share-based equity under Financial Accounting Standards Board (FASB) Accounting Standards Codification 718 (“FASB ASC Topic 718”)), no discretion to reduce or increase the amounts payable (except as provided under Section 10(c)) shall be reserved unless such reservation of discretion is expressly stated by the Committee at the time it acts to authorize or approve the grant of such Performance Award.

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a preestablished performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall he used by the Committee in establishing performance goals for such Performance Awards: (1) net sales or revenues; (2) earnings measures, including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) net income or net income per common share (basic or diluted); (4) return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (6) interest expense after taxes; (7) net economic profit (operating earnings minus a charge for capital) or economic value created; (8) operating margin or profit margin; (9) shareholder value creation measures, including stock price or total shareholder return; (10) dividend payout levels, including as a percentage of net income; (11) expense targets, working capital targets, or operating efficiency; and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, or other financial and general and administrative expenses for the performance period.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee in accordance with Section 7(b)(iv). The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. Subject to Section 7(a), the Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b) to the extent that such discretion would increase the amount payable above that amount designated as potentially payable upon achievement of the performance goal intended to qualify the Award as “performance-based compensation” under Code Section 162(m). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances (if any) in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a change in control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(c). Not later than the applicable deadline specified in Section 7(b)(iii), the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, the amount(s) potentially payable thereunder, and the performance period in which such amount(s) may be earned. The amount(s) potentially payable as Annual Incentive Awards shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an Annual Incentive Award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be pre-established by the Committee. The foregoing notwithstanding, if any portion of the Annual Incentive pool for a given fiscal year is not allocated and paid out for that year, the Committee, at any time after such fiscal year, may allocate and pay out from such then-unallocated amounts of hypothetical funding remaining an Award to any Eligible Person other than a Covered Employee, but such allocations may not affect the allocations or payouts to any Covered Employee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5(b). After the end of the performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. Other provisions of Section 7(b) shall apply to an Annual Incentive Award under this Section 7(c).

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

8.	Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to Sections 10(e) and 10(k), the Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award, and the fair value of any surrendered Award or award may be used to reduce the fair-value purchase price of any other Award.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii) and 6(c)(ii).

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan (including Sections 10(k) and 11)) and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property and may be made in it single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (subject to Sections 10(k) and 11)). Installment or deferred payments may be required by the Committee (subject to Sections 10(e) and 11) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a substantial risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii) and subject to Section 11.

(d) No Personal Loans or Reloads. No term of an Award shall provide for a personal loan to a Participant, including for payment of the exercise price of an Option or withholding taxes relating to any Award. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.

(e) Exemptions from Section 16(b) Liability. With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt from liability under Rule 16b-3 or otherwise not subject to liability under Section 16(b)), except that this provision shall not apply to sales by such a Participant, and such a Participant may engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award (subject to Sections 10(k) and 10(l)) in order that a Participant who is subject to Section 16 of the Exchange Act will avoid incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

9.	Additional Award Forfeiture Provisions.

The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to retain cash, Stock, other Awards or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award, upon (i) compliance by the Participant with specified conditions relating to adherence to standards of conduct in the preparation of financial statements and reports filed with the Securities and Exchange Commission, non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company; and (ii), in the case of performance-based compensation, the absence of material inaccuracies in the financial or other information upon which achievement of performance goals was assessed.

10.	General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that (i) Awards and related rights shall be transferred to a Participant’s Beneficiary or Beneficiaries upon the death of the Participant, and (ii), subject to Section 11(a)(viii), Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee and the Committee has determined that there will be no transfer of the Award to a third party for value, and subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination. repurchase, share exchange, liquidation. dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the aggregate share limitation and full-value share limitation then applicable under the Plan, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award in settlement of such Award (subject to Section 10(k)). The Committee shall provide for such equitable adjustments of outstanding awards in order to preserve the positive intrinsic value of such awards, unless in the circumstances the Participant would be able to realize such intrinsic value in the absence of an adjustment. In furtherance of the foregoing, a Participant shall have a legal right to an adjustment to an outstanding Award which constitutes “share-based payment arrangement” in the event of an “equity restructuring,” as such terms are defined under FASB ASC Topic 718, which adjustment shall preserve without enlarging the value of the Award to the Participant. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority or the making of a particular adjustment would cause Options, SARs, or Performance Awards granted under Section 8 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify.

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld provided that any such withholding transaction that will result in additional accounting expense to the Company must be expressly authorized by the Committee.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the effectiveness of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of ISOs under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten days thereof.

(e) Changes to the Plan and Awards. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the Nasdaq Stock Market or such other stock exchange on which the Stock may then be listed, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to shareholders for approval. The Committee is authorized to amend the Plan if its actions are within the scope of the Committee’s authority under its charter, and subject to all other requirements that would apply if the amendment were approved by the Board. The Committee is authorized to amend outstanding Awards, except as limited by the Plan. The Board and Committee may not, however, amend outstanding Awards (including by means of an amendment to the Plan), without the consent of an affected Participant, if such amendment would materially and adversely affect the rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty materially adverse to the Participant, and any discretion reserved by the Board or Committee with respect to an Award is not limited by this provision). Without the approval of shareholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its exercise price or base price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Restricted Stock, other equity, or cash or other property, unless the cancellation and exchange or substitution occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, Restricted Stock or other equity is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under generally accepted accounting principles, and regardless of whether it is voluntary on the part of the Participant. Adjustments to awards under Section 10(c) will not be deemed “repricings,” however. The Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent that the waived or modified term would be then mandatory for a new Award of the same type under the Plan.

(f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law and subject to Section 11, deduct from and set off against any amounts the Company or it subsidiary or affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant. Such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation (excluding awards of Restricted Stock). With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether and when cash, other Awards or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of authorization or grant of an Award. Accordingly, the terms of Sections 7(b), (c), and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Certain Limitations Relating to Accounting Treatment of Awards. Other provisions of the Plan notwithstanding, the Committee’s authority under the Plan (including under Sections 8, 10(c) and 10(e)) is limited to the extent necessary to ensure that any Award of a type that the Committee has intended to be “share-based equity” (and not a “share-based liability”) subject to fixed accounting with a measurement date at the date of grant under FASB ASC Topic 718 shall not be deemed a share-based liability (subject to “variable” accounting) solely due to the existence of such authority, unless the Committee specifically determines that the Award shall remain outstanding as a share-based liability (i.e., subject to such “variable” accounting).

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any agreement under the Plan shall be determined in accordance with the Pennsylvania Business Corporation Law, to the extent applicable, other laws (including those governing contracts) of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States or is subject to taxation by a non-U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, sound business practices and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan. No Participant shall have any of the rights or privileges of a shareholder of the Company under the Plan, including as a result of the grant of an Award or the creation of any trust and deposit of shares therein, except at such time as an Option or SAR may have been duly exercised or shares may be actually delivered in settlement of an Award; provided, however, that a Participant granted Restricted Stock shall have rights of a shareholder except to the extent that those rights are limited by the terms of the Plan and the agreement relating to the Restricted Stock. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate or in any particular office or position, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, or (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. An Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any subsidiary or affiliate and shall not affect any benefits under any other benefit plan at any time in effect under which the availability or amount of benefits is related to the level of compensation (unless required by such other plan or arrangement with specific reference to Awards under this Plan, provided that cash Annual Incentive Awards will generally be deemed to be annual bonuses or annual incentives under such other plans or arrangements).

(o) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(p) Plan Effective Date and Termination. The Plan shall become effective if, and at such time as, the shareholders of the Company have approved it by a majority of the votes cast at a duly held meeting of shareholders at which a quorum is present. Upon such approval of the Plan by the shareholders of the Company, no new awards shall be granted under the 2004 Stock Award and Incentive Plan, but any outstanding awards under such plan shall continue in accordance with their terms (and any authority of the Committee to amend those awards shall continue under such plan). Unless earlier terminated by action of the Board of Directors, the authority to make new grants under this Plan shall terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan, with the Plan otherwise to remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

11.	Compliance with Code Section 409A

(a) 409A Awards and Deferrals. Other provisions of the Plan notwithstanding, the terms of any 409A Award, including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Awards:

(i)	Elections. If a Participant is permitted to elect to defer compensation and in lieu thereof receive an Award, or is permitted to elect to defer any payment under an Award, such election will be permitted only at times and otherwise in compliance with Section 409A. Such election shall be made in accordance with Exhibit A to the 2004 Stock Award and Incentive Plan.

(ii)	Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Section 409A) in accordance with, and to the fullest extent permitted by, applicable guidance of the Internal Revenue Service under Code Section 409A.

(iii)	Exercise and Distribution. Except as provided in Section 11(a)(iv) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(A)	Specified Time. A specified time or a fixed schedule;

(B)	Separation from Service. The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “specified employee” under Treasury Regulation § 1.409A-1(i), settlement under this Section 11(a)(iii)(B) shall instead occur at the expiration of the six-month period following separation from service under Section 409A(a)(2)(B)(i). During such six-month delay period, no acceleration of settlement may occur, except (1) acceleration shall occur in the event of death of the Participant, (2), if the distribution date was specified as the earlier of separation from service or a fixed date and the fixed date falls within the delay period, the distribution shall be triggered by the fixed date, and (3) acceleration may be permitted otherwise if and to the extent permitted under Section 409A. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period. With respect to any 409A Award, a reference in any agreement or other governing document to a “termination of employment” which triggers a distribution shall be deemed to mean a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h);

(C)

Death. The death of the Participant. Unless a specific time otherwise is stated for payment of a 409A Award upon death, such payment shall occur in the calendar year in which falls the 30th day after death;

(D)	Disability. The date the Participant has experienced a 409A Disability (as defined below); and

(E)	409A Change in Control. The occurrence of a 409A Change in Control (as defined below).

(iv)	No Acceleration. The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 11(a)(iii) hereof, except in the case of one of the following events:

(A)	Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(B)	Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(C)	Conflicts of Interest. Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(D)	Change. The Committee may exercise the discretionary right to accelerate the lapse of the substantial risk of forfeiture of any unvested compensation deemed to be a 409A Award upon a 409A Change in Control or to terminate the Plan upon or within 12 months after a 409A Change in Control, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(v)	Definitions. For purposes of this Section 11, the following terms shall be defined as set forth below:

(A)	“409A Change in Control” shall be deemed to have occurred if, in connection with any event defined as a change in control relating to a 409A Award under any applicable Company document, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(B)	“409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(C)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(vi)	Time of Distribution. In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the Award is specified to occur. In the case of any distribution of a 409A Award during a specified period following a settlement date, the maximum period shall be 90 days, and the Participant shall have no influence (other than permitted deferral elections) on any determination as to the tax year in which the distribution will be made during any period in which a distribution may be made.

(vii)	Determination of “Specified Employee.” For purposes of a distributions under Section 11(a)(iii)(B), status of a Participant as a “specified employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(viii)	Non-Transferability. The provisions of Section 10(b) notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

(ix)	Limitation on Setoffs. If the Company has a right of setoff that could apply to a 409A Award, such right may only be exercised at the time the 409A Award would have been distributed to the Participant or his or her Beneficiary, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the distribution date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.

(x)	409A Rules Do Not Constitute Waiver of Other Restrictions. The rules applicable to 409A Awards under this Section 11(a) constitute further restrictions on terms of Awards set forth elsewhere in this Plan.

(b) Separate Payments. Unless otherwise specified in the applicable Award agreement, each vesting tranche of an Award shall be deemed to be a separate payment for purposes of Code Section 409A, and any portion of a vesting tranche that would vest on a pro rata basis in the event of a separation from service on December 31 of a given year and the portion that would or would not vest pro rata for the period from the beginning of a calendar year to the end of the Company’s fiscal year, and the remaining portion of such vesting tranche that would not so vest, each shall be deemed to be a separate payment for purposes of Code Section 409A.

(c) Distributions Upon Vesting. In the case of any Non-409A Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than the 15th day of the third month after the end of the fiscal year in which the substantial risk of forfeiture lapsed, and if a determination is to be made promptly following the end of a performance year (as in the case of performance shares) then the determination of the level of achievement of performance and the distribution shall be made between the start of the subsequent fiscal year and the 15th day of the third month of such subsequent fiscal year. In all cases, the Participant shall have no influence (aside from any permitted deferral election) on any determination as to the tax year in which the distribution will be made.

(d) Limitation on Adjustments. Any adjustment under Section 10(c) shall be implemented in a way that complies with applicable requirements under Section 409A so that Non-409A Option/SARs do not, due to the adjustment, become 409A Awards, and otherwise so that no adverse consequences under Section 409A result to Participants.

(e) Release or Other Termination Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a termination of employment, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s termination of employment, which must be returned within the minimum time period required by law and must not be revoked by the Participant within the applicable time period for revocation in order for the Participant to satisfy any such condition. If any amount payable during a fixed period following termination of employment is subject to such a requirement and the fixed period would begin in one tax year and end in the next tax year, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit but with distribution from such escrow remaining subject to the Participant’s execution and non-revocation of such release or other document.

(f) Special Disability Provision. Unless otherwise provided in an applicable Award agreement or other governing document, in case of a disability of a Participant, (i) for any Award or portion thereof that constitutes a short-term deferral for purposes of Section 409A, the Company shall determine whether the Participant’s circumstances are such that the Participant will not return to service, in which case such disability will be treated as a termination of employment for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting, and (ii) for any Award or portion thereof that constitutes a 409A Award, the Company shall determine whether there has occurred a “separation from service” as defined under Treasury Regulation § 1.409A-1(h) based on Participant’s circumstances, in which case such disability will be treated as a separation from service for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting. In each case, the Participant shall be accorded the benefit of vesting that would result in the case of disability in the absence of this provision, so that the operation of this provision, intended to comply with Section 409A, will not disadvantage the Participant. The Company’s determinations hereunder will be made within 30 days after the disability arises or there occurs a material change in the Participant’s condition that constitutes the disability. In the case of any short-term deferral, if (i) circumstances arise constituting a disability but not constituting a termination of employment, (ii) the Award would provide for vesting upon a termination due to disability, and (iii) the Award would not qualify as a short-term deferral if the Participant were then permitted to elect the time at which to terminate employment due to the disability, then only the Company will be entitled to act to terminate Participant’s employment due to disability.

(g) Limit on Authority to Amend. The authority to adopt amendments under Section 10(e) does not include authority to take action by amendment that would have the effect of causing Awards to fail to meet applicable requirements of Section 409A.

(h) Scope and Application of this Provision. For purposes of this Section 11, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.